UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)
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☐	Definitive Proxy Statement

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☐	Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12
TTM TECHNOLOGIES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, of Other Than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 24, 2011

To our Stockholders:
     The 2011 annual meeting of stockholders of TTM Technologies, Inc. will be held at 10:00 a.m., local time, on Tuesday, May 24, 2011 at our Stafford Springs offices located at 15 Industrial Park Drive, Stafford Springs, Connecticut 06076, for the following purposes:
     1. To elect three class II directors to serve for a term expiring in 2014;
     2. To hold an advisory, non-binding vote on the compensation of our named executive officers;
     3. To hold an advisory, non-binding vote on the frequency of future advisory votes on the compensation of our named executive officers;
     4. To ratify the appointment of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as our independent registered public accountants for the fiscal year ending December 31, 2011;
     5. To re-approve the material terms of the performance goals under our 2006 Incentive Compensation Plan for purposes of Section 162(m) of the Internal Revenue Code;
     6. To approve an amendment to our certificate of incorporation to increase the number of authorized shares of our common stock from 100,000,000 to 200,000,000; and
     7. To consider any other matters that properly come before the meeting and any postponement or adjournment thereof.
     This year we are mailing full sets of proxy materials to our stockholders. We expect to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders via the Internet again next year.
     Stockholders of record as of the close of business on March 28, 2011 are entitled to notice of, and to vote at, the annual meeting and any postponement or adjournment thereof. Whether or not you expect to be present, please vote your shares using the Internet by following the instructions in this proxy statement. Of course, you may also vote by signing, dating, and returning the enclosed proxy card in the enclosed pre-addressed envelope. No postage is required if mailed in the United States.

By Order of the Board of Directors
Santa Ana, California April [22], 2011	Steven W. Richards, Secretary

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Page
Proxy Statement	3
About the Meeting	3
Proposal One — Election of Directors	7
Director Compensation	16
Security Ownership of Certain Beneficial Owners and Management	19
Section 16(a) Beneficial Ownership Reporting Compliance	21
Compensation Discussion and Analysis	22
Executive Compensation	40
Equity Compensation Plan Information	48
Proposal Two — Advisory Vote Approving Named Executive Officer Compensation	49
Proposal Three — Advisory Vote on the Frequency of Future Advisory Votes on Named Executive Officer Compensation	50
Proposal Four — Ratification of Appointment of Independent Registered Public Accountants	51
Report of the Audit Committee of the Board of Directors	53
Proposal Five — Re-approval of Material Terms of 2006 Incentive Compensation Plan Performance Goals for Purposes of Internal Revenue Code Section 162(m)	55
Proposal Six — Amendment to Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock	60
Certain Relationships and Related Transactions	62
Stockholder Proposals for Our 2012 Annual Meeting	63
Other Matters	63

ii

TTM TECHNOLOGIES, INC.
2011 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

     This proxy statement contains information related to our annual meeting of stockholders to be held on Tuesday, May 24, 2011, beginning at 10:00 a.m. local time at our Stafford Springs offices located at 15 Industrial Park Drive, Stafford Springs, Connecticut 06076, and at any adjournments or postponements of the meeting. The purpose of this proxy statement is to solicit proxies from the holders of our common stock for use at the meeting. On or about April 22, 2011, we began mailing a full set of the proxy materials and our annual report to stockholders. For information on how to vote your shares, see the instructions included on the proxy card and under “How do I vote?” on page 2.
ABOUT THE MEETING
What is the purpose of the annual meeting?
     At the annual meeting, stockholders will be asked to (1) elect three class II directors to serve for a term expiring in 2014; (2) cast an advisory, non-binding vote on the compensation of our named executive officers; (3) cast an advisory, non-binding vote on the frequency of future advisory votes on the compensation of our named executive officers; (4) ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 31, 2011; (5) re-approve the material terms of the performance goals under our 2006 Incentive Compensation Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (referred to as the Internal Revenue Code); and (6) approve an amendment to our certificate of incorporation to increase the number of authorized shares of our common stock from 100,000,000 to 200,000,000. In addition, our management will report on our performance during 2010 and respond to questions from our stockholders.
Who is entitled to vote at the meeting?
     Only stockholders of record at the close of business on March 28, 2011, the record date for the annual meeting, are entitled to receive notice of the meeting and to vote the shares of our common stock that they held on that date at the meeting, and any postponements or adjournments of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon at the meeting.
Who may attend the meeting?
     All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.
What constitutes a quorum?
     The presence at the meeting, in person or by proxy, of the holders of a majority of all of the shares of common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. As of the record date, 81,185,720 shares of our common stock were outstanding. Abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.
     If less than a majority of the outstanding shares of common stock entitled to vote are represented at the meeting, a majority of the shares present at the meeting may adjourn the meeting to another date, time, or place, and notice need not be given of the new date, time, or place if the new date, time, or place is announced at the meeting before an adjournment is taken.
How do I vote?
     If you are the stockholder of record (that is, the shares are held in your name), you may vote your proxy in one of two convenient ways:
Via the Internet
     Go to www.ttmtech.com/stockholdersmeeting and follow the instructions. You will need the 11-digit control number that appears on your proxy card included with this proxy statement. This method of voting will be available until 11:59 p.m., Eastern Time, on May 23, 2011.
By mail
     If you vote by traditional proxy card, mark your selections on the proxy card, date the card, and sign your name exactly as it appears on the card, then mail it in the postage-paid envelope enclosed with the materials. You should mail the proxy card in plenty of time to allow delivery to our transfer agent prior to the meeting.
     If you are a stockholder of record and attend the meeting, you may deliver your completed proxy card in person. If you are not the stockholder of record (that is, your shares are held in the name of a bank, broker, or other holder of record, which is often referred to as held in “street name”) then you will receive instructions from the holder of record that you must follow to ensure that your shares are voted as you wish. You will not be able to vote those shares at the meeting unless you have received, in advance, a proxy card from the record holder (that is, the bank, broker, or other holder of record).
     If you complete and properly sign and return a proxy card to us or complete your proxy online, your shares will be voted as you direct.
Can I revoke my proxy and change my vote?
     Yes. You may revoke your proxy and change your vote at any time before the annual meeting by submitting to our corporate secretary at our corporate offices a notice of revocation or a duly executed proxy bearing a later date (or voting via the Internet). The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.
What does it mean if I receive more than one notice?
     This means that your shares are registered differently and are held in more than one account. To ensure that all shares are voted, please either vote each account over the Internet or sign and return by mail all proxy cards. We encourage you to register all of your shares in the same name and address by contacting the Shareholder Services Department at our transfer agent, American Stock Transfer & Trust Company, at (800) 937-5449. If you hold your shares through an account with a bank or broker, you should contact your bank or broker and request consolidation of your accounts.
What are the recommendations of our board of directors?
     If you sign and return your proxy card but do not specify how you want your shares voted, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. Each of the recommendations of our board of directors is set forth together with the description of each item in this proxy statement. In summary, our board of directors recommends a vote (1) “for” the election of each of its nominees for class II director; (2) “for” approval of the compensation of our named executive officers; (3) in favor of an advisory vote on the compensation of our named executive officers every three years; (4) “for” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 31, 2011; (5) “for” re-approval of the material terms of the performance goals under our 2006 Incentive Compensation Plan for purposes of Section 162(m) of the Internal Revenue Code; and (6) “for” approval of the amendment to our certificate of incorporation to increase the number of authorized shares of our common stock from 100,000,000 to 200,000,000.
     Our board of directors does not know of any other matters that may be brought before the meeting nor does it foresee or have reason to believe that the proxy holders will have to vote for a substitute or alternate board nominee for director. In the event that any other matter should properly come before the meeting or any nominee for director is not available for election, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in accordance with their best judgment.
What vote is required to approve each item?
     Proposal One — Election of Directors. Assuming that a quorum is present, the three persons receiving the largest number of “for” votes of our common stock present in person or by proxy at the meeting and entitled to vote (a plurality) will be elected directors. Stockholders do not have the right to cumulate their votes for directors.
     Proposal Two — Advisory Vote on Named Executive Officer Compensation. The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote will be required for approval of the compensation of our named executive officers. Because this vote is advisory, it will not be binding upon our board of directors. However, the compensation committee and our board of directors will take into account the outcome of the vote when considering future executive compensation arrangements.
     Proposal Three — Advisory Vote on Frequency of Future Advisory Votes on Named Executive Officer Compensation. The option of one year, two years, or three years that receives a majority of votes cast will be the frequency of future advisory votes on the compensation of our named executive officers. Because this vote is advisory, it will not be binding upon our board of directors. However, the compensation committee of the board of directors will take into account the outcome of the vote when considering the frequency of future advisory votes on named executive officer compensation.
     Proposal Four — Ratification of the Appointment of Independent Registered Public Accountants. The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote will be required for approval of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 31, 2011.
     Proposal Five — Re-Approval of Material Terms of the Performance Goals In 2006 Incentive Compensation Plan for Section 162(m) Purposes. The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote will be required for re-approval of the material terms of the performance goals under our 2006 Incentive Compensation Plan for Section 162(m) purposes.
     Proposal Six — Amendment to Certificate of Incorporation to Increase Number of Authorized Shares of Common Stock. The affirmative vote of a majority of the shares of our common stock entitled to vote will be required to approve an amendment to our certificate of incorporation to increase the number of authorized shares of our common stock from 100,000,000 to 200,000,000.
     Other Items. For each other item, the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote will be required for approval.
What are the effects of broker non-votes?
     If you do not provide your broker or other nominee with instructions on how to vote your street name shares, your broker or nominee will not be permitted to vote them on “non-routine” matters (a broker non-vote).

The election of directors (Proposal One), the advisory vote on executive compensation (Proposal Two), the advisory vote on the frequency of future advisory votes on executive compensation (Proposal Three), and the re-approval of the material terms of our 2006 Incentive Compensation Plan performance goals (Proposal Five) are matters considered non-routine under applicable rules. Shares subject to a broker non-vote will not be considered entitled to vote with respect to Proposals One, Two, Three, and Five and will not affect the outcome on those Proposals. Please note that brokers may not vote your shares on these Proposals in the absence of your specific instructions as to how to vote. We encourage you to provide instructions to your broker regarding the voting of your shares.
     The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011 (Proposal Four) and the approval of an amendment to our increase the number of shares of authorized common stock (Proposal Six) are matters considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposals Four and Six. If a broker non-vote did exist with respect to Proposal Six, it would have the effect of a vote against such proposal.
How are abstentions treated?
     Abstentions will have no effect on Proposals One and Three. Abstentions will be treated as being present and entitled to vote on Proposals Two, Four, Five, and Six and therefore, will have the effect of votes against such proposals.
Who will pay for the preparation of the proxy?
     We will pay the cost of soliciting proxies. In addition to the use of mail, our employees may solicit proxies personally, by e-mail, facsimile, and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers, and other custodians, nominees, and fiduciaries to forward copies of the proxy materials to the beneficial owners of our common stock and to request authority for the execution of proxies, and we may reimburse such persons for their expenses incurred in connection with these activities.
     Our principal executive offices are located at 2630 S. Harbor Boulevard, Santa Ana, California 92704, and our telephone number is (714) 327-3000. A list of stockholders entitled to vote at the annual meeting will be available at our offices for a period of 10 days prior to the meeting and at the meeting itself for examination by any stockholder.

PROPOSAL ONE — ELECTION OF DIRECTORS
Directors and Nominees
     Our board of directors is currently comprised of 11 directors. However, following the annual meeting of stockholders, we anticipate that there will be 10 directors. In November 2010, Mr. Richard P. Beck announced his intention not to stand for reelection at the end of his term at the annual meeting. Following the annual meeting, our board of directors will take action to reduce its size to 10 members. Our board of directors is divided into three classes with each class of directors serving for a three-year term or until successors of that class have been elected and qualified. At the annual meeting, our stockholders will be asked to elect three class II directors. Each director elected at the 2011 annual meeting will serve for a term expiring at the 2014 annual meeting or until his successor has been duly elected and qualified.
     Our board of directors has nominated Kenton K. Alder, Philip G. Franklin, and Jacques S. Gansler, each of whom currently serves as a class II director, to stand for re-election at the annual meeting. If Messrs. Alder, Franklin, and Gansler are re-elected, they will serve three-year terms expiring at the annual meeting of stockholders in 2014.
     James K. Bass, Thomas T. Edman, Tang Chung Yen, Tom, and Dov S. Zakheim serve as class I directors and their terms will expire at the annual meeting of stockholders in 2013. Ronald W. Iverson, Robert E. Klatell, and John G. Mayer serve as class III directors, and their terms will expire at the annual meeting of stockholders in 2012.
     Our board of directors has no reason to believe that any of its nominees will refuse or be unable to accept election. However, if any nominee is unable to accept election or if any other unforeseen contingencies should arise, our board of directors may designate a substitute nominee. If our board of directors designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by our board of directors.
     Our board of directors recommends a vote “for” the nominees for class II director.
     The following table, together with the accompanying text, sets forth certain information with respect to each of our directors.

Name	Age	Position(s) Held
Robert E. Klatell	65	Chairman of the Board
Kenton K. Alder	61	Chief Executive Officer, President, and Director
Tang Chung Yen, Tom	50	Managing Director — Asia Pacific Region and Director
James K. Bass	54	Director
Thomas T. Edman	48	Director
Philip G. Franklin	59	Director
Jacques S. Gansler	76	Director
Ronald W. Iverson	68	Director
John G. Mayer	60	Director
Dov S. Zakheim	62	Director
     Robert E. Klatell has served as a director of our company since September 2004 and our Chairman of the Board since May 2005. Mr. Klatell is presently retired. Since November 2009, Mr. Klatell has served as a director of PBSJ Corporation and a member of its compensation committee, and has served on its audit committee since February 2010. From 2003 to 2009, Mr. Klatell served as a director of Datascope Corp., a medical device company that develops, manufactures, and markets proprietary products for clinical health care markets. From December 2005 to December 2007, Mr. Klatell served as Chief Executive Officer and a director of DICOM Group plc, a publicly held company (London Stock Exchange) that provides information capture and communications solutions. From 2003 to 2006, Mr. Klatell served as a director of Mediagrif Interactive Technologies, an operator of e-business networks and provider of e-business solutions. Mr. Klatell served as a consultant to Arrow Electronics, Inc. from January 2004 to December 2004. Mr. Klatell served in various executive capacities at Arrow Electronics, Inc. from February 1976 to December 2003, most recently as Executive Vice President from July 1995 to December 2003.

Mr. Klatell holds a Bachelor of Arts degree in History from Williams College and a Juris Doctor from New York University School of Law.
     Our board of directors has determined that Mr. Klatell is an independent director. Mr. Klatell was nominated to the board of directors because of his extensive experience with operations management and his knowledge of corporate governance and global mergers and acquisitions. His membership with the National Association of Corporate Directors provides him with up to date information on corporate governance best practices and the tools necessary to bring his leadership to our board of directors. As a result of Mr. Klatell’s significant involvement in director professionalism education, Mr. Klatell has been designated an NACD Governance Fellow by the National Association of Corporate Directors. Further, his deep knowledge of the electronics industry and direct experience in the communications industry allows him to contribute a broad perspective to discussions about our future activities and our place in the current competitive landscape.
     Kenton K. Alder has served as our Chief Executive Officer, President, and a director since March 1999. From January 1997 to July 1998, Mr. Alder served as Vice President of Tyco Printed Circuit Group, Inc., a printed circuit board (PCB) manufacturer. Prior to that time, Mr. Alder served as President and Chief Executive Officer of ElectroStar, Inc., previously a publicly held PCB manufacturing company, from December 1994 to December 1996. From January 1987 to November 1994, Mr. Alder served as President of Lundahl Astro Circuits Inc., a predecessor company to ElectroStar, Inc. Mr. Alder holds a Bachelor of Science degree in Finance and a Bachelor of Science degree in Accounting from Utah State University.
     Mr. Alder is an employee director. Mr. Alder was nominated to the board of directors because of his role as our chief executive officer, which enables him to provide the board with insight based on his day-to-day interactions with our company, and because of his extensive operational expertise. As a management representative on our board of directors, he provides an insider’s perspective in board discussions about the business and strategic direction of our company and has experience in all aspects of our global business.
     Tang Chung Yen, Tom has served as our Managing Director — Asia Pacific Region and as a director of our company since April 8, 2010, the closing date of our acquisition of the PCB operations of Meadville Holdings Limited (referred to as Meadville). Prior to that date he was the Executive Chairman and Group Managing Director of Meadville, which he joined in 1991. He was also the Chairman of Meadville’s Executive Committee and was responsible for the leadership of Meadville’s board of directors. Mr. Tang was also a director of certain of Meadville’s subsidiaries. He has served as the honorary chairman and honorary founding chairman of Hong Kong Printed Circuit Association Limited since 2005 and 2009, respectively, and is the chairman of The Hong Kong Exporters’ Association, The Hong Kong Standards and Testing Centre Limited, and The Hong Kong Safety Institute Limited. He is also a board member of Hong Kong Science and Technology Parks Corporation, a council member of Hong Kong Trade Development Council, and a vice chairman of HK Wuxi Trade Association Limited. Since 2008, he has been a member of Shanghai & Wuxi Committee of The Chinese People’s Political Consultative Conference. He holds a degree of Master of Business Administration from New York University.
     Mr. Tang is an employee director. Mr. Tang was proposed as a nominee for our board of directors by the principal shareholders of Meadville in accordance with the shareholders agreement entered into in connection with our acquisition of the PCB operations of Meadville. Our board of directors accepted Mr. Tang as a nominee given his extensive experience with PCB operations in Asia and his business acumen, as evidenced by his senior executive role with Meadville. Mr. Tang is an officer of our company and provides an insider’s perspective to our Asian operations.
     James K. Bass has served as a director of our company since September 2000. Since May 2010, Mr. Bass has served as a director of Tigrent Inc. (OTCBB: TIGE) and as a member of its audit and governance and nominating committees. Since October 2010, Mr. Bass has served as a director of Mercury Computer Systems, Inc. (NASDAQ: MRCY) and as a member of its audit committee. From September 2005 to June 2009, Mr. Bass served as the Chief Executive Officer and a director of Piper Aircraft, Inc., a general aviation manufacturing company. He served as the Chief Executive Officer and a director of Suntron Corporation, a provider of high mix electronic manufacturing services, from its incorporation in May 2001 until May 2005, and as Chief Executive Officer of EFTC Corporation, a subsidiary of Suntron Corporation, from July 2000 until April 2001. From 1992 to July 2000, Mr. Bass was a Senior Vice President of Sony Corporation. Prior to that, Mr. Bass spent 15 years in various manufacturing management positions at the aerospace group of General Electric Corporation. Mr. Bass holds a B.S.M.E. degree from Ohio State University.
     Our board of directors has determined that Mr. Bass is an independent director. Electronic manufacturing service providers represent an important part of our customer base. Mr. Bass was nominated to the board of directors because of his extensive experience in the electronic manufacturing industry and the technology marketplace, his executive and operational experience as the chief executive officer of a public company, and his broad experience with accounting and audit matters for publicly traded companies.
     Thomas T. Edman has served as a director of our company since September 2004. Since early 2011, Mr. Edman has served as Group Vice President and General Manager of the Display Business Group and from 2006 to 2011 as Corporate Vice President of Corporate Business Development of Applied Materials, Inc., a publicly held provider of nanomanufacturing technology solutions. Prior to that, Mr. Edman served as President and Chief Executive Officer of Applied Films Corporation from May 1998 until Applied Materials, Inc. acquired Applied Films Corporation in July 2006. From June 1996 until May 1998, Mr. Edman served as Chief Operating Officer and Executive Vice President of Applied Films Corporation. From 1993 until joining Applied Films, he served as General Manager of the High Performance Materials Division of Marubeni Specialty Chemicals, Inc., a subsidiary of a major Japanese trading corporation. Mr. Edman serves on the Governing Board of the United States Display Consortium. Mr. Edman holds a Bachelor of Arts degree in East Asian studies (Japan) from Yale University and a Master’s degree in Business Administration from The Wharton School at the University of Pennsylvania.
     Our board of directors has determined that Mr. Edman is an independent director. Mr. Edman was nominated to the board of directors because of his proven business acumen and experience in the technology industry, having served in numerous senior executive roles with sizeable technology companies, including as the chief executive officer of a public company. Mr. Edman also has extensive experience in Asia and with compensation-related matters, which have proven valuable to our board of directors.
     Philip G. Franklin has served as a director of our company since November 2010. Since 1998, Mr. Franklin has served in various capacities with Littelfuse, Inc. (NASDAQ: LFUS), a designer, manufacturer, and seller of circuit protection devices for use in electronics, automotive and electrical markets, and currently serves as Vice President, Operations Support, Chief Financial Officer and Treasurer. Prior to joining Littelfuse, Inc., Mr. Franklin was Vice President and Chief Financial Officer for OmniQuip International, a construction equipment manufacturer, which he helped take public. Prior to that, Mr. Franklin served as Chief Financial Officer of Monarch Marketing Systems and Hill Refrigeration. Mr. Franklin holds a Bachelor’s degree in Economics and an Master’s degree in Business Administration from the Amos Tuck School at Dartmouth College.
     Our board of directors has determined that Mr. Franklin is an independent director and an “audit committee financial expert” as described in applicable SEC rules. Mr. Franklin was nominated to the board of directors because of his financial and accounting expertise, including a deep understanding of accounting principles, financial reporting rules and regulations, and knowledge of audit procedures.
     Jacques S. Gansler has served as a director of our company since July 2010. Since January 2001, Dr. Gansler has been a professor at the University of Maryland, where he leads the school’s Center of Public Policy and Private Enterprise. From November 1997 to January 2001, Dr. Gansler served as the U.S. Under Secretary of Defense for Acquisition, Technology, and Logistics. Prior to that, Dr. Gansler served as Executive Vice President and Corporate Director of TASC, Inc., an applied information technology company. Dr. Gansler holds a Bachelor of Engineering degree from Yale University, a Master of Engineering degree from Northeastern University, a Master of Arts degree from the New School for Social Research, and a Doctor of Philosophy degree from American University.
     Our board of directors has determined that Dr. Gansler is an independent director. Dr. Gansler was nominated to the board of directors because of his prior experience with the U.S. government, national security qualifications in the technology sector, and reputation as a distinguished academic leader in government policy.
     Ronald W. Iverson has served as a director of our company since July 2010. Since January 2007, Mr. Iverson has served as Chief Executive Officer of LGS Innovations, a wholly-owned subsidiary of Alcatel-

Lucent (EURONEXT PARIS: ALU). From June 2006 to December 2006, Mr. Iverson served as Vice President, Bell Labs for Special Projects. From July 2003 to June 2006, Mr. Iverson served as an Executive Account Manager for Air Force and Joint Systems with Northrop Grumman. Prior to that, Mr. Iverson served in the Senior Executive Service within the Department of Defense as the Deputy Director for Industrial Security. Mr. Iverson spent 32 years with the United States Air Force, retiring as a Lieutenant General in 1997. Mr. Iverson holds a Bachelor of Science degree in Agricultural Economics from the University of Idaho, is a graduate of the United States Air Force Fighter Weapons School, a graduate of the National War College, and a graduate of the Kennedy School of Government at Harvard University.
     Our board of directors has determined that Mr. Iverson is an independent director. Mr. Iverson was nominated to the board of directors because of his extensive experience in the aerospace/defense industry, his prior service with the U.S. Department of Defense and intimate knowledge of government security matters, and his prior senior role with the U.S. military.
     John G. Mayer has served as a director of our company since September 2000. Mr. Mayer is presently retired. From January 1997 to November 1999, Mr. Mayer served as Vice President of Tyco Printed Circuit Group, Inc., a PCB manufacturer. Mr. Mayer served as Chief Operating Officer of ElectroStar, Inc., previously a publicly held PCB manufacturing company, from December 1994 to December 1996. From April 1986 to November 1994, Mr. Mayer served as President of Electro-Etch Circuits, Inc., a predecessor company to ElectroStar, Inc. Mr. Mayer holds a Bachelor of Arts degree in History, the Arts and Letters from Yale University and a Juris Doctor from UCLA School of Law.
     Our board of directors has determined that Mr. Mayer is an independent director. Mr. Mayer was nominated to the board of directors because of his extensive experience in the PCB business and because of his demonstrated depth of business experience in our company’s industry.
     Dov S. Zakheim has served as a director of our company since July 2010. From May 2004 to July 2010, Dr. Zakheim served as Vice President and most recently Senior Vice President of Booz Allen Hamilton, a global strategy and technology consulting firm, where he was a leader in the firm’s global defense practice. From May 2001 to April 2004, Dr. Zakheim was Under Secretary of Defense (Comptroller) and Chief Financial Officer for the U.S. Department of Defense. From October 2002 to April 2004, Dr. Zakheim served as the U.S. Department of Defense’s coordinator of civilian programs in Afghanistan. Dr. Zakheim holds a Bachelor of Arts degree from Columbia College at Columbia University, a General Course degree from the London School of Economics, and a Doctor of Philosophy from St. Antony’s College at the University of Oxford.
     Our board of directors has determined that Dr. Zakheim is an independent director. Dr. Zakheim was nominated to the board of directors because of his substantial financial and accounting experience acquired in the course of acting as Chief Financial Officer for the U.S. Department of Defense, his expertise and leadership skills in global defense, and his national security qualifications.
     Richard P. Beck, 77, has served as a director of our company since February 2001. Mr. Beck has previously announced his intention not to stand for reelection at the end of his term at the annual meeting. Mr. Beck is presently retired. From May 1998 to August 2006, Mr. Beck served as a director of Applied Films Corporation, a publicly held manufacturer of flat panel display equipment, served on its audit and nominating and governance committees, and served as chairman of the board from October 2001 to August 2006. From September 2000 to October 2004, Mr. Beck served as a director of Photon Dynamics, Inc., a publicly held manufacturer of semiconductor test equipment and was chairman of its audit committee. From November 2001 to May 2002, Mr. Beck served as Senior Vice President of Advanced Energy Industries, Inc., a publicly held manufacturer of power conversion systems and integrated technology solutions. From February 1998 to November 2001, Mr. Beck served as Senior Vice President and Chief Financial Officer of Advanced Energy Industries and continues to serve as a director of that company, and is a member of its audit committee and chairman of its nominating and corporate governance committee. From March 1992 until February 1998, Mr. Beck served as Vice President and Chief Financial Officer of Advanced Energy. From November 1987 to March 1992, Mr. Beck served as Executive Vice President and Chief Financial Officer for Cimage Corporation, a computer software company. Mr. Beck holds a Bachelor of Science degree in Accounting and Finance and a Master of Business Administration from Babson College.
     There are no family relationships among any of our directors, director nominees, or executive officers.

Information Relating to Corporate Governance and the Board of Directors
     Our board of directors has determined, after considering all the relevant facts and circumstances, that Messrs. Bass, Beck, Edman, Franklin, Gansler, Iverson, Klatell, Mayer, and Zakheim are independent directors, as “independence” is defined by the listing standards of the Nasdaq Stock Market (referred to as Nasdaq) and by the Securities and Exchange Commission (referred to as the SEC). Accordingly, a majority of the members of our board of directors is independent. Mr. Alder is not considered an independent director as a result of his position as an executive officer of our company. Mr. Tang is not considered an independent director as a result of his former position as an executive with Meadville and certain of its subsidiaries, and as an officer of our company.
     Our bylaws authorize our board of directors to appoint among its members one or more committees, each consisting of one or more directors. Our board of directors has established four standing committees: an audit committee, a compensation committee, a nominating and corporate governance committee, and a government security committee. Each of our committees, with the exception of the government security committee (of which Mr. Alder is also a member), is comprised entirely of independent directors, as “independence” is defined by the listing standards of Nasdaq and by the SEC. Our board of directors holds executive sessions following all in-person board meetings at which the independent directors meet without the presence or participation of management.
     Our board of directors has adopted charters for the audit, compensation, and nominating and corporate governance committees describing the authority and responsibilities delegated to the committee by the board of directors. Our board of directors has also adopted corporate governance guidelines, a whistle blower policy, and a code of ethics for our chief executive officer and senior financial officers. We post on our website, at www.ttmtech.com, the charters of our audit, compensation, and nominating and corporate governance committees; our corporate governance guidelines; our whistle blower policy; our code of ethics for our chief executive officer and senior financial officers, and any amendments or waivers thereto. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at 2630 South Harbor Boulevard, Santa Ana, California 92704.
     Interested parties may communicate with our board of directors or specific members of our board of directors, including the members of our various board committees, by submitting a letter addressed to the board of directors of TTM Technologies, Inc., c/o any specified individual director or directors, at 2630 South Harbor Boulevard, Santa Ana, California 92704. We will forward any such letters to the indicated directors.
Meetings of the Board of Directors
     Our board of directors held nine meetings during the year ended December 31, 2010. All of our directors attended more than 75% of the aggregate of (i) total number of meetings of the board of directors held during fiscal year 2010, and (ii) the total number of meetings held by all committees of our board of directors on which such person served during 2010, except for Mr. Gansler. We have adopted a policy encouraging each of our directors to attend each annual meeting of stockholders and, to the extent reasonably practicable, we regularly schedule a meeting of the board of directors on the same day as the annual meeting of stockholders.
Committees of the Board of Directors
     Audit Committee. Our audit committee reviews and monitors our corporate financial reporting and our external audit, including, among other things, our internal control functions, the results and scope of the annual audit, and other services provided by our independent registered public accounting firm and our compliance with legal requirements that have a significant impact on our financial reports. Our audit committee also consults with our management and our independent registered public accounting firm regarding the preparation of financial statements and, as appropriate, initiates inquiries into aspects of our financial affairs. In addition, our audit committee has the responsibility to consider and recommend the appointment of, and to pre-approve services provided by, and fee arrangements with, our independent registered public accounting firm. The current members of our audit committee are Messrs. Beck (chairman), Bass, Franklin, Mayer, and Zakheim, each of whom is an independent director under Nasdaq listing standards as well as under SEC rules. The board of directors has determined that Mr. Beck qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Our audit committee held six meetings during 2010.

     Nominating and Corporate Governance Committee. The nominating and corporate governance committee oversees the selection and composition of our board of directors and oversees the management continuity planning processes. It establishes, monitors, and recommends the purpose, structure, and operations of the various committees of our board of directors, the criteria and qualifications for membership of each board committee, and recommends whether rotations or term limits are appropriate for the chair or committee members of the various committees. In addition, the nominating and corporate governance committee recommends individuals to stand for election as directors and recommends directors to serve on each committee as a member or as chair of the committee. The nominating and corporate governance committee reviews director compensation and recommends changes in director compensation to our board of directors. The nominating and corporate governance committee reviews and makes recommendations regarding our governing documents (including our certificate of incorporation and bylaws) and our corporate governance principles. The nominating and corporate governance committee is also responsible for considering policies relating to the meetings of our board of directors, and considers questions of independence and possible conflicts of interest of members of our board of directors and executive officers. Finally, the nominating and corporate governance committee oversees the evaluation of our board of directors and management.
     The nominating and corporate governance committee will consider persons recommended by stockholders for inclusion as nominees for election to our board of directors if the information required by our bylaws is submitted in writing in a timely manner addressed and delivered to our company’s secretary at 2630 South Harbor Boulevard, Santa Ana, California 92704. A stockholder who intends to recommend a nominee to our board of directors must provide (a) all information relating to the individual subject to the nomination that is required to be disclosed in opposition proxy statements for election of directors filed by stockholders, at their own expense, in a contested election, or is otherwise required under Regulation 14A under the Securities Exchange Act of 1934, as amended (referred to as the Exchange Act), and (b) the individual’s written consent to being named in a proxy statement as a nominee and to serving as a director if elected. The stockholder making the nomination must also provide the information required by our bylaws relating to such stockholder, including information pertaining to ownership of our capital stock, and must make certain representations relating to voting intent and delivery of proxies. The stockholder’s nominee must also deliver to our secretary a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made. The questionnaire is available from our secretary upon written request and upon the requesting person’s providing certain written representations required by our bylaws.
     The nominating and corporate governance committee identifies and evaluates nominees for our board of directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our board of directors. The nominating and corporate governance committee evaluates nominees for director in the same manner, regardless of whether the nominee is recommended by a stockholder or other person or entity.
     In making its selection of director candidates, our nominating and corporate governance committee bears in mind that the foremost responsibility of a director is to represent the interests of our stockholders as a whole. Directors are expected to exemplify the highest standards of personal and professional integrity and to constructively challenge management through their active participation and questioning. In consideration of these expectations, the nominating and corporate governance committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of our company business. The activities and associations of candidates are reviewed for any legal impediment, conflict of interest, or other consideration that might prevent service on our board of directors.
     The charter of our nominating and corporate governance committee provides that the value of diversity on our board of directors should be considered, and the nominating and corporate governance committee includes diversity as one of its criteria for board composition. While we do not have a formal policy outlining the diversity standards to be considered when evaluating director candidates, our objective is to foster diversity of thought on our board of directors. To accomplish that objective, the nominating and corporate governance committee considers ethnic and gender diversity, as well as differences in perspective, professional experience, education, national security qualifications, skill and other qualities in the context of the needs of our board of directors. The nominating and corporate governance committee evaluates its effectiveness in achieving diversity on the board of directors through its annual review of board member composition, which includes an assessment of directors’ ethnicity, gender, and industry experience, prior to recommending nominees for election.
     The current members of our nominating and corporate governance committee are Messrs. Klatell (chairman), Bass, Beck, and Gansler, each of whom is an independent director under Nasdaq listing standards as well as under SEC rules. The nominating and corporate governance committee held six meetings during 2010.
     Compensation Committee. Our compensation committee provides a general review of our compensation and benefit plans to ensure that they meet our corporate objectives. The compensation committee reviews and determines, or recommends to our board of directors, the compensation of our chief executive officer and all other individuals designated by our board of directors as executive officers of our company. In addition, our compensation committee reviews and approves our corporate goals and objectives relevant to the compensation for our chief executive officer and other executive officers, including annual performance objectives, and evaluates the performance of our chief executive officer and other executive officers in light of these goals and objectives. The compensation committee reviews and makes recommendations to our board of directors with respect to, or approves, our incentive compensation plans and equity-based plans, and activities relating to those plans. The compensation committee also establishes and periodically reviews policies in the area of perquisites for executive officers. The compensation committee may, from time to time, delegate any or all of its responsibilities to a subcommittee.
     In discharging its responsibilities, our compensation committee is empowered to investigate any matter of concern that it deems appropriate and has the sole authority, without seeking approval from the entire board of directors, to retain outside consultants for this purpose, including the authority to approve any terms of retention. Additional information regarding the role of compensation consultants and executive officers in assisting our compensation committee in determining the amount or form of executive compensation may be found in “Compensation Discussion and Analysis” below. The current members of our compensation committee are Messrs. Edman (chairman), Iverson, Klatell and Mayer, each of whom is an independent director under Nasdaq listing standards as well as under SEC rules. The compensation committee held nine meetings during 2010.
     Government Security Committee. As previously disclosed in our filings with the SEC, a portion of our business consists of manufacturing defense and defense-related items for various departments and agencies of the U.S. government, including the U.S. Department of Defense, which requires that we maintain facility security clearances under the National Industrial Security Program (referred to as NISP). The NISP requires that a corporation maintaining a facility security clearance take steps to mitigate foreign ownership, control, or influence (referred to as FOCI). As we have also previously reported, we are party to a special security agreement with the U.S. government. That special security agreement, among other things, requires that our board of directors appoint a government security committee comprised of outside directors and directors who are officers of our company, each of whom must be a U.S. resident citizen with a security clearance. The government security committee is responsible for ensuring that we maintain appropriate policies and procedures to safeguard the classified and export-controlled information in our possession, and to ensure that we comply with applicable laws and agreements. The current members of our government security committee are Messrs. Iverson (chairman), Alder, Bass, Edman, Franklin, Gansler, Klatell, Mayer, and Zakheim. The government security committee was established in October 2010 in connection with our entry into the special security agreement, held its first meeting in November 2010, and has established a policy to hold quarterly meetings each year.
Board Leadership Structure
     We believe it is the chief executive officer’s responsibility to manage our company’s operations and the chairman’s responsibility to lead our board of directors. Given the significant responsibilities with which our chairman is tasked and his active role in our governance, we believe it is beneficial to have an independent chairman whose sole job is leading the board of directors. To this end, our corporate governance guidelines provide that our chief executive officer may not be our chairman, and that our chairman will be selected from our independent directors. In making its decision to separate the chief executive officer and chairman roles, our board of directors considered the time that Mr. Alder is required to devote to the chief executive officer position in the current economic environment, particularly given the demands imposed on our global company. By segregating the role of the chairman, we reduce any duplication of effort between the chief executive officer and the chairman. We believe this provides strong leadership for our board of directors, while also positioning our chief executive officer as the leader of the company in the eyes of our customers, employees, and other stakeholders. By having another director serve as chairman of the board, Mr. Alder is better able to focus his attention on running our company. Our board of directors believes that Mr. Klatell is the most appropriate individual to serve as chairman because of his deep knowledge of our business and strategy, his experience with corporate governance matters, and his demonstrated skill and commitment to performing effectively as chairman of our board of directors.
     Our board of directors has nine independent members and two non-independent members, including our chief executive officer and Mr. Tang. A number of our independent board members are currently serving or have served as members of senior management of other public companies or governmental agencies and have served as directors of other public companies. We believe that the number of independent, experienced directors that make up our board, along with the independent oversight of the board of directors by a non-executive chairman, benefits our company and our stockholders.
     The special security agreement to which we are a party establishes certain criteria for the qualifications of our directors and the composition of our board of directors, and also requires that a certain number of directors have strong national security qualifications, no prior relationship with certain “affiliates” described in the special security agreement, and be U.S. citizens holding or eligible to hold personnel security clearances. Our board of directors meets the composition criteria set forth in the special security agreement, and any future replacement directors and director nominees will be required to meet such criteria.
     We believe that we have a strong corporate governance structure that ensures independent discussion, evaluation of, and communication with and access to, senior management. With the exception of our government security committee, of which Mr. Alder is a member, all of our board committees are composed solely of independent directors, which provides independent oversight of management. Also, our corporate governance guidelines provide that our independent directors will meet in executive session not less frequently than quarterly.
Risk Management and Oversight Process
     While our management is primarily responsible for managing risk, our board of directors and each of its committees plays a role in overseeing our risk management practices. Our full board of directors is ultimately responsible for risk oversight, and it discharges this responsibility by, among other things, receiving regular reports from our management concerning our business and the material risks that our company faces. Our board of directors annually reviews key enterprise risks identified by management, such as financial, reputational, safety and security, and compliance risks, and monitors key risks through reports and discussions regarding key risk areas at meetings of our board of directors and in committee meetings. Our board of directors also focuses on specific strategic and emerging risks in periodic strategy reviews. Our board of directors annually reviews and approves our corporate strategy and goals and our capital budgets, and in connection with that review considers risks associated with our company.
     Our board of directors allocates responsibility for overseeing risk management for our company among the full board and each of its committees. Specifically, the full board oversees significant risks primarily relating to operations, strategy, and finance. In addition, each of our committees considers risks within its area of responsibilities, as follows:
•	Our audit committee is primarily responsible for overseeing matters involving major financial risk exposures and actions management is taking to monitor such risk exposures. This includes risks relating to financial reporting and internal controls; litigation; environmental, health, and safety matters; tax matters; liability insurance programs; and compliance with legal and regulatory requirements and our code of ethics. In addition, the audit committee reviews our quarterly and annual financial reports, including any disclosure in those reports, of risk factors affecting our company and business.

•	Our compensation committee is primarily responsible for overseeing risks that may be implicated by our executive compensation programs and risks relating to the administration of those programs. In setting compensation, the compensation committee strives to create incentives that encourage appropriate risk taking behavior consistent with our business strategy. In making compensation determinations, the compensation committee considered the overall mix of compensation for employees as well as the various risk control and mitigation features of our compensation plans, including appropriate performance measures and targets and incentive plan payout maximums. To assist in satisfying these oversight responsibilities, the compensation committee has retained an outside compensation consultant and meets regularly with management to understand the financial, human resources, and stockholder implications of compensation decisions being made. Additional information on risk management considerations of our compensation committee are discussed in this proxy statement under “Compensation Discussion and Analysis — Risk Management Considerations.”

•	Our nominating and corporate governance committee is primarily responsible for risks that may be mitigated by the continued effective functioning of our board of directors and our corporate governance practices. Under its charter, the nominating and corporate governance committee is responsible for, among other things, developing and recommending to our board of directors a set of effective corporate governance principles designed to assure compliance with applicable standards.

•	Our government security committee is primarily responsible for ensuring compliance with the policies and procedures mandated by the U.S. government with respect to classified and export-controlled information in our possession, and ensuring the mitigation of FOCI.
     Through the activities of our audit, compensation, nominating and corporate governance, and government securities committees, as well as the full board of directors’ interactions with management concerning our business and the material risks that may impact our company, the board of directors is able to monitor our risk management process and offer critical insights to our management.
Related Party Transaction Policies and Procedures
     It is the responsibility of our full board of directors and our audit committee to review and approve related party transactions. It is our management’s responsibility to bring such related party transactions to the attention of our board of directors and members of our audit committee. From time to time our nominating and corporate governance committee, in accordance with its charter, will also review potential conflict of interest transactions involving members of our board of directors and our executive officers.
     In accordance with our corporate governance guidelines, any monetary engagement (other than director or employee compensation or transactions which would not require disclosure under Item 404 of Regulation S-K) (a) between a director (including any entity of which the director is a director or executive officer and any member of a director’s family as defined in Nasdaq rules) and our company or any of its affiliates or members of senior management or their families, and (b) between executive officers of our company (as designated by our board of directors) and our company or any of its affiliates, is subject to the approval of our audit committee or our independent directors. Each of our directors and executive officers must notify our board of directors in advance of entering into any such transaction.
     Our corporate governance guidelines task our board of directors, in consultation with our nominating and corporate governance committee, with reviewing annually the relationships that each director has with us, directly or indirectly. Further, our nominating and corporate governance committee is tasked with periodically reviewing the compensation arrangements and other business relationships between our directors and our company, including charitable and political contributions, in order to monitor the independence of our directors. Our corporate governance guidelines also provide that if an actual or potential conflict of interest develops, a director should report the matter immediately to the full board of directors and our audit committee for evaluation and appropriate resolution. If a director has a personal interest in a matter before our board of directors, the director must disclose the interest to the full board of directors and our audit committee, must recuse himself or herself from participation in the related discussion, and must abstain from voting on the matter.

DIRECTOR COMPENSATION
     Effective July 2010, our board of directors approved changes to our director compensation program. Based on relevant compensation survey data and discussions with our outside compensation consultant, Mercer (USA) Inc., our nominating and corporate governance committee recommended to our board of directors certain adjustments to our director compensation program to better target the market median for director compensation and eliminate separate meeting fees. The changes made in July 2010 were in response to our board of directors’ determination to adjust director compensation levels to approximate the 50th percentile of our company’s new peer group.
     Our non-employee directors receive the following compensation: an annual cash retainer of $50,000, an annual cash retainer of $4,000 for each board committee of which such director is a member (except for the government security committee), and reimbursement of expenses relating to board and board committee meetings. In addition, the chairman of the board receives an annual cash retainer of $50,000, and the chairmen of our various board committees receive annual cash retainers as follows: $13,000 to our audit committee chairman, $10,000 to our compensation committee chairman, $10,000 to our government security committee chairman, and $8,000 to our nominating and corporate governance committee chairman.
     Upon initial election, each non-employee director receives an option to purchase 20,000 shares of our common stock. The options provided to the non-employee directors expire on the tenth anniversary of the grant date and vest over a four-year period. At each annual meeting of stockholders, each non-employee director receives restricted stock units (referred to as RSUs) having a fair value on the award date of $75,000 based upon the average closing price of our common stock over the six-month period preceding the grant date. The RSUs awarded to the non-employee directors vest in full on the first anniversary of the grant date and delivery of the shares of common stock underlying the RSUs is deferred until retirement from the board of directors (or until one year after retirement in the case of certain prior grants).
     Our board of directors recognizes that stock ownership by directors may strengthen their commitment to the long-term future of our company and further align their interests with those of our stockholders. Accordingly, our corporate governance guidelines provide that our independent directors are ordinarily expected over time to beneficially own shares of our common stock (including shares owned outright, unvested shares, restricted stock units, and stock options) having a value of at least three times their annual retainer.
     Neither Mr. Alder nor Mr. Tang is separately compensated for his service as a director. Mr. Alder’s compensation as our chief executive officer is described below under “Compensation Discussion and Analysis,” “Executive Compensation” and “Equity Compensation Plan Information.” Mr. Tang received total 2010 compensation of $841,345 for his service as Managing Director — Asia Pacific Region. Mr. Tang became our Managing Director — Asia Pacific Region upon the closing of our acquisition of the PCB operations of Meadville (referred to as the PCB Combination) in April 2010. In consideration for his service to our company from April 2010 through December 31, 2010, Mr. Tang received (i) base salary of $469,112, (ii) a guaranteed bonus of $104,247 paid in January 2011 in recognition of the Chinese New Year, (iii) a discretionary bonus of $244,530 paid in April 2011 in recognition of the financial performance of our Asia Pacific Region in fiscal 2010, and (iv) $23,456 of contributions made by us on Mr. Tang’s behalf to the Mandatory Provident Fund, a saving program for the retirement of residents in Hong Kong. The amounts paid to Mr. Tang were paid in Hong Kong Dollars (HKD) and converted to U.S. Dollars using an exchange rate of 0.1287 HKD per U.S. Dollar.

Director Summary Compensation Table for Fiscal 2010
     The following table sets forth the compensation earned by our non-employee directors in respect of their services as such during fiscal year 2010.

	Fees Earned or	Stock	Option
Name	Paid in Cash(1)	Awards(2)	Awards(2)	Total
Robert E. Klatell	$100,250	$72,266	—	$172,516
James K. Bass	$51,500	$72,266	—	$123,766
Richard P. Beck	$63,000	$72,266	—	$135,266
Thomas T. Edman	$56,750	$72,266	—	$129,016
Philip G. Franklin	$12,500	$49,230	$169,160	$230,890
Jacques S. Gansler	$27,000	$72,266	$134,836	$234,102
Ronald W. Iverson	$32,000	$72,266	$134,836	$239,102
John G. Mayer	$53,750	$72,266	—	$126,016
Dov S. Zakheim	$27,000	$72,266	$134,836	$234,102

(1)	Amounts include fees payable for service as a director, committee membership, or committee chair as described in the narrative accompanying this table.

(2)	Amounts shown reflect the fair value of RSUs and stock options at the date of grant. The value is calculated in accordance with ASC Topic 718, Compensation — Stock Compensation. The fair value of an RSU is based on the closing market price of our common stock on the date of grant. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see Note 14 to our 2010 consolidated financial statements, included in our annual report on Form 10-K filed with the SEC. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the directors with respect to these awards. A supplemental table following these footnotes sets forth for non-employee directors: (i) the aggregate number of RSUs and option awards outstanding as of December 31, 2010, and (ii) the number of RSUs and option awards that were not vested as of December 31, 2010.
Outstanding Equity Awards Held by Non-Employee Directors at Fiscal 2010 Year End

	RSUs	Options	Number of	Number of
	Outstanding at	Outstanding at	RSUs That	Options That
	Fiscal Year	Fiscal Year	Have Not	Have Not
Name	End	End	Vested(1)	Vested(2)
Robert E. Klatell	24,010	28,000	7,575	—
James K. Bass	24,010	24,000 (3)	7,575	—
Richard P. Beck	24,010	40,000 (4)	7,575	—
Thomas T. Edman	24,010	28,000	7,575	—
Philip G. Franklin	3,784	20,000	3,784	20,000
Jacques S. Gansler	7,575	20,000	7,575	20,000
Ronald W. Iverson	7,575	20,000	7,575	20,000
John G. Mayer	24,010	24,000	7,575	—
Dov S. Zakheim	7,575	20,000	7,575	20,000

(1)	Mr. Beck’s RSUs will vest upon his retirement from the board at the annual meeting on May 24, 2011. All other RSUs vest in full on the first anniversary of the grant date, which was June 8, 2010 for all directors except Mr. Franklin. Mr. Franklin received a prorated grant of 3,784 RSUs for the compensation cycle in effect at the time he joined the board of directors on November 11, 2010.

(2)	Options provided to non-employee directors vest 25% each year over a four-year period.

(3)	Mr. Bass exercised 4,000 of such options in February 2011.

(4)	Mr. Beck exercised all of such options in January 2011.

Payments to Affiliates of Compensation Consultant
     In January 2010, our compensation committee engaged Mercer (USA) Inc. (referred to as Mercer) to provide the compensation committee with an executive compensation assessment and to provide our nominating and corporate governance committee with a director compensation assessment. For such services, we paid $162,213 to Mercer. As part of its engagement by our compensation committee, Mercer also provided advice to management, for no additional fees, in connection with our company’s recent hiring and compensation of our senior vice president — human resources and our vice president — internal audit. In addition, in 2010 we paid Mercer approximately $3,600 for a Shanghai manufacturing total remuneration survey.
     During 2010, we paid $134,374 to Marsh Risk & Insurance Services, who we consider an affiliate of Mercer, in connection with its rendering of insurance brokerage and risk management consulting services to our company. While the compensation committee approved the retention of Mercer as a compensation consultant, Marsh Risk & Insurance Services was retained directly by our management.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table shows the amount of each class of common stock beneficially owned as of March 1, 2011, by (a) each of our directors and named executive officers; (b) all of our directors and executive officers as a group; and (c) each person known by us to own beneficially more than five percent of our outstanding common stock.

	Shares Beneficially Owned
Name of Beneficial Owner (1)	Number	Percent (2)
Directors and Named Executive Officers:
Kenton K. Alder (3)	561,897	*
Chung Tai Keung, Canice (4)	717,670	*
Steven W. Richards (5)	188,364	*
Douglas L. Soder (6)	50,938	*
Shane S. Whiteside (7)	54,104	*
James K. Bass (8)	20,000	*
Richard P. Beck (9)	45,000	*
Thomas T. Edman (10)	28,000	*
Philip G. Franklin	—	—
Jacques S. Gansler	—	—
Ronald W. Iverson	—	—
Robert E. Klatell (11)	30,500	*
John G. Mayer (12)	24,000	*
Tang Chung Yen, Tom	—	—
Dov S. Zakheim	—	—
All directors and executive officers as a group (15 persons)	1,720,473	2.1%

5% Stockholders:
Su Sih (BVI) Limited (13)	27,561,874	34.1%
BlackRock, Inc. (14)	5,022,890	6.2%

*	Represents less than 1% of our outstanding common stock.

(1)	Except as otherwise indicated, the address of each person listed on the table is 2630 S. Harbor Blvd, Santa Ana, CA, 92704.

(2)	We have determined beneficial ownership in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, unless otherwise indicated, we have included the shares of common stock subject to options and RSUs held by that person that are currently exercisable or will become exercisable or releasable within 60 days after March 1, 2011, but we have not included those shares for purposes of computing percentage ownership of any other person. We have assumed unless otherwise indicated that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Beneficial ownership is based on 80,779,138 shares of our common stock outstanding as of March 1, 2011.

(3)	Includes 477,087 shares issuable upon the exercise of stock options that are currently vested or will become vested within 60 days after March 1, 2011 and upon the delivery of shares underlying RSUs deliverable within 60 days after March 1, 2011.

(4)	Includes 8,486 shares issuable upon the delivery of shares underlying RSUs deliverable within 60 days after March 1, 2011.

(5)	Includes 164,367 shares issuable upon the exercise of stock options that are currently vested or will become vested within 60 days after March 1, 2011 and upon the delivery of shares underlying RSUs deliverable within 60 days after March 1, 2011.

(6)	Represents shares issuable upon the exercise of stock options that are currently vested or will become vested within 60 days after March 1, 2011 and upon the delivery of shares underlying RSUs deliverable within 60 days after March 1, 2011.

(7)	Includes 46,104 shares issuable upon the exercise of stock options that are currently vested or will become vested within 60 days after March 1, 2011 and upon the delivery of shares underlying RSUs deliverable within 60 days after March 1, 2011.

(8)	Represents shares issuable upon the exercise of stock options that are currently vested or will become vested within 60 days after March 1, 2011. Does not include 16,435 shares issuable upon delivery of shares underlying vested RSUs, the delivery of which is deferred until one year after retirement from our board of directors.

(9)	Does not include 16,435 shares issuable upon delivery of shares underlying RSUs, the delivery of which is deferred until one year after retirement from our board of directors, and 7,575 shares issuable upon delivery of shares underlying RSUs deliverable upon Mr. Beck’s retirement from our board of directors at the annual meeting.

(10)	Represents shares issuable upon the exercise of stock options that are currently vested or will become vested within 60 days after March 1, 2011. Does not include 16,435 shares issuable upon delivery of shares underlying vested RSUs, the delivery of which is deferred until one year after retirement from our board of directors.

(11)	Includes 28,000 shares issuable upon the exercise of stock options that are currently vested or will become vested within 60 days after March 1, 2011. Does not include 16,435 shares issuable upon delivery of shares underlying vested RSUs, the delivery of which is deferred until one year after retirement from our board of directors.

(12)	Represents shares issuable upon the exercise of stock options that are currently vested or will become vested within 60 days after March 1, 2011. Does not include 16,435 shares issuable upon delivery of shares underlying vested RSUs, the delivery of which is deferred until one year after retirement from our board of directors.

(13)	Represents shares of our common stock held by Su Sih (BVI) Limited, a company organized under the laws of the British Virgin Islands (referred to as Su Sih). Su Sih is a holding company wholly owned by Mr. Tang Hsiang Chien, a citizen of Hong Kong Special Administrative Region of People’s Republic of China and the father of our director Mr. Tang Chung Yen, Tom. Mr. Tang Hsiang Chien and Su Sih each have sole voting and dispositive power over such shares. Such information is as reported on Schedule 13G/A filed by Mr. Tang Hsiang Chien and Su Sih with the SEC on May 27, 2010. The address of Su Sih is Room 2407, ING Tower, 308 Des Voeux Road, Central, Hong Kong.

(14)	Represents shares of our common stock held by BlackRock, Inc. and certain of its affiliates (referred to as BlackRock). Such information is as reported on Schedule 13G/A filed by BlackRock with the SEC on February 9, 2011. The address for BlackRock is 40 East 52nd Street, New York, New York 10022.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires our directors, officers, and persons who own more than 10% of a registered class of our securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Directors, officers, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
     Based solely upon our review of the copies of such forms that we received during the year ended December 31, 2010, and written representations that no other reports were required, we believe that each person who at any time during such year was a director, officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during 2010.

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Philosophy and Objectives
     Our executive compensation program, which is established by the compensation committee of our board of directors, is intended to attract, motivate, and retain executives and key employees and reward the creation of stockholder value. We seek to provide executive compensation packages that are competitive with comparable companies and reward the achievement of short-term and long-term performance goals.
     Like most companies, we use a combination of fixed and variable compensation programs to reward and incentivize strong performance, as well as to align the interests of our executives with our stockholders. Our compensation philosophy generally targets total compensation at the 50th percentile of comparable companies. We believe that targeting compensation at or near the median of comparable companies will enable us to remain competitive in attracting and retaining qualified executive officers while avoiding paying amounts in excess of what we believe is necessary to attract and retain such executive officers. However, our compensation committee’s decisions on target compensation for specific individuals are also influenced by a variety of additional factors, including company and individual performance. This compensation philosophy, and the program structure approved by our compensation committee, is intended to maintain our ability to attract, retain and motivate individuals who can help us achieve the superior results that our stockholders expect.
     Each year our compensation committee, together with our senior management, establishes performance targets for short- and long-term incentive plans that require the achievement of significant financial results. Each year our compensation committee determines compensation by assessing prior year performance against these established financial targets, as well as other factors such as the compensation paid by comparable companies, achievement of strategic objectives, improvements in market share and the professional development and potential of individual officers. Ultimately, the amount of compensation awarded to our executives is determined based on our performance and what our compensation committee believes is in the best interests of our stockholders.
     We believe that our 2010 decision to replace stock options with performance restricted stock units (referred to as PRUs), together with our continuing use of an annual incentive bonus program that is based on our company-wide operating income, shows that we have closely linked executive officer pay to performance. Our pay mix consists primarily of base salary, annual performance-based bonuses, time-based equity incentives, and performance-based equity incentives, and we have limited all other compensation to our executive officers. We have no guaranteed bonuses except for the customary two months’ base salary bonus paid in our Asia Pacific Region, no pension plans or other executive retirement plans except our 401(k) plan available to North America employees, no tax gross-up arrangements and, except for the housing allowance provided to the chief executive officer of our Asia Pacific Region, no executive perquisites such as company-paid personal travel, financial planning assistance or car allowances.
Executive Summary
     For 2010, our compensation committee engaged a new outside compensation consultant. That consultant developed a new peer group for benchmarking purposes, one that was selected to reflect that our revenues approximately doubled as a result of the PCB Combination. Our compensation consultant also provided comparative analyses relative to a composite of general industry survey data, adjusted for the size of our company with the particular target scope based on the respective responsibilities of our senior management team. As discussed more fully below, for 2010 and 2011 our compensation committee determined to:
•	use both our new peer group and the composite global compensation survey data as the primary benchmarking tools for evaluating executive compensation, taking into account future global organizational structures for our management team;

•	increase the base salaries of our officers after our 2009 company-wide salary freeze, as part of the committee’s overall plan to adjust compensation levels to approximate the 50th percentile of comparable companies by 2012;

•	add PRUs to our long-term incentive program in order to strengthen pay-for-performance and directly incorporate revenue and earnings before interest, tax, depreciation and amortization expense (referred to as EBITDA) objectives;

•	include in our PRU program the use of a modifier tied to our total stockholder return over a three-year period relative to S&P 600 companies, and thereby provide balance between retention and linkage to stockholder value creation;

•	increase the annual incentive bonus target levels (expressed as a percentage of base salary) for each of our executive officers, bonuses that are based 100% on our company-wide operating income performance;

•	suspend the grant of stock options to our named executive officers;

•	as part of our compensation committee’s increasing emphasis on pay for performance, provide that the mix of equity awards to our executive officers is weighted more toward performance than time-vest RSUs; and

•	calculate the number of shares of our common stock subject to performance and time-vest RSUs by using the six-month trailing average closing sale price of our common stock as of the date of grant, thereby mitigating the effects of our stock price volatility.
     An important principle driving our compensation programs is our belief that it benefits our stockholders for management’s compensation to be tied to our company’s current and long-term performance. As a result, at-risk pay is expected to comprise an increasingly significant portion of our executive compensation, particularly for our most senior officers. Our compensation committee is also sensitive to the implications of compensation decisions that increase our cost structure or stockholder dilution.
Role of the Compensation Committee
     General. Our compensation committee, which is currently comprised of four independent members of our board of directors, as discussed in greater detail under “Information Relating to Corporate Governance and the Board of Directors,” is responsible for, among other things,
•	the review and approval of our compensation philosophy;

•	the review of all executive compensation plans and structures, including that of our executive officers and other members of senior management;

•	the approval (or recommendation to our board of directors) of individual compensation for our executive officers and other members of senior management, including our chief executive officer;

•	the approval of annual and long-term incentive performance metrics, as well as payouts thereunder; and

•	the review of other executive benefit plans, including perquisites.
     Our compensation committee, in consultation with the outside executive compensation consultant retained by our compensation committee, also analyzes the reasonableness of our overall executive compensation package. Our compensation committee has a written charter that delineates its responsibilities, a full copy of which is posted on our website at www.ttmtech.com.
     While our chief executive officer and other executive officers may attend meetings of the compensation committee or our board of directors from time to time, the ultimate decisions regarding executive officer compensation are made solely by the members of our compensation committee and, in the case of compensation decisions for our chief executive officer, the other non-employee members of our board of directors. These decisions are based not only on our compensation committee’s deliberations, but also from input requested from outside advisors, including our compensation committee’s outside compensation consultant, with respect to, among other things, market data analyses. The final decisions relating to our chief executive officer’s compensation have historically been based on recommendations of our compensation committee and included discussions with and approval by all of our non-employee directors without the presence of management. Decisions regarding other executive officers have typically been made by our compensation committee after considering recommendations from our chief executive officer.
     Compensation Consultant. Our compensation committee periodically engages the services of outside compensation consultants to provide advice in connection with making executive compensation determinations. The chairman of our compensation committee, in consultation with other committee members, defines the scope of any consultant’s engagement and related responsibilities. These responsibilities may include, among other things, advising on issues of executive compensation and equity compensation structure and assisting in the preparation of compensation disclosure for inclusion in our SEC filings. In fulfilling its responsibilities, the outside compensation consultant may interact with management or our other outside advisors to the extent necessary or appropriate.
     In January 2010, our compensation committee engaged Mercer to provide that committee with an executive compensation assessment and to provide our nominating and corporate governance committee with a director compensation assessment. Mercer was also engaged to provide our compensation committee with an executive compensation assessment for 2011. As part of its engagement by our compensation committee, Mercer also provided advice to management, for no additional fees, in connection with our company’s recent hiring and compensation of our senior vice president — human resources and our vice president — internal audit. In addition, in 2010 we paid Mercer approximately $3,600 for a Shanghai manufacturing total remuneration survey. Although affiliates of Mercer have provided certain services to our company as described above under “Payments to Affiliates of Compensation Consultant,” Mercer has not been retained to perform any other consulting or advisory services for our management team.
     The compensation committee’s outside compensation consultant provides analyses and recommendations that inform the committee’s decisions, but it does not decide or approve any compensation decisions. For 2010 and 2011, Mercer developed criteria used to identify peer and other comparable companies for executive compensation and performance comparisons, and reviewed various proposals presented to the committee by management. Mercer also provided updates on market trends and the regulatory environment as it related to executive compensation. Mercer representatives met informally with our human resources and other employees, and formally with our compensation committee during its regular meetings, including from time to time in executive session without management.
     Management Role in Setting Compensation. Members of our human resources and finance departments work with our chief executive officer to recommend changes to existing compensation plans and programs, to recommend financial and other targets to be achieved under those programs, to prepare analyses of financial data and other briefing materials to assist the compensation committee in making its decisions and, ultimately, to implement the decisions of our compensation committee.
     Our chief executive officer is actively engaged in setting compensation for other executives through a variety of means, including recommending for committee approval the financial goals and the annual variable pay amounts for his executive team. He works closely with other members of executive management in analyzing relevant market data to determine base salary and annual target bonus opportunities for senior management and to develop targets for our short- and long-term incentive plans. Our chief executive officer is subject to the same financial performance goals as our other executive officers, all of which are ultimately determined and approved by our compensation committee.
Compensation Structure
Although the final structure may vary from year to year and officer to officer, our compensation committee utilizes three main components for executive officer compensation:

•	Base Salary — fixed pay that takes into account an individual’s duties and responsibilities, experience, expertise, and individual potential and performance;

•	Annual Incentive Bonus — variable cash compensation that takes into account our financial performance during a particular year; and

•	Long-Term Incentives — stock-based awards, including time-vest and performance restricted stock units that reflect the performance of our common stock and align executive officer and stockholder interests.
     Pay Mix. In determining the allocation each year among base salary, annual incentive bonus, and long-term equity incentive compensation, our compensation committee considers the following factors: our short- and long-term business objectives, competitive trends within our industry, and the importance of creating a performance-based environment that ties a significant portion of each executive officer’s compensation to the achievement of performance targets and corporate objectives. When considering a proposed compensation package for an executive officer, our compensation committee considers the compensation package as a whole, including each element of total compensation. For example, before determining officer compensation for 2011, our compensation committee reviewed “tally sheets” that listed, for each executive, each element of compensation paid in 2010, including base salary, 2010 incentive bonus, the value of 2010 equity awards, 401(k) matching contributions, and potential payments under severance arrangements, as well as information regarding equity awards made in prior periods. The committee and management use the tally sheets to assess the overall effect and long-term implications of compensation decisions, rather than viewing individual decisions in isolation. We have no pre-established policy for allocating between either cash and non-cash or short-term or long-term compensation.
     Our compensation committee believes that the particular elements of compensation identified above produce a well-balanced mix of stock-based compensation, retention value, and at-risk compensation that provide each executive officer with both short-term and long-term performance incentives. Base pay provides the executive officer with a measure of security as to the minimum level of compensation he or she will receive while the annual and long-term incentive components motivate the executive officer to focus on the business metrics that will produce a high level of company performance over the long-term. Our compensation committee believes that this approach not only leads to increases in stockholder value and provides an appropriate reward for our executive officers, but also reduces the risk of loss of executive officers to competitors.
     While each of the elements of our compensation program is intended to motivate and encourage employees at all levels to drive performance and achieve superior results for our stockholders, there is a different emphasis on the three primary elements based on an employee’s position and ability to impact our financial results. In general, the percentage of performance-based pay, or at risk pay, increases with job responsibility. This is intended to offer an opportunity for gain in the event of successful performance, matched with the prospect of reduced compensation when performance falls short of established financial and/or stockholder return targets. The aggregate base pay for our five executive officers comprised approximately one-third of the value of the aggregate compensation opportunities (base salary, annual incentive bonuses, and long-term equity incentives) provided them for the 2010 fiscal year. This allocation was consistent with our compensation committee’s overall pay-for-performance philosophy with respect to our executive officers, as defined under “Executive Compensation — Fiscal Year 2010 Summary Compensation Table.”
     For 2011, compensation for our five executive officers has been structured so that approximately two-thirds of compensation consists of equity awards or is otherwise performance-based and dependent on our financial results, with the remaining one-third comprising base salary. Within the portion of compensation representing performance-based pay, approximately one-third is tied to achievement of 2011 incentive goals and approximately two-thirds is tied to achievement of financial goals and total stockholder return over a longer period of time. Our compensation committee believes that this mix of short- and long-term incentives provides sufficient rewards in the short-term to motivate near-term performance, while at the same time providing significant incentives to keep our executives focused on longer-term goals that drive stockholder value. This also mitigates the risk of named executive officers focusing solely on short-term or solely on long-term goals, and offers retention value as the compensation is received over an extended term. It is also consistent with the practice of our peer group companies.

     Total compensation for specific individuals varies based on a number of factors in addition to company and individual performance, including scope of duties within our global organizational structure, institutional knowledge, position readiness, horizontal equity, and/or level of difficulty in recruiting a replacement executive.
     While the incentive programs for our executive officers are based on our global, company-wide performance, our compensation programs are also designed to provide payments to managers in our North America segment based on a combination of consolidated company, segment and/or facility results, as well as more subjective individual goals that are established with input from the specific employee and his or her supervisors. This type of program design motivates business units to work together to achieve greater returns for our stockholders. In any one year, because we are comprised of a number of different business units, managers in high-performing business units may receive significantly more compensation than managers in business units that do not perform well. Management and our compensation committee expect to develop an annual incentive program for managers in our Asia Pacific region by 2012, and that the payments will be based on a similar combination of consolidated company, segment, facility, and individual targets and goals.
     Compensation Levels and Benchmarking. Overall compensation levels for executive officers are determined based on one or more of the following factors: the individual’s duties and responsibilities within our global company; the individual’s experience and expertise; the compensation levels for the individual’s peers within our company; compensation levels for similar positions in the PCB industry or in the technology industry more generally; performance of the individual and our company as a whole; and the levels of compensation necessary to recruit new executive officers. For 2010 and 2011, our compensation committee reviewed the compensation of our officers and compared it with that of our peer group companies and the broader, composite global market survey data provided by Mercer. This process started with the selection of an appropriate group of peer companies for comparison purposes. Such peer group is not used for the performance graph included in our Annual Report on Form 10-K for the year ended December 31, 2010.
     As part of its process for making compensation decisions for 2010, our compensation committee interviewed a number of outside compensation consultants. In January 2010, our compensation committee engaged Mercer to provide executive and director compensation assessments. Mercer agreed to review and revise our company’s peer group, analyze peer proxy data, benchmark executives, evaluate long-term incentive vehicles, conduct high-level assessment of annual and long-term performance measures, and develop and recommend changes to remuneration levels and design. Mercer was also asked to provide its opinion on the use of performance-based equity.
     For its 2010 executive compensation assessment, Mercer developed a new, rules-based group that was designed to reflect our projected size, assuming the completion of our then-contemplated PCB Combination, as well as the relevant market for executive talent. Under this approach, the peer group companies were determined using four screening levels: (1) U.S. publicly traded companies; (2) inclusion in certain industry-specific categories within the general information technology sector, excluding software but including electronic manufacturing services (EMS), semiconductors, electronic equipment manufacturers, electronic equipment and instruments, computer storage and peripherals, and communications equipment; (3) annual revenue between approximately $500 million and $2.5 billion (which resulted in median revenues of approximately $1.1 billion); and (4) firms in the EMS and semiconductor GICS (Global Industry Classification Standard) sub-industries, as well as several aerospace and defense component manufacturing companies to take into account our exposure to that sub-industry. Our compensation committee believes that the use of this methodology produced an appropriate peer group for comparison, as well as a peer group that is large and diverse enough so that the addition or elimination of a limited number of companies would not materially alter the overall analysis. Mercer ultimately selected the following 20 companies which, along with survey data, were used for benchmarking purposes for 2010 and 2011:
•	Altera

•	Benchmark Electronics

•	CTS Corporation

•	Curtiss-Wright

•	Heico

•	Intersil

•	Lam Research

•	Linear Technology

•	Maxim Integrated Products

•	Microchip Technology

•	Molex

•	Moog

•	Multi-Fineline Electronix

•	National Semiconductor

•	Novellus Systems

•	Plexus

•	RF Micro Devices

•	Skyworks Solutions

•	Teledyne Technologies

•	Trimble Navigation
     Mercer also provided our compensation committee with broader, global market survey data. In 2010 and 2011, the composite survey data consisted of Mercer’s Global Premium Executive Remuneration Suite, Towers Watson (formerly Watson Wyatt’s) Survey Report on Top Management, and Radford’s Global Technology Survey (in 2010, Executive Survey), adjusted using a median revenue scope of approximately $1 billion for 2010 and approximately $1.8 billion for 2011. The increase in the revenue scope for the composite survey data was intended to address both the continuing growth of our company’s revenues and our likely competition for executive hires.
     The peer group’s proxy statements provide detailed pay data for their top five officers. Survey data provides compensation information from a broader group of information technology companies. Our compensation committee, with the assistance of its advisors, generally considers data from these sources in developing a market composite which it uses as a framework for making compensation decisions for each executive officer’s position.
     In the first quarter of 2010, our compensation committee was cognizant of the fact that the anticipated growth in our company’s revenues, operating income, and cash flow from operations was dependent on the timely consummation of our then-contemplated PCB Combination. Accordingly, our compensation committee determined in March 2010 to target the total compensation of our executive officers at approximately the 50th percentile of our then-new peer group over a three-year period, with increases expected to be phased in over that three-year period. In 2011, our compensation committee considered the growth and global nature of our business resulting from our April 2010 PCB Combination, as well as anticipated future growth, and determined to target the compensation levels of our executive officers at the 50th percentile of the composite survey data by 2012. Individual responsibilities within our expanding global business are also considered in our compensation committee’s benchmarking activities. More specifically, for 2011, only our executive officers with global responsibilities (Messrs. Alder, Richards and Soder) were compared directly to peer group proxy data. The broader, composite market survey data provided by Mercer, with the relevant median determined by the scope of the respective executive officer’s responsibilities, informed the compensation committee’s determinations for all executive officers.
     Our compensation committee intends to continue its practice of retaining executive compensation consultants from time to time, as our compensation committee deems appropriate, to advise our compensation committee with respect to its compensation policies and provide compensation data from comparable companies.
     Risk Management Considerations. Our compensation committee believes that our performance-based bonus and equity programs provide incentives to create long-term stockholder value. Several elements of the programs are also designed to promote the creation of long-term value and thereby discourage behavior that leads to excessive risk:
•	Our compensation committee believes that operating income, the financial metric used in 2010 and 2011 to determine the amount of an executive’s annual incentive bonus, is a measure that drives long-term stockholder value. Moreover, the committee attempts to set ranges for this metric that encourages success without encouraging excessive risk taking to achieve short-term results. In addition, the overall annual incentive bonus for each of our executive officers never exceeds 140% of the target amount (230% in the case of our chief executive officer), no matter how much financial performance exceeds the ranges established at the beginning of the year.

•	The use and equal weighting of both revenue and EBITDA performance metrics in our PRU program limits the ability of an executive to be rewarded for taking excessive risk on behalf of our company by,

for example, seeking revenue-enhancing opportunities at the expense of EBITDA, since performance is required on both metrics to maximize payout under the PRU program.
•	The measures used to determine vesting of our PRUs granted in 2010 and 2011 are based on rolling three-year performance periods. The committee believes that these three-year performance periods encourage executives to attain sustained performance over several periods, rather than performance in a single period.

•	Our time-vest RSUs vest over a three-year period. The stock options granted to executives in prior years become exercisable over a three year period and remain exercisable for up to ten years from the date of grant, encouraging executives to look to long-term appreciation in equity values.

•	Our management incentive plan and PRU program provide that executives will receive payments or “bank” PRU shares, as applicable, if our company achieves 60% of the established annual financial metric. The committee believes that this relatively low threshold discourages management from taking excessive risk to achieve performance at a higher percentage of the established target.
Individual Executive Officer Compensation
     Base Salary. Base salaries for our executive officers are set with regard to the level of the position within our company, the individual’s performance in recent periods, and the executive’s potential for continued development within our global organization. The base salary levels, and any increases or decreases to those levels for each executive, are reviewed and approved each year by our compensation committee. Such adjustments may be based on factors such as the overall performance of our company, new roles and responsibilities assumed by the executive, the performance of the executive officer’s area of responsibility, the executive officer’s impact on strategic goals, the length of service with our company, or revisions to our compensation philosophy. However, there is no specific weighting applied to any one factor in setting the level of base salary, and the process ultimately relies on the subjective exercise of our compensation committee’s judgment. Although salaries are generally targeted at market median, based on our peer group and relevant compensation survey data, our compensation committee may also take into account historical compensation, internal equity among other executives, potential as a key contributor, and special recruiting situations. We believe that providing base salaries at or near the median of our peer group and Mercer’s broader market survey will enable us to remain competitive for qualified executive officers while avoiding paying amounts in excess of what we believe necessary to attract and retain such executive officers. In 2010 and 2011, following a pay freeze in 2009, all of our executive officers received base salary increases due primarily to their new and greater scope of responsibilities associated with our transformative PCB Combination and their duties in a global organization with over $1 billion in annual revenues.
     Base Salaries for Fiscal Year 2010. Base salary deliberations for the 2010 fiscal year were conducted from December 2009 to March 2010.
     Analyzing our new peer group, Mercer concluded that the 2009 base salaries of our officers ranged between the 25th percentile and the market median of our peer group, also noting that our pay mix was more weighted to base salaries than our peer group. Following discussion with Mercer, our compensation committee determined to adjust the salaries of our executive officers, over a three-year period, to target the 50th percentile for our peer group.
     Mr. Alder, our chief executive officer, met with our compensation committee to present recommendations for each of our executive officers (other than himself). After reviewing the market study data and individual performance evaluations for each such executive officer and discussing them with Mr. Alder, our compensation committee approved the recommended base salary increases with some limited modifications, after determining that the increases were generally consistent with the intention to target over time the 50th percentile for our peer group, as adjusted to reflect each individual’s position and expected contribution to our success.
     Our compensation committee similarly reviewed the chief executive officer compensation market data as well as performance evaluations for Mr. Alder from his direct reports and members of our board of directors. The compensation committee ultimately recommended, and all of our other non-employee directors approved, increasing the base salary for Mr. Alder in 2010. The increases in base pay for the executive officers, including Mr. Alder, became effective March 22, 2010. A summary of base salary increases made for fiscal year 2010 is outlined below for each of our chief executive officer, chief financial officer and our two other executive officers at that time:

	Base Salary
Name	2009	2010
Kenton K. Alder	$586,000	$605,000
Douglas L. Soder	$345,000	$355,000
Shane S. Whiteside	$345,000	$355,000
Steven W. Richards	$280,000	$310,000
     Base Salaries for Fiscal Year 2011. Base salary deliberations for the 2011 fiscal year were conducted from November 2010 to March 2011.
     Mr. Alder, our chief executive officer, met with our compensation committee to present recommendations for each of our executive officers (other than himself). In considering these recommendations, the compensation committee reviewed the composite market survey data provided by Mercer, peer group data and individual performance evaluations for each executive officer. In addition, the committee determined that the increases recommended by Mr. Alder were generally consistent with the intention to target the 50th percentile for comparable companies, as adjusted to reflect each individual’s position and responsibilities within the framework of our global organization, historical compensation relative to other officers, and expected contribution to our success. After its review and determinations, our compensation committee approved the base salaries recommended by Mr. Alder for our other executive officers.
     In determining the base salary for our chief executive officer, our compensation committee similarly reviewed and considered the chief executive officer compensation survey data, peer group data, internal pay equity matters, and performance evaluations for Mr. Alder from his direct reports and members of our board of directors. The compensation committee ultimately recommended, and all of our other non-employee directors approved, increasing the base salary for Mr. Alder to $730,000, which is the approximate mid-point between the median compensation of CEOs in our peer group and those in the broader Mercer composite survey. The increases in base pay for our executive officers, including Mr. Alder, became effective March 21, 2011. A summary of base salary increases made for fiscal year 2011 is outlined below for each of our executive officers:

	Base Salary
Name	2010		2011
Kenton K. Alder	$605,000		$730,000
Chung Tai Keung, Canice	$555,984	(1)(2)	$620,000	(2)
Douglas L. Soder	$355,000		$390,000
Shane S. Whiteside	$355,000		$390,000
Steven W. Richards	$310,000		$340,000

(1)	Amount reflects Mr. Chung’s 2010 full-year salary. Mr. Chung became an executive officer of our company in April 2010 in connection with the PCB Combination. All amounts are paid in HKD and the compensation information in this proxy statement reflects conversion to U.S. Dollars using an exchange rate of 0.1287 HKD per U.S. Dollar.

(2)	Includes a housing allowance of $162,162. Does not include a guaranteed bonus of $92,664 for 2010 and $93,000 for 2011 paid subsequent to year-end in recognition of the Chinese New Year.
     Annual Incentive Bonus Plan. In addition to base salaries, our compensation committee believes that annual performance-based cash bonuses play an important role in providing incentives to our executive officers to achieve near-term performance goals. For 2010 and 2011, to support collaboration within our senior management team, our compensation committee determined to reward all of our executive officers for company-wide performance by tying bonus awards solely to our consolidated operating income. Each executive officer has a target annual incentive bonus opportunity, expressed as a percentage of base salary, with the ability to earn above or below that target based on our company’s actual performance. In determining the design structure of our management incentive plan and related annual bonus opportunities, our compensation committee also considered the “sharing ratio” of possible bonus payments as a percentage of aggregate operating income at the various target hurdles.
     Because such a large percentage of executive officer compensation is performance-based, our compensation committee spends significant time determining the financial target for our annual cash bonus program. In general, management makes the initial recommendation for the financial target based upon our company’s annual board-approved budget, as well as the bonus opportunity for each officer, and these recommendations are reviewed and discussed by the committee and its advisors. The major factors used in setting one or more targets for a particular year are the results for the most recently-completed year and the budget for the current year; other factors taken into account may include general economic and market conditions. Our compensation committee sets the final corporate performance goal during our first quarter, typically at a level our compensation committee believes is challenging, but reasonable, for management to achieve.
     At the end of each year, our compensation committee determines the level of achievement for the specified financial goal (after making any appropriate adjustments to such goal for the effects of corporate events that were not anticipated in establishing the performance measure) and awards credit for the achievement of the goal as a percentage of the target bonus. Final determinations as to bonus levels are then based on that percentage. Actual bonuses are generally paid to the executives in the first quarter of the subsequent fiscal year.
     As it has done in the past, our compensation committee may in the future choose to measure the named executive officers’ achievement against specific business unit or individual performance targets as well as corporate goals.
     In setting annual incentive compensation financial targets and bonus opportunities for our executive officers, our compensation committee does not consider the effect of past changes in stock price. In addition, incentive compensation decisions are made without regard to length of service. For example, executive officers with longer service or who are eligible for retirement do not receive greater or lesser awards, or larger or smaller target amounts, in any given year than executives with shorter service.
     2010 Annual Incentive Bonuses. For 2010, our compensation committee determined to base the annual bonuses of our executive officers solely on our company-wide operating income, after excluding the results of the PCB Subsidiaries, compensation expense attributable to our new PRU program described below, goodwill impairment, building and other significant asset sales, asset write-downs, plant closure and related layoff costs, and residual acquisition costs. The compensation committee believes operating income is a good indicator in capturing our success given the market in which we compete and is a measure that management can easily track and communicate to employees throughout the performance period. Our compensation committee also increased the minimum annual incentive bonus threshold to 60% of the target 2010 operating income and increased target bonus awards (as a percentage of base salary) from 55% to 65% for each of Messrs. Richards, Whiteside and Soder, with the maximum increased from 120% to 140%. Our compensation committee, with the approval of all of our other non-employee directors, increased the 2010 target bonus award for Mr. Alder from 70% to 95%, with his maximum award increased from 170% to 230%.
     The table below lists the 2010 base salaries and bonus levels for each of our named executive officers.

	2010	Annual Incentive Bonus Levels as % of Base Salary
	Base	60%	80%	100%	120%
Name	Salary	of Target (1)	of Target	of Target	of Target (2)
Kenton K. Alder	$605,000	10%	47.5%	95%	230%
Douglas L. Soder	$355,000	10%	32.5%	65%	140%
Shane S. Whiteside	$355,000	10%	32.5%	65%	140%
Steven W. Richards	$310,000	10%	32.5%	65%	140%

(1)	Represents the percentage of 2010 base salary that the executive would receive if we achieved 60% of the operating income target established by our board of directors. Bonuses would not have been earned if operating income was less than 60% of the target.

(2)	Represents maximum potential bonus payout.
     In March 2011, our compensation committee reviewed and certified our annual financial performance against the incentive bonus targets for 2010. For fiscal year 2010, our company-wide operating income was $53.47 million (after excluding results of our PCB Subsidiaries, compensation expense attributable to our new PRU program, building and other significant asset impairments, plant closure and related layoff costs, and acquisition costs), or 113.9% of the established target (compared to achieving 91.6% of the 2009 target), resulting in a payout of approximately 188.8% of Mr. Alder’s base salary and approximately 117.1% of the base salary for the three other executive officer participants in the 2010 management bonus plan. In April 2011, our compensation committee also approved a $489,060 discretionary bonus to the chief executive officer of our Asia Pacific Region in light of the superior performance of that business segment. Mr. Chung joined us in April 2010 and was not a part of our 2010 management bonus program.

Name	2010 Actual Bonus
Kenton K. Alder	$1,142,391
Chung Tai Keung, Canice	$614,156	(1)
Douglas L. Soder	$415,794
Shane S. Whiteside	$415,794
Steven W. Richards	$363,088

(1)	Includes (i) a $92,664 guaranteed bonus paid in January 2011 in recognition of the Chinese New Year, (ii) an additional bonus of $32,432 paid in March 2011 pursuant to a three-year compensation package agreement in principle reached in 2010 in connection with the PCB Combination, and (iii) a discretionary bonus of $489,060 paid in April 2011 in recognition of the financial performance of our Asia Pacific Region in fiscal 2010.
     2011 Annual Incentive Bonuses. For 2011, our compensation committee determined to again base the annual bonuses of our executive officers solely on our company-wide operating income, including our Asia Pacific segment, after excluding compensation expense attributable to our PRU program, goodwill impairment, building and other significant asset sales, asset write-downs, plant closure and related layoff costs, and residual acquisition costs. Our compensation committee, with the approval of all of our other non-employee directors, increased the 2011 target bonus award for Mr. Alder from 95% to 100%, consistent with our peer group and survey data, with his maximum award remaining unchanged at 230%. The target percentages for our other executive officers remained unchanged at 65%. The fiscal 2011 operating income target was recommended by management and set by our compensation committee in March 2011. As in 2010, the 2011 target was based on and is consistent with the annual budget previously approved by our board of directors. Actual incentive bonus payouts for 2011 performance will be determined by our compensation committee and paid in early 2012, and may be above or below target bonus levels. In addition, in 2010 we agreed in principle to pay Mr. Chung a retention bonus in April of each of 2011, 2012 and 2013 if he continues to be employed by us at that time.
     The table below lists the 2011 base salaries and bonus levels for each of our named executive officers.

	2011	Annual Incentive Bonus Levels as % of Base Salary
	Base	60%	80%	100%	120%
Name	Salary	of Target (1)	of Target	of Target	of Target (2)
Kenton K. Alder	$730,000	10%	50.0%	100%	230%
Chung Tai Keung, Canice	$620,000 (3)	10%	32.5%	65%	140%
Douglas L. Soder	$390,000	10%	32.5%	65%	140%
Shane S. Whiteside	$390,000	10%	32.5%	65%	140%
Steven W. Richards	$340,000	10%	32.5%	65%	140%

(1)	Represents the percentage of 2011 base salary that the executive will receive if we achieve 60% of the operating income target established by our board of directors. Bonuses will not be earned if operating income is less than 60% of the target.

(2)	Represents maximum potential bonus payout.

(3)	Includes a housing allowance of $162,162. Does not include a guaranteed bonus of $93,000 paid subsequent to year-end in recognition of the Chinese New Year.

     Equity Awards. We believe that providing a significant portion of our executive officers’ total compensation package in equity awards aligns the incentives of our executives with the interests of our stockholders and with our long-term success. By compensating our executives with our equity, our executives receive a stake in our company’s financial future, and the gains realized in the long term depend on the executives’ ability to drive our financial performance. Equity incentive awards are also a useful vehicle for attracting and retaining executive talent in a competitive market.
     Our compensation committee develops its equity award determinations based on its judgment as to whether the total compensation packages provided to our executive officers, including prior equity awards and the level of vested and unvested equity awards then held by each participating officer, are sufficient to retain, motivate, and adequately reward the executive officers. This judgment is based in part on information provided by benchmarking studies. In addition, our compensation committee considers the accounting costs that will be reflected in our financial statements when establishing the forms of equity to be granted and the size of the grants as well as the potential dilution associated with the equity awards.
     We grant equity awards through our 2006 Equity Incentive Plan, which was adopted by our board of directors and approved by our stockholders and permits the grant of stock options, stock appreciation rights, restricted shares, restricted stock units, performance shares, and other stock-based awards to our officers, directors, employees, and consultants. The material terms of the 2006 Equity Incentive Plan are described below under “Proposal Five — Re-approval of Material Terms of 2006 Incentive and Compensation Plan Performance Goals for Purposes of Internal Revenue Code Section 162(m).”
     We continue to conservatively manage our equity compensation program to reduce stockholder dilution. Our net “burn rate” (the number of equity awards granted, reduced by forfeitures and cancellations, as a percentage of our total outstanding shares) was approximately 2% in 2009, 1% in 2010, and is expected to be less than 1% in 2011. We believe that these percentages demonstrate our commitment to careful and efficient use of the shares that stockholders have approved for issuance under our 2006 Equity Incentive Plan.
     Historically we have used two forms of equity for long-term equity incentive compensation: stock options and RSUs.
     Stock Options. Options provide an incentive for executives to drive long-term share price appreciation through the development and execution of effective long-term strategies. Stock option value is realized only if the trading price of our common stock increases. Stock options are issued with exercise prices at 100% of the grant-date fair market value to assure that executives will receive a benefit only when the trading price increases. Option awards generally have value for the executive only if the executive remains employed for the period required for the shares to vest. Starting in 2008, our options have vested as to one-third of the covered shares on each of the first three anniversaries of the grant date, and, if not exercised, expire in a maximum of 10 years (or earlier in the case of termination of employment). We have not granted options to our named executive officers since 2009.
     Restricted Stock Units. RSUs represent the right to receive one share of our common stock for each RSU upon the settlement date, which is the date on which certain conditions, such as continued employment with us for a pre-determined length of time, are satisfied. Starting in 2007, we elected to substitute a percentage of our executive officers’ equity incentive award value, which had historically been provided with only stock options, with RSUs. Beginning in 2010, our compensation committee determined to grant executive officers only RSUs, and no stock options. This change was made because RSU awards reflect both increases and decreases in stock prices from the grant-date market prices and thus tie compensation more closely to changes in stockholder value at all levels compared to options, whose intrinsic value changes only when the market price of shares is above the exercise price. RSUs also have retention value even during periods in which our trading price does not appreciate, which supports continuity in the senior management team. In addition, RSUs allow our compensation committee to deliver equivalent value with use of fewer authorized shares. Changes in the accounting treatment for stock options also made them less attractive relative to RSUs.
     Shares of our stock are issued to RSU holders as the awards vest. The vesting schedule for RSUs granted to our executive officers and other employees provides that each award vests in three equal annual installments. In

2010, we granted RSUs for an aggregate of 678,169 shares of our common stock to a total of 338 employees, of which RSUs for 130,198 shares were issued to our executive officers.
     Performance RSUs. For 2010, our compensation committee determined to replace stock option grants to executive officers with a performance-based element to our long-term incentive program in order to strengthen pay-for-performance. Accordingly, in March 2010, our compensation committee approved a new long-term incentive program (referred to as the PRU Program) for our executive officers and certain other members of our senior management team. Under this program, PRUs are awarded to eligible officers. PRU awards are intended to reward officers to the extent we achieve specific pre-established financial performance goals and provide a long-term return to our stockholders relative to a broader market index. Implementation of this program represented an important step by our compensation committee to drive a pay-for-performance culture with a component explicitly linked to total stockholder return. It was also consistent with the direction being taken by several of our new peer group companies.
     Under the PRU Program, a target number of PRUs is awarded at the beginning of each three-year performance period. The number of shares of our common stock released at the end of the performance period will range from zero to 2.4 times the target number depending on performance during the period. The performance metrics of the PRU Program are (a) annual financial targets, which for 2010 and 2011 are based on revenues and EBITDA, each of which is equally weighted, and (b) an overall “modifier” based on our company’s total stockholder return (referred to as TSR) relative to the S&P SmallCap 600 (referred to as the S&P 600) over the three-year performance period. The calculation of EBITDA will exclude compensation expense attributable to the PRU program, goodwill impairment, building and other significant asset sales, asset write-downs, plant closure and related layoff costs, and residual acquisition costs. Payouts under the PRU Program are based on rolling three-year performance periods, and the annual financial metrics for future years may be different from those selected for 2010 and 2011.
     Each PRU will be equal in value to one share of our common stock. Recipients of PRU awards generally must remain employed by us on a continuous basis through the end of the relevant performance period in order to receive any amount of the PRUs covered by that award, except that recipients may be entitled to a pro-rata amount of PRUs in the case of the recipient’s death, disability or approved retirement.
     The key 2010 and 2011 financial metrics of revenue and EBITDA are equally weighted under our PRU Program. The metric of EBITDA is generally intended to focus our executives on tangible growth and cost reduction opportunities. Our compensation committee believes that this is a key metric that both drives and demonstrates improved financial performance within our company. It is also a complementary metric to the revenue metric used under the PRU Program for 2010 and 2011. The combination of the two performance metrics limits the ability of an executive to be rewarded for taking excessive risk on behalf of our company by, for example, seeking revenue-enhancing opportunities at the expense of EBITDA, since performance is required on both metrics to maximize payout under the PRU Program. The performance targets established by our compensation committee are used for compensation and budgeting purposes and should not be understood to be management’s expectations or guidance relating to future financial performance.
     The TSR modifier is intended to ensure that there are no payouts or limited payouts under the PRU Program if our stock performance is significantly below the median TSR of S&P 600 companies for the three-year performance period. If the annual financial goals (revenue and EBITDA for 2010 and 2011) are met and if there is strong relative TSR performance over the three-year performance period, the PRU Program will provide substantial rewards to participants with respect to that performance period. However, even if revenue and EBITDA goals are achieved in each of the three years, there will be no payout if our stock performance is below that of the 20th percentile TSR of S&P 600 companies.
     Under the PRU Program, annual financial goals are set in the first quarter of each fiscal year, and performance is reviewed after the end of that year. For 2010 and 2011, the annual financial goals are revenue and EBITDA. The percentage to be applied to each participant’s target award ranges from zero to 160%, based upon the extent to which the two annual performance goals are achieved. If we do not achieve a 60% threshold level of revenue or EBITDA performance for the year, the amount earned for that performance element of one-third of the award is zero. If we achieve the 60% threshold for both the targeted levels of revenue and EBITDA performance for the year, a percentage (ranging on a sliding scale from 40% to 160%) will be applied to one-third of the participant’s PRU award to determine the number of units earned during that year. If we achieve 120% or more of the target level of revenue or EBITDA, the amount earned for that performance element of the award will be 160% of one-third of the initial PRU award. For example, if a named executive officer received an award of 234,000 PRUs, we use revenue and EBITDA as our annual financial goals for each of the three years in the performance period and we achieve (i) 130% of the revenue target and 60% of the EBITDA target in the first year, (ii) 100% of each of the revenue and EBITDA targets in the second year, and (iii) 120% of the revenue target and 55% of the EBITDA target in the third year, the participant would earn (and “bank,” pending application of the TSR modifier) 218,400 PRUs ((160% x 39,000) + (40% x 39,000) + (100% x 39,000) + (100% x 39,000) + (160% x 39,000) + (0 x 39,000)).
     At the end of the three-year performance period, the total units earned, if any, are adjusted by applying a modifier based on our company’s TSR based on stock price changes (using for each year’s awards the 6-month trailing average closing price at the beginning of the year compared to the 6 month trailing average closing price three years later), assuming reinvestment of dividends, relative to the TSR of S&P 600 companies for the three-year period. If our TSR is in the bottom 20th percentile of the S&P 600, the modifier will be zero, and no shares will be released with respect to that three-year performance period. If our TSR is at or above the 80th percentile of S&P 600 companies for the period, the maximum modifier of 150% will apply, and the number of shares released will equal 150% of the number of units earned during the period with respect to annual financial metric performance. If our TSR is between the 20th and 50th percentile of the S&P 600, the modifier will range on a sliding scale between .70 and 1.0. If our TSR is between the 50th and 80th percentile of the S&P 600, the modifier will range on a sliding scale between 1.0 and 1.5. For example, if a participant was credited with 218,400 PRUs at the end of the performance period and our TSR for that three-year period was at the 80th percentile of the S&P 600, a total of 327,600 shares of our common stock would be released to the participant for that period (218,400 x 150% = 327,600).
     To achieve the maximum payout (240% of the initial PRU award), we must achieve the maximum annual financial goals for each of the three years in the relevant performance period and our TSR must meet or exceed the 80th percentile of the TSRs of S&P 600 companies for that period. Award values will reflect changes in stock price (both increases and decreases) over the three-year period because awards are denominated in stock units payable in shares.
     Equity Award Mix. Our compensation committee may in the future adjust the mix of equity award types or approve different awards, such as restricted stock, as part of the overall long-term incentive award. Awards made in connection with a new, extended or expanded employment relationship may involve a different mix of performance and time-vest RSUs, options or other equity-related awards depending on our compensation committee’s assessment of the total compensation package being offered.
     2010 Equity Awards. As indicated above, for 2010 our compensation committee determined to replace stock option grants to executive officers with PRUs. In March 2010, our compensation committee established a total long-term incentive target amount for each executive officer, and awarded 55% of that amount in the form of PRUs, with the remaining amount awarded in the form of RSUs with time-based vesting. This mix of performance-based and time-based awards reflects our compensation committee’s increasing emphasis on pay-for-performance, with both types of awards also providing a measure of retention value, which is also an important component of the committee’s overall executive compensation philosophy.
     At its March 2010 meeting, our compensation committee also set the PRU revenue and EBITDA goals for fiscal 2010. The revenue and EBITDA goals were based on our board-approved 2010 budget for our North America segment (which then represented our entire company), as well as the projected performance of the subsidiaries we purchased from Meadville in the PCB Combination (referred to as the PCB Subsidiaries) during the second, third and fourth fiscal quarters of 2010, as provided to our board by the PCB Subsidiaries and used in connection with the preparation of the fairness opinion rendered by UBS Securities LLC to our board in connection with its approval of the PCB Combination. The target levels associated with the revenue and EBITDA of the PCB Subsidiaries for the second quarter of 2010 were pro-rated to reflect that the PCB Combination was not consummated until April 8, 2010.

     The following table sets forth the estimated value of our 2010 equity awards and the number of time-vest RSUs and PRUs awarded to our executive officers in 2010.

	Dollar Value of RSUs (1)		Number of RSUs (1)
Name	Performance	Time-Vest (2)	Performance	Time-Vest (2)
Kenton K. Alder	$495,000	$405,000	46,919	38,389
Chung Tai Keung, Canice	—	$250,000	—	25,458
Douglas L. Soder	$300,000	$250,000	28,436	23,697
Shane S. Whiteside	$300,000	$250,000	28,436	23,697
Steven W. Richards	$250,000	$200,000	23,697	18,957

(1)	The number of RSUs awarded to each of our executive officers except Mr. Chung was calculated using a dollar value per share of $10.55, which was the six-month trailing average closing price of our common stock as of March 25, 2010, the grant date for those executive officers. On March 25, 2010, the closing sales price for our common stock was $9.14. The number of RSUs awarded to Mr. Chung was calculated using a dollar value per share of $9.82, which was the six-month trailing average closing price of our common stock as of October 14, 2010, the grant date for Mr. Chung and certain other employees in our Asia Pacific Region. On October 14, 2010, the closing sales price for our common stock was $9.97.

(2)	One-third of the RSUs vest on each of the first three anniversaries of the grant date, except for Mr. Chung, whose RSUs vest 1/3 on April 9, 2011, 2012, and 2013.
     In March 2011, our compensation committee reviewed our 2010 performance relative to the 2010 revenue and EBITDA goals for 2010 and certified performance at approximately 109% and 102% of those targets, respectively. Accordingly, PRU participants were credited with approximately 117% of one-third of the units subject to the 2010 grants.
          2011 Equity Awards. For 2011, our compensation committee determined, as part of its efforts to target total compensation at the 50th percentile of comparable companies, that the total long-term equity target amount for each executive officer should approximate two times his base salary. In determining target amounts, the committee also considered peer group and survey data, potential dilution, share grant/“burn” rate relative to our company’s outstanding stock, and compensation expense attributable to the awards. The committee also determined to increase the mix of performance-based awards for our chief executive officer relative to time-vest awards. More specifically, our compensation committee awarded our CEO 60% of his total long-term incentive target amount in the form of PRUs (an increase from 55% in 2010), with the remaining amount awarded in the form of RSUs with time-based vesting. The long-term equity awards for our other executive officers were allocated 55% to PRUs and 45% to time-vest RSUs, consistent with the 2010 allocation. Within the first 90 days of our fiscal year, our compensation committee also set the PRU revenue and EBITDA goals for 2011. The goals were based on our board-approved 2011 budget for our company, including both our North American and Asia Pacific segments.
          The following table sets forth the estimated value of our 2011 equity awards and the number of time-vest RSUs and PRUs awarded to our executive officers for 2011.

	Dollar Value of RSUs (1)		Number of RSUs (1)
Name	Performance	Time-Vest (2)	Performance	Time-Vest (2)
Kenton K. Alder	$875,000	$585,000	63,776	42,638
Chung Tai Keung, Canice	$385,000	$315,000	28,061	22,959
Douglas L. Soder	$385,000	$315,000	28,061	22,959
Shane S. Whiteside	$385,000	$315,000	28,061	22,959
Steven W. Richards	$330,000	$270,000	24,052	19,697

(1)	The number of RSUs awarded was calculated using a dollar value per share of $13.72, which was the six-month trailing average closing price of our common stock as of March 9, 2011, the grant date. On March 9, 2011, the closing sales price for our common stock was $17.30.

(2)	One-third of the restricted stock units vests on each of the first three anniversaries of the grant date.

     The annual financial performance goal or goals for 2012 and future years will be established in the first quarter of each of those subsequent years, and may or may not be based on our revenue and/or EBITDA in those years. Whether any units credited under the 2010 and 2011 grants will be paid out in shares at the end of the applicable three-year period will depend on future results and our TSR during that period, neither of which is determinable until the end of the three-year period.
Other Compensation Elements
     Pension and Nonqualified Deferred Compensation. None of our executive officers participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. The compensation committee may elect to provide our executive officers and other employees with nonqualified defined contribution or other nonqualified deferred compensation benefits in the future if the Committee determines that doing so is in our best interests.
     Other Compensation. All of our executive officers are eligible to participate in our employee benefit plans, including medical, dental, life insurance, and 401(k) plans. These plans are available to all of our employees and do not discriminate in favor of executive officers. It is generally our policy to not extend significant perquisites to executives that are not broadly available to our other employees. In designing these elements, we seek to provide an overall level of benefits that is competitive with that offered by similarly situated companies in the markets in which we operate based upon our general understanding of industry practice.
     Employment Agreements. We maintain an employment agreement with Mr. Alder that is described under “Employment Agreements with Named Executive Officers.” The compensation committee determined that the compensation package provided under this agreement was fair and reasonable on the basis of its assessment of comparable compensation opportunities available to our chief executive officer.
     Severance Payments due Upon Termination and/or a Change in Control. We currently provide for the accelerated vesting of stock options and RSUs that otherwise would have vested during the one-year period beginning on the date of consummation of any “change in control.” In addition, we provide for accelerated vesting of all stock options and restricted stock units in the event of a “change in control” and subsequent termination of employment without “cause” within twelve months thereof.
     The compensation committee believes that for senior executives, including our executive officers, accelerated vesting of stock options and RSUs in the event of a change in control is generally appropriate because in some change in control situations, equity of the target company is cancelled, making immediate acceleration necessary in order to preserve the value of the award. In addition, as previously discussed, we rely primarily on incentive awards to provide our named executive officers with the opportunity to accumulate substantial resources to fund their retirement income, and our compensation committee believes that a change in control event is an appropriate liquidation point for awards designed for such purpose. We also believe that it is appropriate to require a termination of employment within one year following a change in control before full vesting is accelerated. We presume that such a termination would likely be due to the change in control and not the employee’s performance and therefore the award should be earned. For executives not terminated within one year of a change in control, the executives would continue to vest in their awards as they contribute to the success of the surviving company.
     In addition, consistent with customary practice in our North America segment, four of our executive officers would receive cash severance in certain circumstances that result in termination of employment. These payments are intended to provide a level of transition assistance in the event of an involuntary termination of employment and to keep executives focused on our business rather than their personal circumstances. In March 2010, our board of directors approved an amendment to Mr. Alder’s employment agreement to increase the severance payment payable to him in connection with change in control-related involuntary terminations of employment from 18 months of continued base salary payments to a lump sum payment equal to three (3) times the sum of Mr. Alder’s then base salary plus his “Target Bonus” (the bonus an executive would have received with respect to the year in which he was terminated assuming achievement of 100% of the performance target level(s) associated with such bonus). Mr. Alder’s severance payment for other involuntary terminations was increased from 18 months of continued base salary payments to a lump sum payment equal to two (2) times the sum of Mr. Alder’s then base salary and Target Bonus. Our board also approved a new executive change in control severance agreement that we entered into with each of our other then executive officers, increasing each officer’s change in control lump sum severance payment to two (2) times the executive’s then base salary and Target Bonus. The compensation committee believes these provisions are fair and reasonable based on its understanding of market practices among industry competitors noted above and within the broader environment of technology companies and similarly sized businesses.
     Calculations of the payments due to our named executive officers upon certain terminations of employment and/or in connection with a change in control are set forth under “Potential Payments upon Termination or Change in Control.” We believe these severance benefits are an essential element of our compensation package for executive officers and assist us in recruiting and retaining talented individuals. In addition, we believe that it is more equitable to offer severance benefits based on a standard formula determined as a multiple of base pay and incentive bonus opportunity because severance often serves as a bridge when employment is involuntarily terminated, and should therefore not be affected by other, longer-term compensation arrangements. As a result, and consistent with the practice of most of our peer companies, other compensation decisions are not generally based on the existence of this severance protection.
Approval Process for Equity Grants
     Executives and other employees receive long-term equity awards pursuant to the terms of the 2006 Incentive Compensation Plan, or the 2006 Plan. Awards may also be granted outside of the 2006 Plan to the extent those grants are permitted by the Nasdaq rules. Our compensation committee administers the 2006 Plan and establishes the rules for all awards granted thereunder, including grant guidelines, vesting schedules, and other provisions. The compensation committee reviews these rules from time to time and considers, among other things, the interests of the stockholders, market conditions, information provided by our compensation consultants and legal advisors, performance objectives, and recommendations made by our chief executive officer.
     Our compensation committee reviews awards for all employees. The compensation committee has established a process in which our compensation committee reviews the recommendations of our chief executive officer for executives (other than himself) and other employees, modifies the proposed grants in certain circumstances, and approves the awards effective as of the date of its approval.
     We have no practice of timing grants of stock options or RSUs to coordinate with the release of material non-public information, and we have not timed the release of material non-public information for the purpose of affecting the value of named executive officer compensation. In addition, our practice of calculating equity awards based on the six-month trailing average closing price of our common stock mitigates the effects of both our stock price volatility and the impact of grant timing.
Impact of Tax and Accounting
     As a general matter, our compensation committee takes into account the various tax and accounting implications of the compensation vehicles employed by us. In this regard, the fact that the accounting treatment aligns more closely with the payouts was among the factors considered in adopting the PRU Program and in eliminating the grant of stock options to executive officers in 2010. However, while structuring compensation programs that result in more favorable tax and financial reporting treatment is a general principle, our compensation committee balances these goals with other business needs that may be inconsistent with obtaining the most favorable tax and accounting treatment for each component of compensation.
     Deductibility. Section 162(m) of the Code does not permit publicly traded companies to take income tax deductions for compensation paid to our chief executive officer and certain other executive officers to the extent that compensation exceeds $1 million per officer in any taxable year and does not otherwise qualify as performance- based compensation. The 2006 Plan is structured so that the compensation deemed paid to an executive officer in connection with PRUs and the exercise of stock options granted under the 2006 Plan should qualify as performance-based compensation not subject to the $1 million limitation. Our time-vest RSUs are not considered performance-based under the Section 162(m) rules. Accordingly, amounts of compensation related to those time-vest RSUs held by our executive officers may not be fully deductible (depending on the value of our stock and the amount of other nonperformance-based compensation an officer has during the year in which any portion of the RSU vests).

     The compensation committee will continue to consider steps that might be in our best interests to comply with Section 162(m) of the Code. However, in establishing the cash and equity incentive compensation programs for our executive officers, our compensation committee believes that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole or primary factor. The compensation committee believes that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to our financial success, even if all or part of that compensation may not be deductible by reason of the limitations of Section 162(m) of the Code.
     Tax Implications for Officers. Section 409A of the Internal Revenue Code imposes additional income taxes on executive officers for certain types of deferred compensation that do not comply with Section 409A. We attempt in good faith to structure compensation so that it either conforms with the requirements of or qualifies for an exception under Code Section 409A. Section 280G of the Internal Revenue Code imposes an excise tax on payments to executives of severance or change of control compensation that exceed the levels specified in the Section 280G rules. Our executive officers could receive the amounts shown in the section entitled “Potential Payments Upon Termination or Change in Control” (beginning on page 41 below) as severance or change of control payments that could trigger this excise tax. We do not offer our officers as part of their change of control benefits any gross ups related to this excise tax under Code Section 4999.
     Accounting Considerations. When determining amounts of long-term incentive grants to executives and employees, our compensation committee examines the accounting cost associated with the grants. Under Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718, Compensation — Stock Compensation, grants of stock options and restricted stock units result in an accounting charge for us equal to the grant date fair value of those securities. For time-vest RSUs, the accounting cost is generally equal to the fair market value of the underlying shares of common stock on the date of the award. The cost is then amortized over the requisite service period. For PRUs, the accounting cost is calculated using a Monte Carlo simulation model. With respect to stock options, we calculate the grant date fair value based on the Black-Scholes formula with an adjustment for possible forfeitures and amortize that value as compensation expense over the vesting period. Our compensation committee believes that the many advantages of equity compensation, as discussed above, more than compensate for the non-cash accounting expense associated with them.
     Financial Restatements. Our compensation committee does not currently have an established practice regarding the adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. However, in connection with the implementation of rules under the Dodd-Frank Act, the committee expects that in the future it will establish mechanisms to recover incentive compensation in the event of a financial restatement or similar event.
COMPENSATION COMMITTEE REPORT
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
Our compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussion, the compensation committee recommended to our board of directors, and our board of directors approved, that the Compensation Discussion and Analysis be included in this proxy statement.
Thomas T. Edman, Chairman
Robert E. Klatell
John G. Mayer
Ronald W. Iverson
Compensation Committee Interlocks and Insider Participation
     During the fiscal year ended December 31, 2010, our compensation committee consisted of Messrs. Edman, Klatell, Mayer and, commencing July 8, 2010, Iverson. None of these individuals had any contractual or other relationships with us during such fiscal year except as directors. No interlocking relationship exists between any member of our compensation committee and any member of any other company’s board of directors or compensation committee.

EXECUTIVE COMPENSATION
Fiscal Year 2010 Summary Compensation Table
     The following table sets forth compensation information for our named executive officers.

						Non-
						Equity
						Incentive	All
						Plan	Other
Name and				Stock	Option	Compen-	Compen-
Principal Position	Year	Salary	Bonus	Awards(1)	Awards(2)	sation(3)	sation(4)	Total
Kenton K. Alder	2010	$600,615	—	$535,564	—	$1,142,391	$9,800	$2,288,370
Chief Executive Officer,	2009	$586,000	—	$342,504	$247,669	$324,058	$9,800	$1,510,031
President, and Director	2008	$590,769	—	$555,000	$340,540	$703,200	$9,200	$2,198,709

Chung Tai Keung, Canice Chief Executive Officer of Asia Pacific Region	2010	$254,826(5)	$614,156(6)	$253,816	—	—	$183,011	$1,305,809

Douglas L. Soder	2010	$352,692	—	$328,529	—	$415,794	$9,800	$1,106,815
Executive Vice President(7)	2009	$345,000	—	$169,763	$99,068	$149,903	$9,200	$772,934
	2008	$354,231	$150,000	$266,400	$136,216	$301,513	$9,200	$1,217,560

Shane S. Whiteside	2010	$352,692	—	$328,529	—	$415,794	$9,800	$1,106,815
Executive Vice President	2009	$345,000	—	$169,763	$99,068	$149,903	$8,449	$772,183
and Chief Operating Officer	2008	$351,539	—	$266,400	$136,216	$301,875	$8,431	$1,064,460

Steven W. Richards	2010	$303,077	—	$266,552	—	$363,088	$9,800	$942,517
Chief Financial Officer,	2009	$280,000	—	$169,763	$99,068	$121,660	$9,382	$679,873
Executive Vice President, and Secretary	2008	$288,077	—	$266,400	$136,216	$240,198	$9,200	$940,091

(1)	The grant date fair value of all stock awards has been calculated in accordance with applicable financial accounting standards. In the case of time-based RSUs, the value is determined by multiplying the number of RSUs granted by the closing price of our common stock on the grant date. In the case of PRUs, the accounting standards provide for the value to be determined using only those tranches for which the revenue and EBITDA targets have been set as of the reporting date. We use a Monte Carlo simulation model to calculate the grant date fair value of PRUs. For a discussion of valuation assumptions used in determining the grant date fair value of the awards, see Note 14 to our 2010 consolidated financial statements, included in our annual report on Form 10-K filed with the SEC. Mr. Chung did not receive PRUs in 2010 because he was not an executive officer of our company on the grant date.

PRUs have a potential payout of 0% to 240% of the target amount. For the 2010 PRU awards, the values at the grant date, assuming the highest level of performance (240%) and the closing share price on that date ($9.14), are as follows:

Name	Value at 240% Performance
Kenton K. Alder	$1,029,219
Steven W. Richards	$519,819
Douglas L. Soder	$623,768
Shane S. Whiteside	$623,768
For the actual number of PRUs earned for the 2010 performance period, see the “Outstanding Equity Awards at Fiscal Year-End” table.

(2)	Amounts shown reflect the fair value at the date of grant. The value is calculated in accordance with ASC Topic 718, Compensation — Stock Compensation. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions used in determining the grant date fair value of the awards, see Note 14 to our 2010 consolidated financial statements, included in our annual report on Form 10-K filed with the SEC. None of our named executive officers received a stock option grant in 2010.

(3)	Amounts represent bonuses paid based on achievement of individual and company performance criteria for each year shown. These bonuses were earned in such fiscal year, but not paid until the next fiscal year.

(4)	Amounts represent matching contributions by us to our 401(k) plan to Messrs. Alder, Richards, Soder, and Whiteside. The amount for Mr. Chung represents (i) a housing allowance of $162,162, and (ii) contributions by us in the amount of $20,849 to the Mandatory Provident Fund, a saving program for the retirement of residents in Hong Kong.

(5)	Mr. Chung became the Chief Executive Officer of our Asia Pacific operations upon the closing of the PCB Combination in April 2010. The amount reported above in the “Salary” column reflects Mr. Chung’s salary from April 1, 2010 through December 31, 2010. The cash amounts paid to Mr. Chung were paid in HKD and converted to U.S. Dollars using an exchange rate of 0.1287 HKD per U.S. Dollar.

(6)	Represents (i) a guaranteed bonus of $92,664 paid in January 2011 in recognition of the Chinese New Year, (ii) a bonus equal to $32,432 paid in March 2011 pursuant to a three-year compensation package agreement in principle reached in 2010 in connection with the PCB Combination, and (iii) a discretionary bonus of $489,060 paid in April 2011 in recognition of the financial performance of our Asia Pacific Region in fiscal 2010.

(7)	Mr. Soder received retention bonuses of $150,000 in 2008.
Fiscal Year 2010 Grants of Plan-Based Awards
     The following table provides information on awards granted under our annual management incentive plan for fiscal 2010 and awards of PRUs and awards of time-based RSUs granted as part of fiscal 2010 long-term incentive compensation.

								All Other
								Stock
								Awards:
								Number	Grant-Date
		Estimated Future Payouts Under			Estimated Future Payouts Under			of Shares	Fair Value of
	Grant	Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)			of Stock	Stock
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units (3)	Awards (4)
Kenton K. Alder Incentive Bonus		$60,500	$574,750	$1,391,500
PRU	3/25/2010				13,137	46,919	112,606		$184,689
RSU	3/25/2010							38,389	$350,875

Chung Tai Keung, Canice Incentive Bonus RSU	10/14/2010							25,458	$253,816

Douglas L. Soder Incentive Bonus		$35,500	$230,750	$497,000
PRU	3/25/2010				7,962	28,436	68,246		$111,938
RSU	3/25/2010							23,697	$216,591

Shane S. Whiteside Incentive Bonus		$35,500	$230,750	$497,000
PRU	3/25/2010				7,962	28,436	68,246		$111,938
RSU	3/25/2010							23,697	$216,591

Steven W. Richards Incentive Bonus		$31,000	$201,500	$434,000
PRU	3/25/2010				6,635	23,697	56,873		$93,285
RSU	3/25/2010							18,957	$173,267

(1)	Amounts represent the range of possible cash payouts for fiscal 2010 awards under our management incentive bonus plan.

(2)	Amounts represent the range of shares that may be released at the end of the three-year performance period applicable to the PRU award assuming achievement of threshold performance. If our revenue and EBITDA performance is below threshold for each year during the performance period or if our TSR for the period is in the bottom 20th percentile of the S&P 600, no shares will be released at the end of the period. See the discussion of PRU awards under “Compensation Discussion and Analysis.”

(3)	The RSU awards vest one-third on the first, second, and third anniversaries of the date of grant, except for Mr. Chung, whose RSUs vest 1/3 on April 9, 2010, 2011, and 2012.

(4)	See footnote (1) to the Summary Compensation Table for a description of the method used to determine the grant date fair value of stock awards.
Employment Agreements with Named Executive Officers
     Effective March 19, 2010, our board of directors approved a Restated Employment Agreement with Mr. Alder (referred to as the Restated Employment Agreement), which supersedes his prior employment agreement. Pursuant to the Restated Employment Agreement, Mr. Alder will continue to serve as our President and Chief Executive Officer for an initial term expiring on the third anniversary of the Restated Employment Agreement, which initial term will be automatically renewed for additional one-year terms unless timely notice of non-renewal is given by either us or Mr. Alder. The Restated Employment Agreement provides that Mr. Alder will receive a base salary of $605,000, which may be increased from time to time at the discretion of our board of directors. In addition, the Restated Employment Agreement provides that, in the event we terminate Mr. Alder’s employment without cause or Mr. Alder terminates his employment for good reason, we must provide to Mr. Alder certain severance benefits. These severance benefits are discussed in more detail below under “Potential Payments upon Termination or Change in Control.” The Restated Employment Agreement further imposes certain non-competition and non-solicitation obligations on Mr. Alder in the event his employment with our company is terminated prior to the expiration of the term of the Restated Employment Agreement. Such non-competition and non-solicitation obligations will remain in effect for the longer of (1) a period of 12 months following termination or (2) the period during which we are required to pay severance to Mr. Alder under the Restated Employment Agreement.
     Effective March 19, 2010, our board of directors approved an Executive Change in Control Severance Agreement (referred to as the Severance Agreement) with each of Steven W. Richards, Shane S. Whiteside, and Douglas L. Soder. The terms of the Severance Agreement are described below under “Potential Payments upon Termination or Change in Control.” The Severance Agreement supersedes the previous change in control severance agreements executed on December 1, 2005 between our company and each of Mr. Richards and Mr. Whiteside, and in the case of Mr. Soder, the Severance Agreement supersedes the severance provisions set forth in his October 2006 employment offer letter.

Outstanding Equity Awards at Fiscal Year-End 2010
     The following table sets forth the outstanding equity awards held by our named executive officers as of December 31, 2010.

						Stock Awards
										Equity
									Equity	Incentive
									Incentive	Plan
									Plan	Awards:
									Awards:	Market
								Market	Number of	Value of
								Value of	Unearned	Unearned
	Option Awards					Number of		Shares or	Shares, Units	Shares, Units
	Number of Securities					Shares or		Units of	or Other	or Other
	Underlying Unexercised			Option	Option	Units of Stock		Stock That	Rights that	Rights That
	Options			Exercise	Expiration	that have Not		Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable		Price	Date	Vested		Vested (1)	Vested (2)	Vested (1)
Kenton K. Alder	25,000	—		$10.15	3/11/2012
	20,177	—		$2.76	12/30/2012
	210,000	—		$13.68	12/17/2013
	17,375	—		$8.98	1/27/2015
	17,375	—		$7.77	5/5/2015
	17,375	—		$6.86	8/3/2015
	17,375	—		$8.67	11/3/2015
	17,375	—		$12.97	2/14/2016
	29,208	—		$16.82	5/4/2016
	29,208	—		$10.58	8/1/2016
	29,209	—		$11.71	11/1/2016
	33,334	16,666	(3)	$11.10	2/13/2018
	4,167	8,333	(4)	$5.78	2/12/2019
	4,167	8,333	(5)	$7.85	5/7/2019
	4,167	8,333	(6)	$10.97	8/5/2019
	4,167	8,333	(7)	$11.35	11/5/2019
	—	—		—	—	16,666	(8)	$248,657
	—	—		—	—	52,612	(9)	$784,971
	—	—		—	—	38,389	(10)	$572,764
	—	—		—	—				49,547	$739,241

Chung Tai Keung, Canice	—	—		—	—	25,458	(11)	$379,833

Douglas L. Soder	60,000	—		$11.71	11/1/2016
	13,334	6,666	(3)	$11.10	2/13/2018
	1,667	3,333	(4)	$5.78	2/12/2019
	1,667	3,333	(5)	$7.85	5/7/2019
	1,667	3,333	(6)	$10.97	8/5/2019
	1,667	3,333	(7)	$11.35	11/5/2019
	—	—		—	—	8,000	(8)	$119,360
	—	—		—	—	26,077	(9)	$389,069
	—	—		—	—	23,697	(10)	$353,559
	—	—		—	—				30,028	$448,018

Shane S. Whiteside	110,000	—		$13.68	12/17/2013
	9,500	—		$12.97	2/14/2016
	16,833	—		$16.82	5/4/2016
	16,834	—		$11.71	11/1/2016
	13,334	6,666	(3)	$11.10	2/13/2018
	—	3,333	(4)	$5.78	2/12/2019
	—	3,333	(5)	$7.85	5/7/2019
	1,667	3,333	(6)	$10.97	8/5/2019
	1,667	3,333	(7)	$11.35	11/15/2910
	—	—		—	—	8,000	(8)	$119,360
	—	—		—	—	26,077	(9)	$389,069
	—	—		—	—	23,697	(10)	$353,559
	—	—		—	—				30,028	$448,018

						Stock Awards
										Equity
									Equity	Incentive
									Incentive	Plan
									Plan	Awards:
									Awards:	Market
								Market	Number of	Value of
								Value of	Unearned	Unearned
	Option Awards					Number of		Shares or	Shares, Units	Shares, Units
	Number of Securities					Shares or		Units of	or Other	or Other
	Underlying Unexercised			Option	Option	Units of Stock		Stock That	Rights that	Rights That
	Options			Exercise	Expiration	that have Not		Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable		Price	Date	Vested		Vested (1)	Vested (2)	Vested (1)
Steven W. Richards	4,800	—		$10.15	3/11/2012
	40,000	—		$13.68	12/17/2013
	3,562	—		$7.77	5/5/2015
	3,562	—		$6.86	8/3/2015
	4,750	—		$8.67	11/3/2015
	9,500	—		$12.97	2/14/2016
	16,833	—		$16.82	5/4/2016
	16,833	—		$10.58	8/1/2016
	16,834	—		$11.71	11/1/2016
	13,334	6,666	(3)	$11.10	2/13/2018
	1,667	3,333	(4)	$5.78	2/12/2019
	1,667	3,333	(5)	$7.85	5/7/2019
	1,667	3,333	(6)	$10.97	8/5/2019
	1,667	3,333	(7)	$11.35	11/5/2019
	—	—		—	—	8,000	(8)	$119,360
	—	—		—	—	26,077	(9)	$389,069
	—	—		—	—	18,957	(10)	$282,838
	—	—		—	—				25,024	$373,358

(1)	Based on the closing price of our common stock on December 31, 2010.

(2)	Represents the number of PRUs granted in fiscal 2010, adjusted for actual achievement during 2010 on the annual metrics of revenue and EBITDA (each of which is equally weighted) with respect to the one-third portion of the award attributable to fiscal 2010 performance. Performance on the annual revenue metric was 109.3% of target for fiscal 2010 and performance on the annual EBITDA metric was 101.9% of target for fiscal 2010. The blended 116.8% multiplier applies to the first one-third of the PRUs granted for fiscal 2010; the remaining units are reported at target and will be adjusted based on actual revenue and EBITDA performance during the applicable 2011 and 2012 performance periods. Total PRUs credited at the conclusion of 2012 will be adjusted by our performance on TSR as compared to the S&P 600, which will determine the number of shares, if any, released at the end of the three-year performance period.

(3)	Such options vest on February 13, 2011.

(4)	Such options vest 50% on February 12, 2011 and 50% on February 12, 2012.

(5)	Such options vest 50% on May 7, 2011 and 50% on May 7, 2012.

(6)	Such options vest 50% on August 5, 2011 and 50% on August 5, 2012.

(7)	Such options vest 50% on November 5, 2011 and 50% on November 5, 2012.

(8)	Such RSUs vest on February 13, 2011.

(9)	Such RSUs vest 50% on March 5, 2011 and 50% on March 5, 2012.

(10)	Such RSUs vest one-third on March 25, 2011, 2012, and 2013.

(11)	Such RSUs vest one-third on April 9, 2011, 2012, and 2013.

Option Exercises and Stock Vested in Fiscal Year 2010
     The following table sets forth information concerning the value realized by each of our named executive officers upon the exercise of stock options and the vesting of stock awards during fiscal year 2010.

	Option Awards		Stock Awards
	Number of Shares
	Acquired	Value Realized on	Number of Shares	Value Realized
Name	on Exercise	Exercise (1)	Acquired on Vesting	on Vesting (2)
Kenton K. Alder	8,177	$99,461	58,187	$529,648
Chung Tai Keung, Canice	—	—	—	—
Douglas L. Soder	—	—	28,445	$258,992
Shane S. Whiteside	32,583	$168,189	30,021	$273,554
Steven W. Richards	—	—	30,021	$273,554

(1)	The value realized equals the difference between the fair market value of our common stock on the date of exercise and the option exercise price, multiplied by the number of shares issued upon exercise of the options.

(2)	The value realized equals the fair market value of our common stock on the date of vesting multiplied by the number of shares released on the vest date.
Potential Payments Upon Termination or Change in Control
     Effective March 19, 2010, our board of directors approved the Severance Agreements with each of Steven W. Richards, Shane S. Whiteside, and Douglas L. Soder. Each Severance Agreement provides that, in the event the executive’s employment is terminated by (1) our company without cause during a pending change in control or within 12 months following a change in control, or (2) by the executive for good reason within 12 months following a change in control, the executive will be entitled to receive an amount in cash equal to two times the sum of (a) the executive’s annual base salary and (b) the amount of the executive’s annual target bonus for the year during which the executive is terminated assuming the achievement of 100% of the performance target levels associated with such annual target bonus; together with the acceleration of vesting of any stock options, restricted stock, RSUs, and PRUs assumed by the acquirer.
     In addition, our Restated Employment Agreement with Mr. Alder provides that, in the event Mr. Alder’s employment is terminated by (1) our company without cause or (2) by Mr. Alder for good reason, Mr. Alder will be entitled to receive an amount in cash equal to two times the sum of (a) Mr. Alder’s base salary and (b) the amount of his annual target bonus for the year during which Mr. Alder is terminated assuming the achievement of 100% of the performance target levels associated with such annual target bonus. In the event Mr. Alder’s employment is terminated by (1) our company without cause or (2) by Mr. Alder for good reason, within 60 days prior to, or within one year after, the occurrence of a change in control, Mr. Alder will be entitled to receive an amount in cash equal to three times the sum of (a) Mr. Alder’s base salary and (b) the amount of his annual target bonus for the year during which he is terminated assuming the achievement of 100% of the performance target levels associated with such annual target bonus; together with the acceleration of vesting of any stock options, restricted stock, RSUs, or PRUs that are assumed by the acquirer.

     The following tables set forth certain information regarding potential payments and other benefits that would be payable to each of our named executive officers upon a change in control of our company and/or upon a termination of our named executive officer’s employment. The tables below assume that the termination or change in control event took place on the last business day of 2010.
Kenton K. Alder:

				Termination
	Termination	Termination for		Without Cause or
	Without Cause	Good Reason		for Good Reason
	(Not in	(Not in		Pending a Change in
	Connection with a	Connection with	Change in	Control or Within
Executive Benefits -	Change in	a Change in	Control (No	One Year
Change in Control (1)	Control)	Control)	Termination) (2)	Thereafter (2)
Accelerated Options (3)	$108,692	—	$162,547	$261,406
Accelerated RSUs (3)	$644,753	—	$832,073	$1,606,392
Accelerated PRUs (3)	—	—	—	$700,031
Severance (4)	$2,359,500	$2,359,500	—	$3,539,250
Chung Tai Keung, Canice:

Termination
Without
			Termination		Cause or for
			Without	Termination	Good
			Cause	Without	Reason
			Pending a	Cause	Within 12
			Change in	Pending a	Months
		Change in	Control that	Change in	Following a
	Termination	Control (No	is Not	Control that	Change in
Executive Benefits (1)	Without Cause	Termination) (2)	Effected (5)	is Effected (2)	Control (2)
Accelerated RSUs (3)	$21,097	$126,611	—	—	$379,833
Douglas L. Soder:

					Termination
					Without
			Termination		Cause or for
			Without	Termination	Good
			Cause	Without	Reason
			Pending a	Cause	Within 12
			Change in	Pending a	Months
		Change in	Control that	Change in	Following a
	Termination	Control (No	is Not	Control that	Change in
Executive Benefits (1)	Without Cause	Termination) (2)	Effected (5)	is Effected (2)	Control (2)
Accelerated Options (3)	$43,473	$65,022	$57,603	$104,556	$104,556
Accelerated RSUs (3)	$333,745	$431,755	$431,755	$861,988	$861,988
Accelerated PRUs (3)	—	—	—	—	$424,265
Severance (4)	—	—	$1,171,500	$1,171,500	$1,171,500

Shane S. Whiteside:

					Termination
			Termination		Without
			Without	Termination	Cause or for
			Cause	Without	Good Reason
			Pending a	Cause	Within 12
			Change in	Pending a	Months
		Change in	Control that	Change in	Following a
	Termination	Control (No	is Not	Control that	Change in
Executive Benefits (1)	Without Cause	Termination) (2)	Effected (5)	is Effected (2)	Control (2)
Accelerated Options (3)	$43,473	$65,022	$57,603	$104,556	$104,556
Accelerated RSUs (3)	$333,745	$431,755	$431,755	$861,988	$861,988
Accelerated PRUs (3)	—	—	—	—	$424,265
Severance (4)	—	—	$1,171,500	$1,171,500	$1,171,500
Steven W. Richards:

					Termination
			Termination		Without
			Without	Termination	Cause or for
			Cause	Without	Good Reason
			Pending a	Cause	Within 12
		Change in	Change in	Pending a	Months
		Control (No	Control that	Change in	Following a
	Termination	Termination)	is Not	Control that	Change in
Executive Benefits (1)	Without Cause	(2)	Effected (5)	is Effected (2)	Control (2)
Accelerated Options (3)	$43,473	$65,022	$57,603	$104,556	$104,556
Accelerated RSUs (3)	$316,065	$408,181	$408,181	$791,267	$791,267
Accelerated PRUs (3)	—	—	—	—	$353,559
Severance (4)	—	—	$1,023,000	$1,023,000	$1,023,000

(1)	Amounts represented in the table do not include stock option awards or RSUs that are fully vested, earned salary, and accrued vacation, as those items are earned and due to the named executive officer regardless of such termination or change in control events. It also does not include amounts payable under life insurance coverage, our accidental death and dismemberment coverage, or our business travel accident coverage, which are programs available to all of our full-time employees. The amounts listed assume that the termination or change in control event took place on the last business day of 2010.

(2)	Assumes that the stock options, RSUs, and PRUs are assumed by the acquiring entity in connection with the change in control.

(3)	The amount listed for accelerated stock options, RSUs, and PRUs is based on the closing price of our common stock on December 31, 2010.

(4)	The amount listed is calculated with the formula described above using an annual target bonus of 95% of base salary for Mr. Alder and 65% of base salary for each of Messrs. Richards, Whiteside, and Soder, for fiscal year 2010, which represents the percentage of base salary payable as a bonus upon achievement of 100% of the performance target levels associated with such annual target bonus, as set forth in Mr. Alder’s Restated Employment Agreement and in the Severance Agreements.

(5)	The Severance Agreements provide that if the executive’s employment is terminated without cause during a pending change in control, and the change in control is not effected within three months following the date of termination of the executive, then the stock options and RSUs held by the executive as of the date of termination will be treated as if the executive’s employment had been terminated as of the three-month anniversary of the date of termination of employment.

EQUITY COMPENSATION PLAN INFORMATION
     The following table sets forth information with respect to our common stock that may be issued upon the exercise of stock options, warrants, and rights under our 2006 Plan as of December 31, 2010.

(c)
Number of Securities
	(a)		Remaining Available
	Number of		for Future Issuance
	Securities to be	(b)	Under Equity
	Issued Upon	Weighted Average	Compensation Plans
	Exercise of	Exercise Price	(Excluding
	Outstanding	of Outstanding	Securities
	Options, Warrants,	Options, Warrants,	Reflected in Column
Plan Category	and Rights(1)	and Rights(2)	(a))
Equity Compensation Plans Approved by Stockholders	3,148,245	$12.01	4,281,731
Equity Compensation Plans Not Approved by Stockholders	—	—	—

Total	3,148,245	$12.01	4,281,731

(1)	Includes 1,456,978 RSUs and PRUs.

(2)	The weighted average exercise price does not take into account the 1,456,978 RSUs and PRUs.

PROPOSAL TWO — ADVISORY VOTE APPROVING
NAMED EXECUTIVE OFFICER COMPENSATION
          As required by SEC rules, we are asking our stockholders to provide an advisory, non-binding vote to approve the compensation of our named executive officers. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers by voting on the non-binding resolution below.
          As described in detail in the Compensation Discussion and Analysis section of this proxy statement, our executive compensation program, which is established by our compensation committee and board of directors, is intended to attract, motivate, and retain executives and key employees and reward the creation of stockholder value. We seek to provide executive compensation packages that are competitive with other similarly situated companies in our industry and reward the achievement of short-term and long-term performance goals.
          We are asking our stockholders to indicate their support for our named executive officer compensation. We believe that the information we have provided in this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.
          Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy. Our compensation committee and board of directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.
          Our board of directors believes that the compensation of our named executive officers is appropriate and recommends a vote “for” the following advisory resolution, which will be submitted for a stockholder vote at the annual meeting:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables, narrative discussion and related matters.”
          You may vote “for” or “against” the foregoing resolution, or you may “abstain.” This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and procedures described in this proxy statement.
          While the advisory vote is non-binding, the compensation committee and our board of directors will review the results of the vote and take the concerns of our stockholders into account in future determinations concerning our executive compensation program. Our board of directors therefore recommends that you indicate your support for the compensation policies and procedures for our named executive officers, as outlined in the above resolution.

PROPOSAL THREE —
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES
ON NAMED EXECUTIVE OFFICER COMPENSATION
          In addition to providing our stockholders with the opportunity to cast an advisory vote on named executive officer compensation, we are also seeking an advisory, non-binding vote on how frequently the advisory vote on named executive officer compensation should be presented to stockholders, as required by SEC rules. Stockholders may vote to have the advisory vote on named executive compensation held every year, every two years, or every three years, or stockholders may abstain from voting on this proposal. Accordingly, the following resolution will be submitted for a stockholder vote at the annual meeting:
“RESOLVED, that the stockholders wish the Company to include an advisory vote on the compensation of the named executive officers every one, two, or three years, whichever receives a majority of votes cast with respect to this resolution.”
          After careful consideration of this proposal, our board of directors recommends that you vote to hold an advisory vote on the compensation of our named executive officers every three years.
          Our board of directors has determined that holding an advisory vote on the compensation of our named executive officers every three years is the best approach for us based on a number of considerations, including the following:
•	Our compensation program is designed to reward the achievement of short-term and long-term performance goals and the creation of stockholder value, and a three-year cycle will provide stockholders sufficient time to evaluate the effectiveness of our short- and long-term compensation strategies and the related business outcome of our company;

•	We believe holding a Say-on-Pay vote every three years, rather than annually, provides our stockholders and their proxy advisory firms with greater ability to conduct detailed and thorough analyses of Say-on-Pay votes for other public companies and to make recommendations to our stockholders;

•	A three-year vote cycle gives our board of directors and our compensation committee sufficient time to thoughtfully respond to stockholders’ sentiments and to implement any necessary changes to our executive compensation policies and procedures; and

•	Stockholders who have concerns about executive compensation during the period between stockholder votes may bring their specific concerns to the attention of our board of directors. As discussed elsewhere in this proxy statement, we provide stockholders an opportunity to communicate directly with members of our board of directors, including on issues of executive compensation.
          We recognize that stockholders may have different views as to the best approach for our company, and therefore we look forward to hearing from our stockholders as to their preferences on the frequency of future advisory votes on executive compensation.
          While the advisory vote is non-binding, our board of directors will review the results of the vote and consider our stockholders’ concerns when determining how often to include a Say-on-Pay proposal in our proxy materials. We currently intend to provide a Say-on-Pay proposal at least once every three years.

PROPOSAL FOUR —
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
          On March 14, 2011, our audit committee determined to engage PricewaterhouseCoopers LLP as our independent registered public accountants to audit our financial statements for the fiscal year ending December 31, 2011. As previously disclosed in our SEC filings, on November 11, 2010 we determined to dismiss the accounting firm of KPMG LLP (referred to as KPMG), the independent registered public accounting firm engaged to audit our financial statements for the fiscal years ended December 31, 2010 and 2009. The decision was recommended and approved by the audit committee of our board of directors and approved by our board of directors. KPMG was notified of the decision on November 12, 2010.
          During the fiscal years ended December 31, 2010 and 2009 and the subsequent interim period through March 15, 2011, there were no (i) disagreements between us and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference in connection with their audit report to the subject matter of the disagreements, or (ii) “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.
          The audit reports of KPMG on our consolidated financial statements as of and for the fiscal years ended December 31, 2010 and 2009 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. KPMG’s report on our financial statements for the year ended December 31, 2009 did contain a separate paragraph stating:
“As discussed in Note 2 to the consolidated financial statements, the Company has changed its method of accounting for uncertainties in income taxes effective January 1, 2007, due to the adoption of Financial Accounting Standards Board (FASB) Interpretation 48, “Accounting for Uncertainty in Income Taxes”, included in ASC Subtopic 740-10, “Income Taxes — Overall”. Also discussed in Note 2 to the consolidated financial statements, the Company has changed its method of accounting for convertible debt instruments effective January 1, 2009, due to the adoption of FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”, included in ASC Subtopic 470-20, “Debt with Conversion and Other Options”, and the consolidated financial statements have been adjusted for the retrospective application of this standard.”
          We adopted the accounting methods discussed in the paragraphs above in order to adhere to U.S. generally accepted accounting principles.
          The audit reports of KPMG on the effectiveness of internal control over financial reporting as of December 31, 2010 and 2009 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except that KPMG’s December 31, 2010 report contained an explanatory paragraph stating that:
“The Company acquired the PCB subsidiaries from Meadville Holdings Limited (PCB Subsidiaries) during 2010, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010, the acquired PCB Subsidiaries internal control over financial reporting associated with total assets of $1.3 billion and total revenues of $597.8 million included in the consolidated financial statements of the Company and subsidiaries as of and for the year ended December 31, 2010. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of the acquired PCB Subsidiaries.”
               We requested KPMG to furnish a letter addressed to the SEC stating whether KPMG agrees with the above statements made by us. A copy of this letter, dated March 18, 2011, is filed as Exhibit 16 to our Current Report on Form 8-K/A, filed with the SEC on March 18, 2011.

          During the fiscal years ended December 31, 2010 and 2009 and through our retention of PricewaterhouseCoopers LLP as our independent registered public accounting firm in 2011, we did not consult with PricewaterhouseCoopers LLP on matters that involved the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on our financial statements, or any other matter that was the subject of a disagreement or a reportable event.
          Because this year’s annual meeting is being held at a location other than our principal executive offices, we do not expect representatives of PricewaterhouseCoopers LLP or KPMG to be present at the annual meeting. If they do attend, they will be given the opportunity to make a statement if they desire and will be available to respond to appropriate questions.
Audit Fees
          The following is a summary of fees, all of which were approved by our audit committee, for audit and other professional services performed by KPMG during the fiscal years ended December 31, 2010 and 2009:

	2010	2009
Audit fees	$2,979,157	$2,146,548
Audit-related fees	—	$551,655
Tax fees	—	—
All other fees	—	—

Total	$2,979,157	$2,698,203

          “Audit fees” are fees that we paid to KPMG for the audits of our annual financial statements and of internal control over financial reporting included in the Form 10-K, reviews of financial statements included in Forms 10-Q, and foreign regulatory filings related to the PCB Combination. “Audit-related fees” consist of fees we paid to KPMG for accounting consultations and services performed related to the PCB Combination (due diligence and consultations) during the year ended December 31, 2009.
          From the closing of the PCB Combination in April 2010 through December 31, 2010, we paid PricewaterhouseCoopers LLP $1,509,019 for accounting and tax services performed for our PCB Subsidiaries.
Pre-Approval Policy for Independent Registered Public Accountants’ Fees
          In 2003, our audit committee adopted a formal policy concerning pre-approval of all services to be provided by our independent registered public accountants. The policy requires that all proposed services to be provided by our independent registered public accounting firm must be pre-approved by our audit committee before any services are performed. This policy includes all audit, audit-related, tax, and other services that our independent registered public accounting firm may provide to our company. In evaluating whether to engage our independent registered public accounting firm for non-audit services, our audit committee considers whether the performance of services other than audit services is compatible with maintaining the independence of our independent registered public accounting firm. All of the services provided by KPMG described in the table above were approved by our audit committee pursuant to our audit committee’s pre-approval policies.
          Our board of directors recommends a vote “for” the ratification of PricewaterhouseCoopers LLP as our independent registered public accountants.
          In the event of a negative stockholder vote on the ratification of PricewaterhouseCoopers LLP as our independent registered public accountants, our board of directors will reconsider its selection.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
          Our board of directors has appointed an audit committee consisting of five independent directors. All members of our audit committee are able to read and understand fundamental financial statements, including our balance sheet, statement of operations, and cash flow statement. Most members of our audit committee have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in each individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibility. Our board of directors has determined that Messrs. Bass, Beck, Franklin, Mayer, and Zakheim are independent directors, as defined by Nasdaq Marketplace Rule 5605(a)(2), and that Mr. Beck, chairman, qualifies as an “audit committee financial expert.”
          The primary responsibility of our audit committee is to assist our board of directors in fulfilling its responsibility to oversee management’s conduct of our financial reporting process, including overseeing the financial reports and other financial information provided by us to governmental or regulatory bodies (such as the SEC), the public, and other users thereof; our systems of internal accounting and financial controls; and the annual independent audit of our consolidated financial statements.
          Management has the responsibility for our consolidated financial statements and the reporting process, including the systems of internal controls. Our independent registered public accounting firm engaged to conduct the audit of our 2010 financial statements, KPMG LLP, was responsible for auditing our consolidated financial statements and expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles.
          In fulfilling its oversight responsibilities, our audit committee reviewed our consolidated audited financial statements with management and the independent registered public accounting firm. Our audit committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees. This included a discussion of the independent registered public accounting firm’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with our audit committee under generally accepted auditing standards. In addition, our audit committee received from the independent registered public accounting firm written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s independence. Our audit committee also discussed with the independent registered public accounting firm their independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent registered public accounting firm. Our audit committee has concluded that KPMG LLP is independent from our company and management.
          Our audit committee discussed with the independent registered public accounting firm the overall scope and plans for their audits. Our audit committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our company, the internal controls, and the overall quality of our financial reporting. Our audit committee held six meetings during the fiscal year ended December 31, 2010.
          Based on the reviews and discussions referred to above, our audit committee recommended to our board of directors, and our board of directors approved, that our audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.
          Our board of directors has adopted a written charter for our audit committee that reflects, among other things, requirements of the Sarbanes-Oxley Act of 2002, rules adopted by the SEC, and rules of The Nasdaq Stock Market.

          This report has been furnished by our audit committee to our board of directors.
Richard P. Beck, Chairman
James K. Bass
Philip G. Franklin
John G. Mayer
Dov S. Zakheim

PROPOSAL FIVE —
RE-APPROVAL OF MATERIAL TERMS OF
2006 INCENTIVE COMPENSATION PLAN PERFORMANCE GOALS
FOR PURPOSES OF INTERNAL REVENUE CODE SECTION 162(m)
          Our board of directors recommends that stockholders re-approve the materials terms of the performance goals for performance-based incentives under our 2006 Incentive Compensation Plan (referred to as the 2006 Plan) to preserve our ability to deduct compensation associated with future performance-based incentive awards to be made under the 2006 Plan.
          Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount we may deduct in any one year for compensation paid to our “covered employees.” A covered employee means a person specified in Section 162(m), which generally includes our chief executive officer and each of our other four highest compensated officers as of the end of a taxable year as disclosed in our SEC filings.
          There is, however, an exception to this limit for performance-based compensation, and awards made pursuant to the plan may constitute performance-based compensation not subject to the deductibility limitation of Section 162(m). In order to continue to qualify for this exception, stockholders must re-approve, every five years, the material terms of the performance goals of the 2006 Plan under which the compensation will be paid. Stockholders last approved the 2006 Plan’s performance goals in 2006, and, therefore, our board of directors is submitting the performance goals for re-approval at the annual meeting for purposes of Section 162(m). The material terms of the performance goals are (i) eligibility, (ii) qualification of awards under the 2006 Plan, and (iii) the business criteria on which the performance goals are based, which we describe further below.
Eligibility
          Officers, directors, employees, and consultants of our company and our subsidiaries, as determined by the plan administrator (our board of directors or compensation committee), are eligible to participate in the plan. The approximate number of persons currently receiving performance-based compensation under the plan is 380.
Qualification of Awards as “Performance Awards”
          The 2006 Plan authorizes the plan administrator to grant performance awards to an eligible participant, which represents a conditional right to receive cash, shares of our common stock, or other awards (stock options, stock appreciation rights, restricted stock, RSUs, PRUs, bonus stock, dividend equivalents, and other stock-related awards) upon achievement of certain pre-established performance goals and subjective individual goals during a specified fiscal year. The performance goals and criteria to be achieved and the length of time during which any performance goals are to be measured are determined by the plan administrator.
Performance Criteria
          Subject to the requirements of the 2006 Plan, the plan administrator will determine performance award terms, including the required levels of performance with respect to specified business criteria, the corresponding amounts payable upon achievement of such levels of performance, termination and forfeiture provisions, and the form of settlement. One or more of the following business criteria based on our consolidated financial statements, and/or those of its affiliates, or for its business units (except with respect to the total stockholder return and earnings per share criteria), will be used by the plan administrator in establishing performance goals for performance awards designed to comply with the performance-based compensation exception to Section 162(m): (1) earnings per share; (2) revenue or gross margin; (3) cash flow; (4) operating margin; (5) return on net assets, investment, capital, or equity; (6) economic value added; (7) direct contribution; (8) net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any of our ongoing bonus plans; (9) working capital; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions, or divestitures; (12) total stockholder return; and (13) debt reduction. For covered employees, the performance goals and the determination of their achievement shall be made in accordance with Section 162(m). The plan administrator is authorized to adjust performance conditions and other terms of awards in response to unusual or nonrecurring events, or in response to changes in applicable laws, regulations, or accounting principles.
          The other material terms of the 2006 Plan are described below, and the complete text of the 2006 Plan is attached to this proxy statement as Annex A.
Summary of 2006 Incentive Compensation Plan
Awards
          The terms of the 2006 Plan provide for the grant of stock options, stock appreciation rights, restricted stock, stock units, bonus stock, dividend equivalents, other stock-related awards, and performance awards that may be settled in cash, stock, or other property.
Shares Available for Awards
          The total number of shares of our common stock that may be subject to awards under the 2006 Plan is equal to 3,000,000 shares, plus (i) any shares available for issuance and not subject to an outstanding award under our 2000 Equity Compensation Plan (2000 Plan) or our Management Stock Option Plan (Management Plan); (ii) the number of shares with respect to which awards granted under the 2006 Plan, the 2000 Plan, and the Management Plan terminate without the issuance of the shares or where the shares are forfeited or repurchased; (iii) with respect to awards granted under the 2006 Plan, the 2000 Plan, and the Management Plan, the number of shares which are not issued as a result of the award being settled for cash or otherwise not issued in connection with the exercise or payment of the award; and (iv) the number of shares that are surrendered or withheld in payment of the exercise price of any award or any tax withholding requirements in connection with any award granted under the 2006 Plan, the 2000 Plan, and the Management Plan. On December 31, 2010, 4,281,731 shares were available for issuance and not subject to an award under the 2006 Plan.
Limitations on Awards
          The 2006 Plan imposes individual limitations on certain awards, in part to comply with Section 162(m) of the Internal Revenue Code. Under these limitations, no more than 1,000,000 shares of our common stock reserved for issuance under the 2006 Plan may be granted to an individual during any calendar year pursuant to any stock options or stock appreciation rights granted under the 2006 Plan, and no more than 1,000,000 shares of our common stock reserved for issuance under the 2006 Plan may be granted to an individual during any calendar year pursuant to all awards other than stock options or stock appreciation rights granted under the 2006 Plan. The maximum amount that may be earned by any one participant as a performance award (payable in cash) or other cash award is $5,000,000 per calendar year. No outstanding options may be repriced without stockholder approval (that is, we cannot amend an outstanding option to lower the exercise price or exchange an outstanding option for a new option with a lower exercise price without stockholder approval). In addition, the 2006 Plan prohibits us from exchanging an outstanding option with an exercise price above the then current fair market value of our common stock for cash, other awards, or other property.
Capitalization Adjustments
          In the event that a dividend or other distribution (whether in cash, shares of common stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution, or other similar corporate transaction or event affects our common stock or our other securities or the securities of any other issuer, so that an adjustment, substitution, or exchange is determined to be appropriate by the plan administrator, then the plan administrator will adjust any or all of the following as the plan administrator deems appropriate: (1) the kind and number of shares available under the 2006 Plan, (2) the kind and number of shares subject to limitations on awards described in the preceding paragraph, (3) the kind and number of shares subject to all outstanding awards, (4) the exercise price, grant price, or purchase price relating to any award, and (5) other affected terms of awards.

Eligibility
          The persons eligible to receive awards under the 2006 Plan consist of officers, directors, employees, and independent contractors. However, incentive stock options may be granted under the 2006 Plan only to our employees, including our officers who are employees.
Administration
          Our board of directors will administer the 2006 Plan unless it delegates administration of the 2006 Plan to one or more committees of our board of directors. Together, our board of directors and any committee(s) delegated to administer the 2006 Plan are referred to as the plan administrator. If a committee is delegated to administer the 2006 Plan, then the committee members may be “non-employee directors” as defined by Rule 16b-3 of the Securities Exchange Act, “outside directors” for purposes of Section 162(m), and independent as defined by Nasdaq or any other national securities exchange on which any of our securities may be listed for trading in the future. Subject to the terms of the 2006 Plan, the plan administrator is authorized to select eligible persons to receive awards, determine the type and number of awards to be granted and the number of shares of our common stock to which awards will relate, specify times at which awards will be exercisable or may be settled (including performance conditions that may be required as a condition thereof), set other terms and conditions of awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the 2006 Plan, and make all other determinations that may be necessary or advisable for the administration of the 2006 Plan. The plan administrator may amend the terms of outstanding awards, in its discretion. Any amendment that materially and adversely affects the rights of the award recipient, however, must receive the approval of such recipient.
Stock Options and Stock Appreciation Rights
          The plan administrator is authorized to grant stock options, including both incentive stock options and non-qualified stock options. In addition, the plan administrator is authorized to grant stock appreciation rights, which entitle the participant to receive the appreciation in our common stock between the grant date and the exercise date of the stock appreciation right. The plan administrator determines the exercise price per share subject to an option and the grant price of a stock appreciation right. The per share exercise price of an incentive stock option, however, must not be less than the fair market value of a share of common stock on the grant date. The plan administrator generally will fix the maximum term of each option or stock appreciation right, the times at which each stock option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised stock options or stock appreciation rights at or following termination of employment or service, except that no incentive stock option may have a term exceeding ten years. Stock options may be exercised by payment of the exercise price in any form of legal consideration specified by the plan administrator, including cash, shares (including cancellation of a portion of the shares subject to the award), outstanding awards or other property having a fair market value equal to the exercise price. Options may also be exercisable in connection with a broker-assisted sales transaction (a “cashless exercise”) as determined by the plan administrator. The plan administrator determines methods of exercise and settlement and other terms of the stock appreciation rights.
Restricted Stock and Stock Units
          The plan administrator is authorized to grant restricted stock and stock units. Restricted stock is a grant of shares of common stock, which may not be sold or disposed of and which may be forfeited in the event of certain terminations of employment or service, prior to the end of a restricted period specified by the plan administrator. Restricted stock may also be subject to forfeiture if established performance targets are not met. A participant granted restricted stock generally has all of the rights of one of our stockholders, unless otherwise determined by the plan administrator. An award of a stock unit confers upon a participant the right to receive shares of common stock at the end of a specified period, and may be subject to possible forfeiture of the award in the event of certain terminations of employment or service prior to the end of a specified period. Prior to settlement, an award of a stock unit carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

Dividend Equivalents
          The plan administrator is authorized to grant dividend equivalents conferring on participants the right to receive cash, shares of common stock, other awards, or other property equal in value to dividends paid on a specific number of shares of common stock or other periodic payments. Dividend equivalents may be granted alone or in connection with another award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of common stock, awards or otherwise as specified by the plan administrator. Currently, there are no outstanding dividend equivalent awards, either with other outstanding awards under any of our incentive compensation plans or as stand-alone awards.
Bonus Stock and Awards in Lieu of Cash Obligations
          The plan administrator is authorized to grant shares of common stock as a bonus free of restrictions for services performed for us or to grant shares of common stock or other awards in lieu of our obligations to pay cash under the 2006 Plan or other plans or compensatory arrangements, subject to such terms as the plan administrator may specify.
Other Stock Based Awards
          The plan administrator is authorized to grant awards under the 2006 Plan that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock. Such awards might include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of common stock, purchase rights for shares of common stock, awards with value and payment contingent upon our performance or any other factors designated by the plan administrator, and awards valued by reference to the book value of shares of our common stock or the value of securities of or the performance of specified subsidiaries or business units. The plan administrator determines the terms and conditions of such awards.
Other Terms of Awards
          Awards may be settled in the form of cash, shares of our common stock, other awards, or other property at the discretion of the plan administrator. Awards under the 2006 Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The plan administrator may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the plan administrator may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains, and losses based on deemed investment of deferred amounts in specified investment vehicles. The plan administrator is authorized to place cash, shares of our common stock, or other property in trusts or make other arrangements to provide for payment of our obligations under the 2006 Plan. The plan administrator may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares of our common stock or other property to be distributed will be withheld (or previously acquired shares of our common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the 2006 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the plan administrator may, in its discretion, permit transfers of awards subject to any applicable legal restrictions.
Acceleration of Vesting; Change in Control
          The plan administrator, in its discretion, may accelerate the vesting, exercisability, lapsing of restrictions, or expiration of deferral of any award, including if we undergo a “change in control,” as defined in the 2006 Plan. In addition, the plan administrator may provide that the performance goals relating to any performance-based award will be deemed to have been met upon the occurrence of any “change in control.” The award agreement may provide for the vesting of an award upon a change of control, including vesting if a participant is terminated by us or our successor without “cause” or terminates his or her employment for “good reason.”
          To the extent we undergo a corporate transaction (as defined in the 2006 Plan), the 2006 Plan provides that outstanding awards may be assumed, substituted for, or continued in accordance with their terms. If the awards are not assumed, substituted for, or continued, to the extent applicable, such awards will terminate immediately prior to the close of the corporate transaction. The plan administrator may, in its discretion, either cancel the outstanding awards in exchange for a cash payment or vest all or part of the award contingent on the corporate transaction. With respect to a corporate transaction after which our stockholders immediately prior to the corporate transaction own 90% or more of the successor company after the corporate transaction, awards under the 2006 Plan must be assumed, continued, or substituted for.
Amendment and Termination
          Our board of directors may amend, alter, suspend, discontinue, or terminate the 2006 Plan or the plan administrator’s authority to grant awards without further stockholder approval, except stockholder approval will be obtained for any amendment or alteration if such approval is deemed necessary and advisable by our board of directors or is required under Nasdaq rules or regulations. Unless earlier terminated by our board of directors, the 2006 Plan will terminate on the earlier of (1) ten years after the later of (x) the adoption by our board of directors of the 2006 Plan and (y) the approval of an increase in the number of shares reserved under the 2006 Plan by our board of directors (contingent upon such increase being approved by our stockholders), and (2) such time as no shares of our common stock remain available for issuance under the 2006 Plan and no further rights or obligations with respect to outstanding awards are outstanding under the 2006 Plan. Amendments to the 2006 Plan or any award require the consent of the affected participant if the amendment has a material adverse effect on the participant.
_____________________
          Our board of directors believes that it is in the best interests of our company and our stockholders to receive the full income tax deduction for performance-based compensation paid under the 2006 Plan. Our board of directors is therefore asking the stockholders to re-approve, for purposes of Section 162(m), the material terms of the performance goals. Failure to obtain stockholder approval will not affect the rights of participants under the 2006 Plan or under any outstanding award agreements.
          Our board of directors recommends a vote “for” re-approval of the material terms of the 2006 Plan performance goals.

PROPOSAL SIX —
AMENDMENT TO CERTIFICATE OF INCORPORATION TO
INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
          Our board of directors has determined that it is advisable and in our best interest to amend our certificate of incorporation to increase the number of authorized shares of common stock from 100,000,000 to 200,000,000, and correspondingly increase the total number of authorized shares of our capital stock from 115,000,000 to 215,000,000, in order to provide us with flexibility to meet business and financing needs as they arise. The number of authorized shares of our preferred stock will not be affected, nor will the relative rights of the holders of our common stock and preferred stock. As of the date of this proxy statement, none of our 15,000,000 currently authorized shares of preferred stock were issued and outstanding.
          The text of the proposed amendment to the first paragraph of Article IV of our Certificate of Incorporation is as follows:
“Authorized Stock. The Corporation shall have authority to issue a total of two hundred fifteen million (215,000,000) shares, consisting of (i) two hundred million (200,000,000) shares of common stock, $0.001 par value per share (the “Common Stock”), and (ii) fifteen million (15,000,000) shares of preferred stock, $0.001 par value per share (the “Preferred Stock”).”
          We currently have 100,000,000 shares of our common stock authorized for issuance. As of the record date, 81,185,720 shares of our common stock were issued and outstanding. The large increase in the number of our outstanding shares from prior years reflects our April 2010 issuance of approximately 36,334,000 shares of our common stock in connection with the PCB Combination. We currently have 18,814,280 authorized but unissued shares of common stock, all of which are reserved for issuance in connection with our $175 million of convertible senior notes issued in 2008, the related hedge and warrant arrangements established in connection with the offering of such notes, and options, RSUs and other awards outstanding under our 2006 Plan.
          Our authorized common stock has not changed since 2005 when our stockholders approved the reincorporation of our company from the state of Washington to the state of Delaware. Our net sales have grown from $240 million in fiscal 2005 to $1.2 billion in fiscal 2010. In order for us to continue such growth and success, it is critical that our authorized shares of common stock be increased. Our board of directors believes that our authorized common stock must be increased in order to provide for our future needs, including the satisfaction of our current equity obligations. In addition, our board of directors believes that the availability of additional authorized shares will provide us with the flexibility in the future to issue shares of our common stock for general corporate purposes including, without limitation, corporate transactions such as stock splits or stock dividends, new equity or equity-related offerings to raise capital, acquisitions, or strategic investments.
          Although we have no present plan or intention to issue shares of common stock, we continually explore potential equity and debt offerings that could involve the issuance or reservation of authorized but unissued shares in connection with such financings and/or related hedging transactions. Our board of directors will determine whether, when, and on what terms the issuance of shares of our common stock may be warranted in connection with any future actions. No further action or authorization by our stockholders will be necessary before issuance of the additional shares of our common stock authorized under our certificate of incorporation, except as may be required for a particular transaction by applicable law or regulatory agencies or by stock exchange rules.
          The increase in our authorized common stock will not have any immediate effect on the rights of our existing stockholders. The additional shares of common stock, if issued, would have the same rights and privileges as the shares of common stock now issued. Any issuance of additional shares of common stock would increase the number of outstanding shares of common stock and (unless such issuance was pro-rata among existing stockholders) the percentage ownership of existing stockholders would be diluted accordingly.
          Although an increase in the authorized shares of our common stock could, under certain circumstances, also be construed as having an anti-takeover effect (for example, by permitting easier dilution of the stock ownership of a person seeking to effect a change in the composition of our board of directors or contemplating a tender offer or other transaction resulting in our acquisition by another company), the proposed increase in authorized shares is not in response to any effort by any person or group to accumulate our common stock or to obtain control of us by any means. In addition, the proposal is not part of any plan by our board of directors to recommend or implement a series of anti-takeover measures.
          The proposed increase in the authorized shares of our common stock would become effective immediately upon the filing of an amendment to our certificate of incorporation with the office of the Secretary of State of the State of Delaware. We expect to file the amendment with the Secretary of State of the State of Delaware promptly upon approval by our stockholders.
          Our board of directors recommends a vote “for” approval of the amendment to our certificate of incorporation to increase the number of authorized shares of our common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
          Except as set forth below, during fiscal year 2010, there were no transactions or series of similar transactions to which we were or are a party that involved an amount exceeding $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.
          On April 8, 2010, we completed the PCB Combination. Certain affiliates of Meadville engage in transactions with our company, as described below.
          Supply Agreements with Affiliates of Related Parties
          In 2007, Shanghai Meadville Electronics Co., Ltd. (referred to as SME), a subsidiary of one of the PCB Subsidiaries, entered into two supply agreements with Suzhou Shengyi Sci Tech Co., Ltd. (referred to as SSST) and Guangdong Shengyi Sci Tech Co., Ltd. (referred to as GSST), pursuant to which SME and certain other subsidiaries of the PCB Subsidiaries purchased laminate and prepreg from SSST and GSST. GSST is owned indirectly by Top Mix Investments Limited, a company controlled by Mr. Tang Hsiang Chien, the father of our director Mr. Tang Chung Yen, Tom. SSST is 75% owned by GSST and 25% owned indirectly by Top Mix Investments Limited. These two supply agreements expired on December 31, 2009. Accordingly, SME, on behalf of itself and other subsidiaries of the PCB Subsidiaries, entered into a new supply agreement with GSST and SSST on December 11, 2009 with similar terms as the then existing supply agreements. The new supply agreement became effective on January 1, 2010 for a term of three years. We had total purchases of $46.5 million under this supply agreement in 2010.
          Certain of the PCB Subsidiaries also from time to time purchase laminate and prepreg from Mica-Ava (Far East) Industrial Limited (referred to as MAF) and Mica-AVA (Guangzhou) Material Company Ltd. (referred to as MAG), former subsidiaries of Meadville engaged in the laminate business, both of which are owned by Top Mix Investments Limited. These purchases are made on a spot basis from time to time. Total sales from MAF and MAG to the PCB Subsidiaries and their subsidiaries amounted to $46.2 million in 2010.
          Real Property Leasing Arrangements with Affiliates of Related Parties
          OPC, one of the PCB Subsidiaries, is currently leasing from MAF on a month-to-month basis a portion of real property located at Nos. 6-8 Dai Wang Street, Tai Po Industrial Estate, New Territories, Hong Kong, for warehouse purposes. The total amount of rent payable to MAF under the lease for the year ended December 31, 2010 was approximately $46,600.
          GME, one of the PCB Subsidiaries, leases a portion of its employee dormitory spaces to MAG from time to time for the use of the employees of MAG. The dormitory spaces are rented to MAG pursuant to prior written request by MAG for its employees on an individual basis, with the monthly rent to be determined in accordance with the space used by the individual employees and the rate as notified by GME from time to time. Such rental arrangement between GME and MAG is effective until either party terminates the arrangement upon three months’ prior written notice to the other party. The total amount of rent payable under the lease for the year ended December 31, 2010 was approximately $65,500.
2010 ANNUAL REPORT ON FORM 10-K
          We have mailed with this proxy statement a copy of our Annual Report on Form 10-K to each stockholder of record as of March 28, 2010, and it is also available on our website at www.ttmtech.com. Our Annual Report on Form 10-K contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. The information contained in the “Compensation Committee Report” and “Report of the Audit Committee of the Board of Directors” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act. If a stockholder requires an additional copy of our Annual Report on Form 10-K, we will provide one, without charge, on the written request of any such stockholder addressed to our corporate secretary at 2630 South Harbor Boulevard, Santa Ana, California 92704.

STOCKHOLDER PROPOSALS FOR OUR 2012 ANNUAL MEETING
          If any stockholder intends to present a proposal to be considered for inclusion in our proxy material for the 2012 annual meeting of stockholders, the proposal must comply with the requirements of Rule 14a-8 of Regulation 14A of the Exchange Act and must be submitted in writing by notice delivered to our corporate secretary at 2630 South Harbor Boulevard, Santa Ana, California 92704. Any such proposal must be received at least 120 days before the anniversary of the prior year’s proxy statement (by [December 24, 2011]), unless the date of our 2012 annual meeting is changed by more than 30 days from May 24, 2012, in which case, the proposal must be received a reasonable time before we begin to print and mail our proxy materials.
          In addition, our bylaws establish certain requirements for proposals a stockholder wishes to make from the floor of the 2012 annual meeting of stockholders. If the proposal is for a matter other than the nomination of a director for election at the meeting, the proposal must be written and delivered to our corporate secretary at the address set forth above not less than 90 days (by February 24, 2012) nor more than 120 days (January 25, 2012) prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or after such anniversary date, notice by the stockholder must be so delivered not earlier than 120 days prior to such annual meeting and not later than the later of (a) 90 days prior to such annual meeting or (b) five days following the day on which public announcement of the date of such meeting is first made by our company. Our bylaws provide that a stockholder’s notice of a proposal of business must set forth certain information relating to the proposed business desired to be brought before the meeting and the proposal itself, and information relating to the stockholder making the proposal.
          If the proposal is for the nomination of a director for election at the meeting, the nomination must be delivered to our corporate secretary at the address listed above not less than 90 days (by February 24, 2012) and not more than 120 days (January 25, 2012) prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the 2012 annual meeting is more than 30 days before or after such anniversary date, notice by the stockholder must be so delivered not earlier than 120 days prior to such annual meeting and not later than the later of (a) 90 days prior to such annual meeting or (b) five days following the day on which we make the first public announcement of the date of such meeting. However, in the event that the number of directors to be elected to our board of directors at an annual meeting of stockholders is increased and there is no public announcement by us naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the date of the preceding year’s annual meeting, the stockholder’s notice will also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to our corporate secretary at the address listed above not later than five days following the day on which we first make a public announcement of additional directorships. Our bylaws set forth specific information that must be provided to our corporate secretary in connection with the nomination of a director for election at the annual meeting.
OTHER MATTERS
          As of the date of this proxy statement, we know of no matter that will be presented for consideration at the annual meeting other than the election of directors, the advisory vote on executive compensation, the advisory vote on frequency of future advisory votes on executive compensation, the ratification of our independent registered public accountants, the re-approval of the material terms of the performance goals under our incentive compensation plan, and the approval of an increase in the number of authorized shares of our common stock. If, however, any other matter should properly come before the annual meeting for action by stockholders, the persons named as proxy holders will vote in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

By Order of the Board of Directors

Santa Ana, California
April[22], 2011	Steven W. Richards, Secretary

Annex A
TTM Technologies, Inc.

2006 Incentive Compensation Plan
     1. Purpose. The purpose of this Plan is to assist the Company and its Related Entities in attracting, motivating, retaining and rewarding high-quality Employees, officers, Directors and Consultants by enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company’s shareholders, and providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of shareholder value. The Plan is intended to qualify certain compensation awarded under the Plan for tax deductibility under Section 162(m) of the Code (as hereafter defined) to the extent deemed appropriate by the Plan Administrator.
     2. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below.
     (a) “2000 Plan Award” means a stock award granted under the 2000 Equity Compensation Plan.
     (b) “Applicable Laws” means the requirements relating to the administration of equity compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, the rules and regulations of any stock exchange upon which the Common Stock is listed and the applicable laws of any foreign country or jurisdiction where Awards are granted under the Plan.
     (c) “Award” means any award granted pursuant to the terms of this Plan, including an Option, Stock Appreciation Right, Restricted Stock, Stock Unit, Stock granted as a bonus or in lieu of another award, Dividend Equivalent, Other Stock-Based Award or Performance Award, together with any other right or interest, granted to a Participant under the Plan.
     (d) “Award Agreement” means the written agreement evidencing an Award granted under the Plan.
     (e) “Beneficiary” means the person, persons, trust or trusts which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Plan Administrator to receive the benefits specified under the Plan upon such Participant’s death or to which Awards or other rights are transferred if and to the extent permitted under Section 10(b) hereof. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.
     (f) “Beneficial Owner”, “Beneficially Owning” and “Beneficial Ownership” shall have the meanings ascribed to such terms in Rule 13d-3 under the Exchange Act and any successor to such Rule.
     (g) “Board” means the Company’s Board of Directors.
     (h) “Cause” shall, with respect to any Participant, have the meaning specified in the Award Agreement. In the absence of any definition in the Award Agreement, “Cause” shall have the equivalent meaning or the same meaning as “cause” or “for cause” set forth in any employment, consulting, change in control or other agreement for the performance of services between the Participant and the Company or a Related Entity or, in the absence of any such definition in such agreement, such term shall mean (i) the failure by the Participant to perform his or her duties as assigned by the Company (or a Related Entity) in a reasonable manner, (ii) any violation or breach by the Participant of his or her employment, consulting or other similar agreement with the Company (or a Related Entity), if any, (iii) any violation or breach by the Participant of his or her confidential information and invention assignment, non-competition, non-solicitation, non-disclosure and/or other similar agreement with the Company or a Related Entity, if any, (iv) any act by the Participant of dishonesty or bad faith with respect to the Company (or a Related Entity), (v) any material violation or breach by the Participant of the Company’s or a Related Entity’s policy for employee conduct, if any, (vi) use of alcohol, drugs or other similar substances in a manner that adversely affects the Participant’s work performance, or (vii) the commission by the Participant of any act, misdemeanor, or crime reflecting unfavorably upon the Participant or the Company or any Related Entity. The good faith determination by the Plan Administrator of whether the Participant’s Continuous Service was terminated by the Company for “Cause” shall be final and binding for all purposes hereunder.
     (i) “Change in Control” means and shall be deemed to have occurred on the earliest of the following dates:
               (i) the date on which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) obtains “beneficial ownership” (as defined in Rule 13d-3 of the Exchange Act) or a pecuniary interest in thirty-five percent (35%) or more of the Voting Stock;

               (ii) the consummation of a merger, consolidation, reorganization or similar transaction other than a transaction: (1) (a) in which substantially all of the holders of Company’s Voting Stock hold or receive directly or indirectly fifty percent (50%) or more of the voting stock of the resulting entity or a parent company thereof, in substantially the same proportions as their ownership of the Company immediately prior to the transaction; or (2) in which the holders of Company’s capital stock immediately before such transaction will, immediately after such transaction, hold as a group on a fully diluted basis the ability to elect at least a majority of the directors of the surviving corporation (or a parent company);
               (iii) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an entity, fifty percent (50%) or more of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license or other disposition; or
               (iv) individuals who, on the date this Plan is adopted by the Board, are Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Directors; provided, however, that if the appointment or election (or nomination for election) of any new Director was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.
     For purposes of determining whether a Change in Control has occurred, a transaction includes all transactions in a series of related transactions, and terms used in this definition but not defined are used as defined in the Plan. The term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.
     Notwithstanding the foregoing or any other provision of this Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement (it being understood, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply).
     (j) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.
     (k) “Committee” means a committee designated by the Board to administer the Plan with respect to at least a group of Employees, Directors or Consultants.
     (l) “Company” means TTM Technologies, Inc., a Delaware corporation.
     (m) “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.
     (n) “Continuous Service” means uninterrupted provision of services to the Company or any Related Entity in the capacity as either an officer, Employee, Director or Consultant. Continuous Service shall not be considered to be interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entities, or any successor entities, in the capacity as either an officer, Employee, Director or Consultant or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in the capacity as either an officer, Employee, Director, Consultant (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.
     (o) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
               (i) a sale, lease, exclusive license or other disposition of a substantial portion of the consolidated assets of the Company and its Subsidiaries, as determined by the Plan Administrator, in its discretion;
               (ii) a sale or other disposition of more than twenty percent (20%) of the outstanding securities of the Company; or
               (iii) a merger, consolidation, reorganization or similar transaction, whether or not the Company is the surviving corporation.

     (p) “Covered Employee” means an Eligible Person who is a Covered Employee as specified in Section 7(d) of the Plan.
     (q) “Director” means a member of the Board or the board of directors of any Related Entity.
     (r) “Disability” means a permanent and total disability (within the meaning of Section 22(e) of the Code), as determined by a medical doctor satisfactory to the Plan Administrator.
     (s) “Dividend Equivalent” means a right, granted to a Participant under Section 6(g) hereof, to receive cash, Shares, other Awards or other property equal in value to dividends paid with respect to a specified number of Shares or other periodic payments.
     (t) “Effective Date” means the effective date of this Plan, which shall be the date this Plan is adopted by the Board, subject to the approval of the shareholders of the Company.
     (u) “Eligible Person” means each officer, Director, Employee or Consultant. The foregoing notwithstanding, only employees of the Company, any Parent or any Subsidiary shall be Eligible Persons for purposes of receiving Incentive Stock Options. An Employee on leave of absence may be considered as still in the employ of the Company or a Related Entity for purposes of eligibility for participation in the Plan.
     (v) “Employee” means any person, including an officer or Director, who is an employee of the Company or any Related Entity. The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.
     (w) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.
     (x) “Executive Officer” means an executive officer of the Company as defined under the Exchange Act.
     (y) “Fair Market Value” means the fair market value of Shares, Awards or other property as determined by the Plan Administrator, or under procedures established by the Plan Administrator. Unless otherwise determined by the Plan Administrator, the Fair Market Value of Shares as of any given date, after which the Shares are publicly traded on a stock exchange or market, shall be the closing sale price per share reported on a consolidated basis for stock listed on the principal stock exchange or market on which Shares is traded on the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported.
     (z) “Good Reason” shall, with respect to any Participant, have the meaning specified in the Award Agreement. In the absence of any definition in the Award Agreement, “Good Reason” shall have the equivalent meaning (or the same meaning as “good reason” or “for good reason”) set forth in any employment, consulting, change in control or other agreement for the performance of services between the Participant and the Company or a Related Entity or, in the absence of any such definition in such agreement(s), such term shall mean (i) the assignment to the Participant of any duties inconsistent in any material respect with the Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as assigned by the Company (or a Related Entity) or any other action by the Company (or a Related Entity) which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company (or a Related Entity) promptly after receipt of notice thereof given by the Participant; (ii) any failure by the Company (or a Related Entity) to comply with its obligations to the Participant as agreed upon, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company (or a Related Entity) promptly after receipt of notice thereof given by the Participant; (iii) the Company’s (or Related Entity’s) requiring the Participant to be based at any office or location more than fifty (50) miles from the location of employment as of the date of Award, except for travel reasonably required in the performance of the Participant’s responsibilities; (iv) any purported termination by the Company (or a Related Entity) of the Participant’s Continuous Service otherwise than for Cause, as defined in Section 2(f), death, or by reason of the Participant’s Disability as defined in Section 2(o); or (v) any reduction in the Participant’s base salary (unless such reduction is part of Company-wide reduction that affects a majority of the persons of comparable level to the Participant).
     (aa) “Incentive Stock Option” means any Option intended to be designated as an incentive stock option within the meaning of Section 422 of the Code or any successor provision thereto.
     (bb) “Management Plan Award” means a stock award granted under the Management Stock Option Plan.
     (cc) “Non-Employee Director” means a Director of the Company who is not an Employee.

     (dd) “Non-Qualified Stock Option” means any Option that is not intended to be designated as an incentive stock option within the meaning of Section 422 of the Code or any successor provision thereto.
     (ee) “Option” means a right, granted to a Participant under Section 6(b) hereof, to purchase Shares or other Awards at a specified price during specified time periods.
     (ff) “Other Stock-Based Awards” means Awards granted to a Participant pursuant to Section 6(h) hereof.
     (gg) “Parent” means any corporation (other than the Company), whether now or hereafter existing, in an unbroken chain of corporations ending with the Company, if each of the corporations in the chain (other than the Company) owns stock possessing fifty percent (50%) or more of the combined voting power of all classes of stock in one of the other corporations in the chain.
     (hh) “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.
     (ii) “Performance Award” means a right, granted to an Eligible Person under Sections 6(h) or 7 hereof, to receive Awards based upon performance criteria specified by the Plan Administrator.
     (jj) “Performance Period” means that period established by the Plan Administrator at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Plan Administrator with respect to such Award are to be measured.
     (kk) “Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a “group” as defined in Section 12(d) thereof.
     (ll) “Plan” means this TTM Technologies, Inc. 2006 Incentive Compensation Plan.
     (mm) “Plan Administrator” means the Board or any Committee delegated by the Board to administer the Plan. There may be different Plan Administrators with respect to different groups of Eligible Persons.
     (nn) “Related Entity” means any Parent, Subsidiary and any business, corporation, partnership, limited liability company or other entity designated by the Plan Administrator in which the Company, a Parent or a Subsidiary, directly or indirectly, holds a substantial ownership interest.
     (oo) “Restricted Stock” means Stock granted to a Participant under Section 6(d) hereof, that is subject to certain restrictions, including a risk of forfeiture.
     (pp) “Rule 16b-3” and “Rule 16a-1(c)(3)” means Rule 16b-3 and Rule 16a-1(c)(3), as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.
     (qq) “Share” means a share of the Company’s Common Stock, and the share of such other securities as may be substituted (or resubstituted) for Stock pursuant to Section 10(c) hereof.
     (rr) “Stock” means the Company’s Common Stock, and such other securities as may be substituted (or resubstituted) for the Company’s Common Stock pursuant to Section 10(c) hereof.
     (ss) “Stock Appreciation Right” means a right granted to a Participant pursuant to Section 6(c) hereof.
     (tt) “Stock Unit” means a right, granted to a Participant pursuant to Section 6(e) hereof, to receive Shares, cash or a combination thereof at the end of a specified period of time.
     (uu) “Subsidiary” means any corporation (other than the Company), whether now or hereafter existing, in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
     (vv) “Voting Stock” means the stock of the Company with a right to vote for the election of Directors.
     3. Administration.
     (a) Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in Section 3(c). The Board and/or Committee(s) administering the Plan shall be the Plan Administrator.
     (b) Powers of the Plan Administrator. The Plan Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

               (i) Subject to Section 3(g) below, to determine from time to time which of the persons eligible under the Plan shall be granted Awards; when and how each Award shall be granted; what type or combination of types of Award shall be granted; the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Shares or cash pursuant to an Award; and the number of Shares or amount of cash with respect to which an Award shall be granted to each such person.
               (ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Plan Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.
               (iii) To amend the Plan or an Award as provided in Section 10(e).
               (iv) To terminate or suspend the Plan as provided in Section 10(e).
               (v) To adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or Related Entities may operate to assure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of the Plan.
               (vi) Generally, to exercise such powers and to perform such acts as the Plan Administrator deems necessary or appropriate to promote the best interests of the Company and that are not in conflict with the provisions of the Plan.
     (c) Delegation to Committee.
               (i) General. The Board may delegate administration of the Plan to a Committee or Committees of more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, to the extent delegated by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.
               (ii) Section 162(m) and Rule 16b-3 Compliance. In the discretion of the Board, the Committee may consist solely of two or more “Outside Directors”, in accordance with Section 162(m) of the Code, and/or solely of two or more “Non-Employee Directors”, in accordance with Rule 16b-3. In addition, the Plan Administrator may delegate to a committee of two or more members of the Board the authority to grant Awards to Eligible Persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Award, (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code or (c) not then subject to Section 16 of the Exchange Act.
     (d) Effect of Plan Administrator’s Decision. All determinations, interpretations and constructions made by the Plan Administrator shall be made in good faith and shall not be subject to review by any person and shall be final, binding and conclusive on all persons.
     (e) Arbitration. Any dispute or claim concerning any Award granted (or not granted) pursuant to the Plan or any disputes or claims relating to or arising out of the Plan shall be fully, finally and exclusively resolved by binding and confidential arbitration conducted pursuant to the rules of Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in the nearest city in which JAMS conducts business to the city in which the Participant is employed by the Company. The Company shall pay all arbitration fees. In addition to any other relief, the arbitrator may award to the prevailing party recovery of its attorneys’ fees and costs. By accepting an Award, the Participant and the Company waive their respective rights to have any such disputes or claims tried by a judge or jury.
     (f) Limitation of Liability. The Board and any Committee(s), and each member thereof, who act as the Plan Administrator, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or Employee, the Company’s independent auditors, Consultants or any other agents assisting in the administration of the Plan. Members of the Board and any Committee(s), and any officer or Employee acting at the direction or on behalf of the Board and any Committee(s), shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

     (g) Administration of the Plan For Non-Employee Directors. Notwithstanding the foregoing, the grant of all Awards to the Non-Employee Directors shall be approved by a majority of the Directors who qualify as independent under the stock exchange rules with which the Company complies or a Committee composed solely of such independent Directors.
     4. Shares Issuable Under the Plan.
     (a) Number of Shares Available for Issuance Under Plan. Subject to adjustment as provided in Section 10(c) hereof, the total number of Shares reserved and available for issuance in connection with Awards shall be 3,000,000 Shares. In addition, any shares available for issuance under the 2000 Equity Compensation Plan and the Management Stock Option Plan that are not subject to an outstanding award under the 2000 Equity Compensation Plan and the Management Stock Option Plan as of the date of shareholder approval of this Plan shall become available for issuance under this Plan, and shall no longer be available for issuance under the 2000 Equity Compensation Plan and the Management Stock Option Plan, as applicable. Any Shares issued under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.
     (b) Availability of Shares Not Issued pursuant to Awards.
               (i) If any Shares subject to an Award or to a 2000 Plan Award or Management Plan Award are forfeited, expire or otherwise terminate without issuance of such Shares or any Award, 2000 Plan Award or Management Plan Award is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award, 2000 Plan Award or Management Plan Award, the Shares shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, be available for Awards under the Plan, subject to Section 4(b)(iv) below.
               (ii) If any Shares issued pursuant to an Award, 2000 Plan Award or Management Plan Award are forfeited back to or repurchased by the Company, including, but not limited to, any repurchase or forfeiture caused by the failure to meet a contingency or condition required for the vesting of such shares, then the Shares forfeited or repurchased shall revert to and become available for issuance under the Plan, subject to Section 4(b)(iv) below.
               (iii) In the event that any Option or other Award granted hereunder is exercised through the withholding of Shares from the Award by the Company or withholding tax liabilities arising from such Option or other Award are satisfied by the withholding of Shares from the Award by the Company, then only the number of Shares issued net of the Shares withheld shall be counted as issued for purposes of determining the maximum number of Shares available for grant under the Plan, subject to Section 4(b)(iv) below. In the event that any 2000 Plan Award or Management Plan Award is exercised through the withholding of Shares by the Company from the 2000 Plan Award or the Management Plan Award or withholding tax liabilities arising from such 2000 Plan Award or Management Plan Award are satisfied by the withholding of Shares from the 2000 Plan Award or Management Plan Award by the Company, then Shares withheld shall become available for issuance under the Plan, subject to Section 4(b)(iv) below.
               (iv) Notwithstanding anything in this Section 4(b) to the contrary, solely for purposes of determining whether Shares are available for the grant of Incentive Stock Options, the maximum aggregate number of Shares that may be granted under this Plan through Incentive Stock Options shall be determined without regard to any Shares restored pursuant to this Section 4(b) that, if taken into account, would cause the Plan, for purposes of the grant of Incentive Stock Options, to fail the requirement under Code Section 422 that the Plan designate a maximum aggregate number of shares that may be issued.
     (c) Application of Limitations. The limitation contained in this Section 4 shall apply not only to Awards that are settled by the delivery of Shares but also to Awards relating to Shares but settled only in cash (such as cash-only Stock Appreciation Rights). The Plan Administrator may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and may make adjustments if the number of Shares actually delivered differs from the number of shares previously counted in connection with an Award.
     5. Eligibility; Per-Person Award Limitations. Awards may be granted under the Plan only to Eligible Persons.
     In any one calendar year, an Eligible Person may not be granted Options or Stock Appreciation Rights under which more than 1,000,000 Shares could be received by the Participant, subject to adjustment as provided in Section 10(c). In any one calendar year, an Eligible Person may not be granted Awards (other than an Option or Stock Appreciation Right) under which more than 1,000,000 Shares could be received by the Participant in any one calendar year, subject to adjustment as provided in Section 10(c). In addition, the maximum dollar value payable in cash to any one Participant with respect to Performance Awards is $5,000,000 per calendar year.
     6. Terms of Awards.
     (a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Plan Administrator may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Plan Administrator shall determine, including terms requiring forfeiture of Awards in the event of termination of the Participant’s Continuous Service and terms permitting a Participant to make elections relating to his or her Award. The Plan Administrator shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under the Plan.
     (b) Options. The Plan Administrator is authorized to grant Options to any Eligible Person on the following terms and conditions:
               (i) Stock Option Agreement. Each grant of an Option shall be evidenced by an Award Agreement. Such Award Agreement shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Plan Administrator deems appropriate for inclusion in the Award Agreement. The provisions of the various Award Agreements entered into under the Plan need not be identical.
               (ii) Number of Shares. Each Award Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 10(c) hereof. The Award Agreement shall also specify whether the Stock Option is an Incentive Stock Option or a Non-Qualified Stock Option.
               (iii) Exercise Price.
                         (A) In General. The Plan Administrator shall determine (which determination shall be included in each Award Agreement) the price at which Shares subject to the Option may be purchased (the “Exercise Price”), provided that such exercise price shall be not less than 100% of the Fair Market Value of the Stock on the date of grant (except in the case of substituted awards in connection with a merger or other acquisition).
                         (B) Ten Percent Shareholder. If a Participant owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Parent or Subsidiary, any Incentive Stock Option granted to such Employee must have an exercise price per Share of at least 110% of the Fair Market Value of a Share on the date of grant.
               (iv) Time and Method of Exercise. The Plan Administrator shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Options shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the methods by which the exercise price may be paid or deemed to be paid (including, in the discretion of the Plan Administrator, a cashless exercise procedure), the form of such payment, including, without limitation, cash, Stock, net exercise, other Awards or awards granted under other plans of the Company or a Related Entity, other property (including notes or other contractual obligations of Participants to make payment on a deferred basis) or any other form of consideration legally permissible, and the methods by or forms in which Stock will be delivered or deemed to be delivered to Participants.
               (v) Termination of Service. Subject to earlier termination of the Option as otherwise provided in the Plan and unless otherwise provided by the Plan Administrator with respect to an Option and set forth in the Award Agreement, an Option shall be exercisable after a Participant’s termination of Continuous Service only during the applicable time period determined in accordance with this Section and thereafter shall terminate and no longer be exercisable:
                         (A) Death or Disability. If the Participant’s Continuous Service terminates because of the death or Disability of the Participant, the Option, to the extent unexercised and exercisable on the date on which the Participant’s Continuous Service terminated, may be exercised by the Participant (or the Participant’s legal representative or estate) at any time prior to the expiration of twelve (12) months (or such other period of time as determined by the Plan Administrator, in its discretion) after the date on which the Participant’s Continuous Service terminated, but in any event only with respect to the vested portion of the Option and no later than the date of expiration of the Option’s term as set forth in the Award Agreement evidencing such Option (the “Option Expiration Date”).
                         (B) Termination for Cause. Notwithstanding any other provision of the Plan to the contrary, if the Participant’s Continuous Service is terminated for Cause, the Option shall terminate and cease to be exercisable immediately upon such termination of Continuous Service.
                         (C) Other Termination of Service. If the Participant’s Continuous Service terminates for any reason, except Disability, death or Cause, the Option, to the extent unexercised and exercisable by the Participant on the date on which the Participant’s Continuous Service terminated, may be exercised by the Participant at any time prior to the expiration of three (3) months (or such longer period of time as determined by the Plan Administrator, in its discretion) after the date on which the Participant’s Continuous Service terminated, but in any event only with respect to the vested portion of the Option and no later than the Option Expiration Date.
               (vi) Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. If and to the extent required to comply with Section 422 of the Code, Options granted as Incentive Stock Options shall be subject to the following special terms and conditions:
                         (A) The Option shall not be exercisable more than ten years after the date such Incentive Stock Option is granted; provided, however, that if a Participant owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Parent or Subsidiary and the Incentive Stock Option is granted to such Participant, the Incentive Stock Option shall not be exercisable (to the extent required by the Code at the time of the grant) for no more than five years from the date of grant; and
                         (B) If the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options granted under the Plan and all other option plans of the Company, its Parent or any Subsidiary are exercisable for the first time by a Participant during any calendar year in excess of $100,000, then such Participant’s Incentive Stock Option(s) or portions thereof that exceed such $100,000 limit shall be treated as Non-Qualified Stock Options (in the reverse order in which they were granted, so that the last Incentive Stock Option will be the first treated as a Non-Qualified Stock Option). This paragraph shall only apply to the extent such limitation is applicable under the Code at the time of the grant.
     (c) Stock Appreciation Rights. The Plan Administrator is authorized to grant Stock Appreciation Rights to Participants on the following terms and conditions:
               (i) Agreement. Each grant of a Stock Appreciation Right shall be evidenced by an Award Agreement. Such Award Agreement shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Plan Administrator deems appropriate for inclusion in the Award Agreement. The provisions of the various Award Agreements entered into under the Plan need not be identical.
               (ii) Right to Payment. A Stock Appreciation Right shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of stock on the date of exercise over (B) the grant price of the Stock Appreciation Right as determined by the Plan Administrator. The per Share grant price of each Stock Appreciation Right shall not be less than the Fair Market Value of a Share on the grant date.
               (iii) Other Terms. The Plan Administrator shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a Stock Appreciation Right may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Stock Appreciation Rights shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the form of payment upon exercise of Shares, cash or other property, the method of exercise, method of settlement, form of consideration payable in settlement (either cash, Shares or other property), method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not a Stock Appreciation Right shall be in tandem or in combination with any other Award, and any other terms and conditions of any Stock Appreciation Right. Stock Appreciation Rights may be either freestanding or in tandem with other Awards. Notwithstanding any other provision of the Plan, unless otherwise exempt from Section 409A of the Code or otherwise specifically determined by the Plan Administrator, each Stock Appreciation Right shall be structured to avoid the imposition of any excise tax under Section 409A of the Code.

     (d) Restricted Stock. The Plan Administrator is authorized to grant Restricted Stock to any Eligible Person on the following terms and conditions:
               (i) Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Plan Administrator may impose, or as otherwise provided in this Plan. The terms of any Restricted Stock granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Plan Administrator and not inconsistent with the Plan. The restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Plan Administrator may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award Agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Plan Administrator). During the restricted period applicable to the Restricted Stock, subject to Section 10(b) below, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant. Notwithstanding the foregoing, all grants of Restricted Stock shall comply with the vesting terms of Section 8(f).
               (ii) Forfeiture. Except as otherwise determined by the Plan Administrator, upon termination of a Participant’s Continuous Service during the applicable restriction period, the Participant’s Restricted Stock that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited to or reacquired by the Company; provided that, the Plan Administrator may provide, by rule or regulation or in any Award Agreement or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Plan Administrator may in other cases waive in whole or in part the forfeiture of Restricted Stock. Notwithstanding the foregoing, all grants of Stock Units shall comply with the vesting acceleration terms of Sections 8(g).
               (iii) Certificates for Shares. Restricted Stock granted under the Plan may be evidenced in such manner as the Plan Administrator shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Plan Administrator may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, that the certificates be kept with an escrow agent and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.
               (iv) Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Plan Administrator may require that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock or applied to the purchase of additional Awards under the Plan. Unless otherwise determined by the Plan Administrator, Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Shares or other property has been distributed.
     (e) Stock Units. The Plan Administrator is authorized to grant Stock Units to Participants, which are rights to receive Shares, cash or other property, or a combination thereof at the end of a specified time period, subject to the following terms and conditions:
               (i) Award and Restrictions. Satisfaction of an Award of Stock Units shall occur upon expiration of the time period specified for such Stock Units by the Plan Administrator (or, if permitted by the Plan Administrator, as elected by the Participant). In addition, Stock Units shall be subject to such restrictions (which may include a risk of forfeiture) as the Plan Administrator may impose, if any, which restrictions may lapse at the expiration of the time period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Plan Administrator may determine. The terms of an Award of Stock Units shall be set forth in a written Award Agreement which shall contain provisions determined by the Plan Administrator and not inconsistent with the Plan. Stock Units may be satisfied by delivery of Stock, cash equal to the Fair Market Value of the specified number of Shares covered by the Stock Units, or a combination thereof, as determined by the Plan Administrator at the date of grant or thereafter. Prior to satisfaction of an Award of Stock Units, an Award of Stock Units carries no voting or dividend or other rights associated with share ownership. Notwithstanding the foregoing, all grants of Stock Units shall comply with the vesting terms of Sections 8(f). Notwithstanding any other provision of the Plan, unless otherwise exempt from Section 409A of the Code or otherwise specifically determined by the Plan Administrator, each Stock Unit shall be structured to avoid the imposition of any excise tax under Section 409A of the Code.

               (ii) Forfeiture. Except as otherwise determined by the Plan Administrator, upon termination of a Participant’s Continuous Service during the applicable time period thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Stock Units), the Participant’s Stock Units (other than those Stock Units subject to deferral at the election of the Participant) shall be forfeited; provided that the Plan Administrator may provide, by rule or regulation or in any Award Agreement or may determine in any individual case, that restrictions or forfeiture conditions relating to Stock Units shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Plan Administrator may in other cases waive in whole or in part the forfeiture of Stock Units. Notwithstanding the foregoing, all grants of Stock Units shall comply with the vesting acceleration terms of Sections 8(g).
               (iii) Dividend Equivalents. Unless otherwise determined by the Plan Administrator at date of grant, any Dividend Equivalents that are granted with respect to any Award of Stock Units shall be either (A) paid with respect to such Stock Units at the dividend payment date in cash or in Shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends or (B) deferred with respect to such Stock Units and the amount or value thereof automatically deemed reinvested in additional Stock Units, other Awards or other investment vehicles, as the Plan Administrator shall determine or permit the Participant to elect.
     (f) Bonus Stock and Awards in Lieu of Obligations. The Plan Administrator is authorized to grant Shares as a bonus or to grant Shares or other Awards in lieu of Company obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, provided that, in the case of Participants subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Plan Administrator to the extent necessary to ensure that acquisitions of Shares or other Awards are exempt from liability under Section 16(b) of the Exchange Act. Shares or Awards granted hereunder shall be subject to such other terms as shall be determined by the Plan Administrator. Notwithstanding the foregoing, all grants Shares pursuant to this Section shall comply with the vesting terms of Section 8(f) and the vesting acceleration terms of Section 8(g).
     (g) Dividend Equivalents. The Plan Administrator is authorized to grant Dividend Equivalents to any Eligible Person entitling the Eligible Person to receive cash, Shares, other Awards, or other property equal in value to dividends paid with respect to a specified number of Shares, or other periodic payments. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The terms of an Award of Dividend Equivalents shall be set forth in a written Award Agreement which shall contain provisions determined by the Plan Administrator and not inconsistent with the Plan. The Plan Administrator may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Plan Administrator may specify. Notwithstanding any other provision of the Plan, unless otherwise exempt from Section 409A of the Code or otherwise specifically determined by the Plan Administrator, each Dividend Equivalent shall be structured to avoid the imposition of any excise tax under Section 409A of the Code.
     (h) Performance Awards. The Plan Administrator is authorized to grant Performance Awards to any Eligible Person payable in cash, Shares, other property, or other Awards, on terms and conditions established by the Plan Administrator, subject to the provisions of Section 7 if and to the extent that the Plan Administrator shall, in its sole discretion, determine that an Award shall be subject to those provisions. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Plan Administrator upon the grant of each Performance Award. Except as provided in this Plan or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Plan Administrator and may be based upon the criteria set forth in Section 7(b), or in the case of an Award that the Plan Administrator determines shall not be subject to Section 7 hereof, any other criteria that the Plan Administrator, in its sole discretion, shall determine should be used for that purpose. The amount of the Award to be distributed shall be conclusively determined by the Plan Administrator. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Plan Administrator, on a deferred basis. Notwithstanding the foregoing, all grants of Performance Awards which would qualify as Full Value Awards (as defined in Section 8(f)) shall comply with the vesting terms of Section 8(f).
     (i) Other Stock-Based Awards. The Plan Administrator is authorized, subject to limitations under applicable law, to grant to any Eligible Person such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Plan Administrator to be consistent with the purposes of the Plan, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Plan Administrator, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified Related Entities or business units. The Plan Administrator shall determine the terms and conditions of such Awards. The terms of any Award pursuant to this Section shall be set forth in a written Award Agreement which shall contain provisions determined by the Plan Administrator and not inconsistent with the Plan. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration (including without limitation loans from the Company or a Related Entity), paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards or other property, as the Plan Administrator shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(h). Notwithstanding any other provision of the Plan, unless otherwise exempt from Section 409A of the Code or otherwise specifically determined by the Plan Administrator, each such Award shall be structured to avoid the imposition of any excise tax under Section 409A of the Code. Notwithstanding the foregoing, all grants of Other Stock Based Award which would qualify as Full Value Awards (as defined in Section 8(f)) shall comply with the vesting terms of Section 8(f) and the vesting acceleration terms of Section 8(g).
     7. Tax Qualified Performance Awards.
     (a) Covered Employees. A Committee, composed in compliance with the requirements of Section 162(m) of the Code, in its discretion, may determine at the time an Award is granted to an Eligible Person who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, that the provisions of this Section 7 shall be applicable to such Award.
     (b) Performance Criteria. If an Award is subject to this Section 7, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be contingent upon achievement of one or more objective performance goals. Performance goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” One or more of the following business criteria for the Company, on a consolidated basis, and/or for Related Entities, or for business or geographical units of the Company and/or a Related Entity (except with respect to the total stockholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for such Awards: (1) earnings per share; (2) revenues or gross margins; (3) cash flow; (4) operating margin; (5) return on net assets, investment, capital, or equity; (6) economic value added; (7) direct contribution; (8) net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Company; (9) working capital; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) total stockholder return; and (13) debt reduction. Any of the above goals may be determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to the Company. The Committee shall exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including without limitation (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (iii) a change in accounting standards required by generally accepted accounting principles.
     (c) Performance Period; Timing For Establishing Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over a Performance Period, as specified by the Committee. Performance goals shall be established not later than ninety (90) days after the beginning of any Performance Period applicable to such Performance Awards, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code.
     (d) Adjustments. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with Awards subject to this Section 7, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of an Award subject to this Section 7. The Committee shall specify the circumstances in which such Awards shall be paid or forfeited in the event of termination of Continuous Service by the Participant prior to the end of a Performance Period or settlement of Awards.

     (e) Committee Certification. Within a reasonable period of time after the performance criteria have been satisfied (but no later than three (3) months after the satisfaction of the performance criteria), in order to meet the requirements of Section 162(m) of the Code, the Committee shall certify, by resolution or other appropriate action in writing, that the performance criteria and any other material terms previously established by the Committee or set forth in the Plan, have been satisfied to the extent necessary to qualify as “performance based compensation” under Section 162(m) of the Code. To the extent that the performance criteria have been satisfied, but the Committee has not certified such result within three (3) months after such satisfaction, then the Participant shall receive the payment provided for under the Participant’s Award.
     8. Certain Provisions Applicable to Awards or Sales.
     (a) Stand-Alone, Additional, Tandem and Substitute Awards. Awards granted under the Plan may, in the discretion of the Plan Administrator, be granted either alone or in addition to, in tandem with or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Related Entity or any business entity to be acquired by the Company or a Related Entity or any other right of a Participant to receive payment from the Company or any Related Entity. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award or award, the Plan Administrator shall require the surrender of such other Award or award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Related Entity.
     (b) Form and Timing of Payment Under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Related Entity upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Plan Administrator shall determine, including, without limitation, cash, other Awards or other property, and may be made in a single payment or transfer, in installments or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Shares in connection with such settlement, in the discretion of the Plan Administrator or upon occurrence of one or more specified events (in addition to a Change in Control). Installment or deferred payments may be required by the Plan Administrator (subject to Section 10(g) of the Plan) or permitted at the election of the Participant on terms and conditions established by the Plan Administrator. Payments may include, without limitation, provisions for the payment or crediting of a reasonable interest rate on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Shares.
     (c) Exemptions from Section 16(b) Liability. It is the intent of the Company that this Plan comply in all respects with applicable provisions of Rule 16b-3 or Rule 16a-1(c)(3) to the extent necessary to ensure that neither the grant of any Awards to nor other transaction by a Participant who is subject to Section 16 of the Exchange Act is subject to liability under Section 16(b) thereof (except for transactions acknowledged in writing to be non-exempt by such Participant). Accordingly, if any provision of this Plan or any Award Agreement does not comply with the requirements of Rule 16b-3 or Rule 16a-1(c)(3) as then applicable to any such transaction, such provision will be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 or Rule 16a-1(c)(3) so that such Participant shall avoid liability under Section 16(b).
     (d) Code Section 409A. If and to the extent that the Plan Administrator believes that any Awards may constitute a “nonqualified deferred compensation plan” under Section 409A of the Code, the terms and conditions set forth in the Award Agreement for that Award shall be drafted in a manner that is intended to comply with, and shall be interpreted in a manner consistent with, the applicable requirements of Section 409A of the Code, unless otherwise agreed to in writing by the Participant and the Company.
     (e) No Option Repricing. Other than pursuant to Section 10(c), without approval of the Company’s shareholders, the Plan Administrator shall not be permitted to (A) lower the exercise price per Share of an Option after it is granted, (B) cancel an Option when the exercise price per Share exceeds the Fair Market Value of the underlying Shares in exchange for another Award or cash, or (C) take any other action with respect to an Option that may be treated as a repricing.
     (f) Vesting Restrictions for Full Value Awards. Each award of Restricted Stock, Stock Units, Bonus Stock, a Performance Award or Other Stock Based Award where the Participant is not required to pay more than the par value of the Award in cash for the Shares delivered (each a “Full Value Award”) shall have a minimum vesting schedule of (A) with respect to Full Value Awards that vest over time, a three (3) year vesting schedule with a maximum of one-third (1/3rd) of the Full Value Award vesting in any one (1) year; (B) with respect to Full Value Awards that vest based upon the achievement of performance goals, the performance period shall be a minimum of one (1) year in length; provided, however, that five percent (5%) of the Shares reserved under the Plan may be granted as Full Value Awards that are not subject to the vesting requirements of the last sentence.
     (g) Vesting Acceleration for Full Value Awards. Except with respect to “extraordinary circumstances”, the Plan Administrator may not waive the forfeiture or repurchase rights with respect to the unvested portion of any Full Value Award, where the forfeiture or repurchase would otherwise occur upon the cessation of the Participant’s Continuous Service or the non-attainment of the performance objectives applicable to the Full Value Award. The Plan Administrator shall, in its discretion, determine what constitutes extraordinary circumstances, provided, however that the following shall be considered extraordinary circumstances: a Change in Control, a termination of Continuous Service as a result of the death, Disability or retirement of the Participant. Any waiver may be effected upon the occurrence of the extraordinary circumstances or at any time after the occurrence of the extraordinary circumstances, and may be conditioned upon additional events after the occurrence of the extraordinary circumstances, such as the Participant’s cessation of Continuous Service.
     9. Change in Control; Corporate Transaction.
     (a) Change in Control.
               (i) The Plan Administrator may, in its discretion, accelerate the vesting, exercisability, lapsing of restrictions or expiration of deferral of any Award, including upon a Change in Control. In addition, the Plan Administrator may provide in an Award Agreement that the performance goals relating to any Award will be deemed to have been met upon the occurrence of any Change in Control.
               (ii) In addition to the terms of Sections 9(a)(i) above, the effect of a “change in control,” may be provided (1) in an employment, compensation or severance agreement, if any, between the Company or any Related Entity and the Participant, relating to the Participant’s employment, compensation or severance with or from the Company or such Related Entity or (2) in the Award Agreement.
     (b) Corporate Transactions. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (together, the “Successor Corporation”) may either (i) assume any or all Awards outstanding under the Plan; (ii) continue any or all Awards outstanding under the Plan; or (iii) substitute similar stock awards for outstanding Awards (it being understood that similar awards include, but are not limited to, awards to acquire the same consideration paid to the shareholders or the Company, as the case may be, pursuant to the Corporate Transaction). In the event that the Successor Corporation does not assume or continue any or all such outstanding Awards or substitute similar stock awards for such outstanding Awards, then with respect to Awards that have been not assumed, continued or substituted, such Awards shall terminate if not exercised (if applicable) at or prior to such effective time (contingent upon the effectiveness of the Corporate Transaction).
     The Administrator, in its sole discretion, shall determine whether each Award is assumed, continued, substituted or terminated. Notwithstanding the foregoing, to the extent that substantially all of the holders of the Company’s Voting Stock hold or receive directly or indirectly ninety percent (90%) or more of the Voting Stock of the resulting entity or a parent company thereof, in substantially the same proportions as their ownership of the Company immediately prior to the transaction, the Awards shall be either assumed or substituted by the successor corporation or its parent or continued by the Company.
     The Plan Administrator, in its discretion and without the consent of any Participant, may (but is not obligated to) either (i) accelerate the vesting of any Awards (determined on an Award by Award basis), including permitting the lapse of any repurchase rights held by the Company (and, if applicable, the time at which such Awards may be exercised), in full or as to some percentage of the Award, to a date prior to the effective time of such Corporate Transaction as the Plan Administrator shall determine (contingent upon the effectiveness of the Corporate Transaction) or (ii) provide for a cash payment in exchange for the termination of an Award or any portion thereof where such cash payment is equal to the Fair Market Value of the Shares that the Participant would receive if the Award were fully vested and exercised (if applicable) as of such date (less any applicable exercise price).
     Notwithstanding any other provision in this Plan to the contrary, with respect to Restricted Stock and any other Award granted under the Plan with respect to which the Company has any reacquisition or repurchase rights, the reacquisition or repurchase rights for such Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company) in connection with such Corporate Transaction. In the event any such rights are not continued or assigned to the Successor Corporation, then such rights shall lapse and the Award shall be fully vested as of the effective time of the Corporate Transaction. In addition, the Plan Administrator, in its discretion, may (but is not obligated to) provide that any reacquisition or repurchase rights held by the Company with respect to any such Awards (determined on an Award by Award basis) shall lapse in whole or in part (contingent upon the effectiveness of the Corporate Transaction).
     (c) Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, then all outstanding Awards shall terminate immediately prior to the completion of such dissolution or liquidation, and Shares subject to the Company’s repurchase option may be repurchased by the Company notwithstanding the fact that the holder of such stock is still in Continuous Service.
     10. General Provisions.
     (a) Compliance With Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Plan Administrator, postpone the issuance or delivery of Shares or payment of other benefits under any Award until completion of such registration or qualification of such Shares or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Shares or other Company securities are listed or quoted or compliance with any other obligation of the Company, as the Plan Administrator may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Shares or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements or other obligations. The foregoing notwithstanding, in connection with a Change in Control, the Company shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Shares or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the ninetieth (90th) day preceding the Change in Control.
     (b) Limits on Transferability; Beneficiaries.
               (i) General. Except as provided in the Award Agreement, a Participant may not assign, sell, transfer or otherwise encumber or subject to any lien any Award or other right or interest granted under this Plan, in whole or in part, other than by will or by operation of the laws of descent and distribution, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative.
               (ii) Permitted Transfer of Option. The Plan Administrator, in its sole discretion, may permit the transfer of an Option (but not an Incentive Stock Option or any other right to purchase Shares other than an Option) as follows: (A) by gift to a member of the Participant’s Immediate Family or (B) by transfer by instrument to a trust providing that the Option is to be passed to beneficiaries upon death of the Participant. For purposes of this Section 10(b)(ii), “Immediate Family” shall mean the Participant’s spouse (including a former spouse subject to terms of a domestic relations order); child, stepchild, grandchild, child-in-law; parent, stepparent, grandparent, parent-in-law; sibling and sibling-in-law, and shall include adoptive relationships. If a determination is made by counsel for the Company that the restrictions contained in this Section 10(b)(ii) are not required by applicable federal or state securities laws under the circumstances, then the Plan Administrator, in its sole discretion, may permit the transfer of Awards (other than Incentive Stock Options and Stock Appreciation Rights in tandem therewith) to one or more Beneficiaries or other transferees during the lifetime of the Participant, which may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent permitted by the Plan Administrator pursuant to the express terms of an Award Agreement (subject to any terms and conditions which the Plan Administrator may impose thereon, and further subject to any prohibitions and restrictions on such transfers pursuant to Rule 16b-3). A Beneficiary, transferee or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Plan Administrator, and to any additional terms and conditions deemed necessary or appropriate by the Plan Administrator.
     (c) Adjustments.
               (i) Adjustments to Awards. In the event that any dividend or other distribution (whether in the form of cash, Shares or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Shares and/or such other securities of the Company or any other issuer such that a substitution, exchange or adjustment is determined by the Plan Administrator to be appropriate, then the Plan Administrator shall, in an equitable manner, substitute, exchange or adjust any or all of (A) the number and kind of Shares which may be delivered in connection with Awards granted thereafter, (B) the number and kind of Shares by which annual per-

person Award limitations are measured under Section 5 hereof, (C) the number and kind of Shares subject to or deliverable in respect of outstanding Awards, (D) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash or other property in respect of any outstanding Award, and (E) any other aspect of any Award that the Plan Administrator determines to be appropriate.
               (ii) Other Adjustments. The Plan Administrator (which shall be a Committee to the extent such authority is required to be exercised by a Committee to comply with Code Section 162(m)) is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Awards subject to performance goals) in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting the Company, any Related Entity or any business unit, or the financial statements of the Company or any Related Entity, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Plan Administrator’s assessment of the business strategy of the Company, any Related Entity or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that such authority or the making of such adjustment would cause Options, Stock Appreciation Rights or Performance Awards granted to Participants designated by the Plan Administrator as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and the regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder.
     (d) Taxes. The Company and any Related Entity are authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Plan Administrator may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Plan Administrator.
     (e) Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue or terminate the Plan or the Committee’s authority to grant Awards under the Plan, without the consent of shareholders or Participants. Any amendment or alteration to the Plan shall be subject to the approval of the Company’s shareholders if such shareholder approval is deemed necessary and advisable by the Board or if required under the rules or regulations of the stock exchange that has the highest trading volume for the Shares for the prior calendar year. However, without the consent of an affected Participant, no such amendment, alteration, suspension, discontinuance or termination of the Plan may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. The Plan Administrator may waive any conditions or rights under or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award Agreement relating thereto, except as otherwise provided in the Plan; provided that, without the consent of an affected Participant, no such action may materially and adversely affect the rights of such Participant under such Award.
     (f) Limitation on Rights Conferred Under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ of the Company or a Related Entity; (ii) interfering in any way with the right of the Company or a Related Entity to terminate any Eligible Person’s or Participant’s Continuous Service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and Employees or (iv) conferring on a Participant any of the rights of a shareholder of the Company unless and until the Participant is duly issued or transferred Shares in accordance with the terms of an Award.
     (g) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligations to deliver Shares pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Plan Administrator may authorize the creation of trusts and deposit therein cash, Shares, other Awards or other property or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Plan Administrator otherwise determines with the consent of each affected Participant. The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Plan Administrator may specify and in accordance with applicable law.
     (h) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Plan Administrator to adopt such other incentive arrangements as it may deem desirable including incentive arrangements and awards which do not qualify under Code Section 162(m).
     (i) Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Plan Administrator shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.
     (j) Governing Law. The validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of laws, and applicable federal law.
     (k) Plan Effective Date and Shareholder Approval; Termination of Plan. The Plan shall become effective on the Effective Date, subject to subsequent approval within twelve (12) months of its adoption by the Board by shareholders of the Company eligible to vote in the election of directors, by a vote sufficient to meet the requirements of Code Sections 162(m) (if applicable) and 422, Rule 16b-3 under the Exchange Act (if applicable), applicable Nasdaq requirements, and other laws, regulations, and obligations of the Company applicable to the Plan. Awards may be granted subject to shareholder approval, but may not be exercised or otherwise settled in the event shareholder approval is not obtained. The Plan shall terminate no later than ten (10) years from the date of the later of (x) the Effective Date and (y) the date an increase in the number of shares reserved for issuance under the Plan is approved by the Board (so long as such increase is also approved by the shareholders).

ELECTRONIC ACCESS TO FUTURE DOCUMENTS If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address. TTM TECHNOLOGIES, INC. 2630 South Harbor Boulevard Santa Ana, CA 92704 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS As an alternative to completing this form, you may enter your vote instruction by Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card. The undersigned hereby appoints Kenton K. Alder and Steven W. Richards as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of TTM Technologies, Inc. held of record by the undersigned on March 28, 2011, at the Annual Meeting of Stockholders to be held at the Company’s Stafford Springs offices located at 15 Industrial Park Drive, Stafford Springs, Connecticut 06076 at 10:00 a.m., local time on May 24, 2011, or any adjournment or postponement thereof. (Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF TTM TECHNOLOGIES, INC. May 24, 2011 PROXY VOTING INSTRUCTIONS INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card. Vote online until 11:59 PM EDT the day before the meeting date. COMPANY NUMBER ACCOUNT NUMBER MAIL — Sign, date a nd mail your proxy card in the envelope provided as soon as possible. IN PERSON — You may vote your shares in person by attending the Annual Meeting. ¯ Please detach along perforated line and mail in the envelope provided IF you are not voting the Internet. ¯ THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSALS 2, 4, 5, AND 6, AND “ 3 YEARS” ON PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑ 1. To elect Kenton K. Alder, Philip G. Franklin, and Jacques S. Gansler as class II directors 2. Advisory vote on the compensation FOR AGAINST ABSTAIN of the Company’s named executive officers FOR ALL NOMINEES WITHHOLD AUTHORITY NOMINEES: 3. Advisory vote on the frequency of FOR ALL NOMINEES o Kenton K. Alder future advisory votes on the FOR ALL EXCEPT o Philip G. Franklin compensation of the Company’s named 1 YEAR 2 YEARS 3 YEARS ABSTAIN (See instructions below) o Jacques S. Gansler executive officers 4. The ratification of the appointment of PricewaterhouseCoopers LLP, as independent registered public accountants for the fiscal year FOR AGAINST ABSTAIN ending December 31, 2011 5. The re-approval of the material terms of the performance goals under the Company’s 2006 Incentive Compensati on Plan for purposes of Section 162(m) of the FOR AGAINST ABSTAIN Internal Revenue Code 6. The approval of an amendment to the Company’s certificate of incorporation to increase the number INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL of authorized shares of its common FOR AGAINST ABSTAIN EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: = stock from 100,000,000 to 200,000,000 THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTORS, “FOR” PROPOSALS 2, 4, 5, AND 6, AND “3 YEARS” ON PROPOSAL 3. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date Signature of Date Stockholder Note: Pl ease sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.